As  filed with the Securities and  Exchange Commission on November 7,
1995
                                           REGISTRATION NO. 33-63619
====================================================================

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                       -------------------
                         AMENDMENT No. 1
                               to
                            FORM S-4

                      REGISTRATION STATEMENT
                              under
                    THE SECURITIES ACT OF 1933

                       --------------------

                           HUBCO, INC.
      (Exact name of registrant as specified in its charter)

                       --------------------

                            New Jersey
  (State or other Jurisdiction of Incorporation of Organization)

                       --------------------

                               6711
     (Primary Standard Industrial Classification Code Number)

                       --------------------

                            22-2405746
               (I.R.S. Employer Identification No.)

                     1000 MacArthur Boulevard
                     Mahwah, New Jersey 07430
                           201-236-2200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Kenneth T. Neilson, President
                     1000 MacArthur Boulevard
                     Mahwah, New Jersey 07430
                           201-236-2200
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                       --------------------
           Please send copies of all communications to:

RONALD H. JANIS, ESQ.              JOHN BRUNO, ESQ.
MICHAEL W. ZELENTY, ESQ.           Muldoon, Murphy & Faucette
Pitney, Hardin, Kipp & Szuch       5101 Wisconsin Avenue, N.W.
P.O. Box 1945                      Washington, D.C. 20016
Morristown, New Jersey 07962       (202) 362-0840
(201) 966-6300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
PUBLIC: At the Effective Date of the Merger, as defined in the Agreement and Plan of Merger dated August 18, 1995 (the "Agree-ment"), between the Registrant, Hudson United Bank, Growth Financial Corp and Growth Bank, attached as Appendix A to the Proxy Statement-Prospectus.


     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]



                 CALCULATION OF REGISTRATION FEE

======================================================================

  Title of each                 Proposed     Proposed
  class of                      maximum      Maximum
  securities                    offering     aggregate    Amount of
  to be          Amount to be   price per    offering     registration
  registered     registered     unit<F1>     price<F1>    fee
----------------------------------------------------------------------

  Common Stock   1,499,541     $17.052469   $25,570,877   $8,818<F3>
  No Par Value   Shares<F2>

======================================================================

[FN]
<F1> Estimated solely for the purpose of calculating the
registration fee pursuant to Rule 457(f) under the Securities Act based on the maximum exchange ratio of 0.81 and the last reported sales price ($13.8125) for Growth Financial Corp Common Stock as of October 18, 1995.

<F2> The Registrant also registers hereby such additional shares of its common stock as may be issuable in the Merger pursuant to the anti-dilution provisions of the Merger Agreement.

<F3> Previously paid.

                       --------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

=====================================================================

                                PART I
                  INFORMATION REQUIRED IN PROSPECTUS

                        CROSS REFERENCE SHEET


  ITEM 1.  CROSS REFERENCE SHEET.

       Pursuant to Item 501 of Regulation S-K, this cross-reference sheet shows the location in the Prospectus/Proxy Statement of responses to Items 1 through 19 of Part I of Form S-4:

  Item                 Caption                Location or Heading
  No.                   -------               in Proxy Statement-
  ----                                        Prospectus
                                              -------------------

  A.  INFORMATION ABOUT THE TRANSACTION


  1.     Forepart of Registration
         Statement and Outside Front
         Cover Page of Prospectus  . . . . .  Cross Reference
                                              Sheet; Cover Page of
                                              Proxy Statement-
                                              Prospectus

  2.     Inside Front and Outside Back
         Cover Pages of Prospectus . . . . .  Inside Front Cover;
                                              AVAILABLE
                                              INFORMATION;
                                              INFORMATION
                                              INCORPORATED BY
                                              REFERENCE; TABLE OF
                                              CONTENTS

  3.     Risk Factors, Ratio of
         Earnings to Fixed Charges
         and Other Information

         Introduction (S-K 503)  . . . . . .  SUMMARY OF PROXY
                                              STATEMENT-PROSPECTUS

         (a) . . . . . . . . . . . . . . . .  SUMMARY OF PROXY
                                              STATEMENT-PROSPECTUS
                                              -- Principal
                                              Businesses

         (b) . . . . . . . . . . . . . . . .  SUMMARY OF PROXY
                                              STATEMENT-PROSPECTUS
                                              -- Principal
                                              Businesses

         (c) . . . . . . . . . . . . . . . .  SUMMARY OF PROXY
                                              STATEMENT-PROSPECTUS
                                              -- The Merger

         (d) . . . . . . . . . . . . . . . .  SELECTED FINANCIAL
                                              DATA

         (e) . . . . . . . . . . . . . . . .  SUMMARY SELECTED PRO
                                              FORMA DATA

         (f) . . . . . . . . . . . . . . . .  ACTUAL AND PRO FORMA
                                              PER SHARE DATA

         (g) . . . . . . . . . . . . . . . .  COMPARATIVE MARKET
                                              PRICE AND DIVIDEND
                                              DATA

         (h) . . . . . . . . . . . . . . . .  SUMMARY OF PROXY
                                              STATEMENT-PROSPECTUS
                                              -- Meeting of Growth
                                              Stockholders

         (i) . . . . . . . . . . . . . . . .  SUMMARY OF PROXY
                                              STATEMENT-PROSPECTUS
                                              -- The Merger

         (j) . . . . . . . . . . . . . . . .  SUMMARY OF PROXY
                                              STATEMENT-PROSPECTUS
                                              -- The Merger

         (k) . . . . . . . . . . . . . . . .  SUMMARY OF PROXY
                                              STATEMENT-PROSPECTUS
                                              -- The Merger

  4.     Terms of the Transaction

         (a) . . . . . . . . . . . . . . . .  THE PROPOSED MERGER;
                                              DESCRIPTION OF HUBCO
                                              CAPITAL STOCK;
                                              COMPARISON OF RIGHTS
                                              OF HUBCO AND GROWTH
                                              STOCKHOLDERS

         (b) . . . . . . . . . . . . . . . .  THE PROPOSED MERGER -
                                              Opinion of Financial
                                              Advisor to Growth
                                              Financial Corp

         (c) . . . . . . . . . . . . . . .    THE PROPOSED MERGER
                                              (Introductory
                                              Paragraph)

  5.     Pro Forma Financial Information      PRO FORMA COMBINED
                                              FINANCIAL INFORMATION

  6.     Material Contacts with the
         Company Being Acquired  . . . . . .  THE MERGER --
                                              Background and
                                              Reasons for the
                                              Merger; -- Interests
                                              of Certain Persons in
                                              the Merger

  7.     Additional Information
         Required for Reoffering
         by Persons and Parties
         Deemed to be Underwriters . . . . .  NOT APPLICABLE

  8.     Interests of Named
         Experts and Counsel . . . . . . . .  LEGAL OPINION

  9.     Disclosure of Commission
         Position on Indemnification
         for Securities Act Liabilities  . .  NOT APPLICABLE


  B.  INFORMATION ABOUT THE REGISTRANT


  10.    Information with Respect to
         S-3 Registrants . . . . . . . . . .  NOT APPLICABLE

  11.    Incorporation of Certain
         Information by Reference  . . . . .  INFORMATION
                                              INCORPORATED BY
                                              REFERENCE
  12.    Information with Respect to
         S-2 or S-3 Registrants  . . . . . .  NOT APPLICABLE

  13.    Incorporation of Certain
         Information by Reference  . . . . .  NOT APPLICABLE

  14.    Information with Respect to
         Registrants other than S-3
         or S-2 Registrants  . . . . . . . .  NOT APPLICABLE


  C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED


  15.    Information with Respect to
         S-3 Companies . . . . . . . . . . .  NOT APPLICABLE

  16.    Information with Respect
         to S-2 or S-3 Companies . . . . .    NOT APPLICABLE

  17.    Information with Respect
         to Companies Other than
         S-2 or S-3 Companies  . . . . . . .  COMPARATIVE MARKET
                                              PRICE AND DIVIDEND
                                              DATA; SELECTED
                                              FINANCIAL DATA;
                                              BUSINESS OF GROWTH;
                                              MANAGEMENT'S
                                              DISCUSSION AND
                                              ANALYSIS OF GROWTH
                                              FINANCIAL CORP'S
                                              FINANCIAL CONDITION
                                              AND RESULTS OF
                                              OPERATIONS; INDEX TO
                                              FINANCIAL STATEMENTS
                                              OF GROWTH FINANCIAL
                                              CORP


  D.   VOTING AND MANAGEMENT INFORMATION


  18.    Information if Proxies,
         Consents or Authorizations
         are to be Solicited . . . . . . . .  INFORMATION
                                              INCORPORATED BY
                                              REFERENCE; THE
                                              MEETING; THE PROPOSED
                                              MERGER -- No
                                              Dissenters' Rights;
                                              -- Interests of
                                              Certain Persons in
                                              the Merger

  19.    Information if Proxies,
         Consents or Authorization
         Are Not to be Solicited
         or in an Exchange Offer . . . . . .  NOT APPLICABLE

                                    [LOGO]
                           [GROWTH FINANCIAL CORP]


                                             November ____, 1995
Dear Stockholder:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Meeting") of Growth Financial Corp ("Growth"), which will be held at the Basking Ridge Country Club, 185 Madisonville Road (off North Maple Avenue) Basking Ridge, New Jersey on Wednesday, December 20, 1995 at 11:00 a.m., local time.

     At the Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 18, 1995, among HUBCO, Inc. ("HUBCO"), Hudson United Bank ("HUB"), Growth, and Growth Bank pursuant to which Growth will merge (the "Merger") with and into HUBCO. Pursuant to a related Bank Merger Agreement, it is intended that immediately following the Merger, Growth Bank, a wholly owned subsidiary of Growth, will be merged with and into HUB, a wholly owned subsidiary of HUBCO. If the proposed Merger is consummated, each share of common stock of Growth, par value $1.00 ("Growth Common Stock") will be converted into and be exchangeable for the number of shares (the "Exchange Ratio") of common stock of HUBCO, without par value ("HUBCO Common Stock"), equal to a fraction, the numerator of which will be $14.64 and the denominator of which will be the Median Pre-Closing Price of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during the first 20 of the 25 trading days prior to the closing of the Merger), with a minimum Exchange Ratio of 0.69 and a maximum Exchange Ratio of 0.81, subject to adjustment provisions set forth in the Merger Agreement and described in the attached Proxy Statement-Prospectus. Consummation of the Merger is subject to certain conditions, including the approval of the merger by various regulatory agencies and approval of Growth's stockholders as described below.

     YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     The enclosed Notice of Special Meeting of Stockholders and Proxy Statement-Prospectus describe the Merger and provide specific information concerning the Meeting. Please read the Proxy Statement-Prospectus carefully and consider the information contained therein. Your vote is of great importance, as the approval of Growth's stockholders of the Merger Agreement is required to consummate the Merger.

     It is very important that your shares be represented at the Meeting, regardless of whether you plan to attend in person. The affirmative vote of a majority of votes cast by the holders of Growth Common Stock entitled to vote at the Meeting will be required to approve the Merger Agreement. THEREFORE, WE URGE YOU TO EXECUTE, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING. You should not send in any stock certificates for your Growth shares at this time. At a later date you will receive specific instructions regarding the exchange of your Growth shares.

     On behalf of the Board of Directors, we urge you to vote "FOR" approval of the Merger Agreement.


                    Sincerely,


                    --------------------------    --------------------------
                    Richard S. Van Cleave III     Dale G. Potter
                    Chairman of the Board         President and Chief
                                                  Executive Officer

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                      OF
                            GROWTH FINANCIAL CORP



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Meeting") of Growth Financial Corp ("Growth"), will be held at the Basking Ridge Country Club, 185 Madisonville Road (off North Maple Avenue) Basking Ridge, New Jersey on Wednesday, December 20, 1995 at 11:00 a.m., local time, for the purpose of considering and voting upon the following matters:


     1. To approve and adopt the Agreement and Plan of Merger (the "Merger Agreement") dated as of August 18, 1995, among HUBCO, Inc. ("HUBCO"), Hudson United Bank, Growth Financial Corp ("Growth"), and Growth Bank, attached as Appendix A to the accompanying Proxy Statement-Prospectus and the transactions contemplated thereby, including the merger of Growth with and into HUBCO (the "Merger").

     2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof including, without limitation, a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement.

     The Board of Directors has fixed the close of business on November 3, 1995 as the date for determining the stockholders of record entitled to receive notice of and to vote at the Meeting and any adjournments or postponements thereof. Only holders of Growth Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. In the event there are not sufficient votes for a quorum or to approve the Merger Agreement or otherwise at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies by Growth.



                              BY ORDER OF THE BOARD OF DIRECTORS


                              By:_________________________________
                                   Richard G. Whitehead
                                   Assistant Secretary


Harding Township, New Jersey
November ___, 1995




     WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                               PROXY STATEMENT

                            GROWTH FINANCIAL CORP
                            ---------------------

                                  PROSPECTUS

                                 HUBCO, INC.

                          COMMON STOCK, NO PAR VALUE
                            ---------------------


     This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $1.00 per share ("Growth Common Stock"), of Growth Financial Corp ("Growth"), in connection with the solicitation of proxies by the Board of Directors of Growth for use at a Special Meeting of Growth's stockholders to be held at the Basking Ridge Country Club, 185 Madisonville Road (off North Maple Avenue) Basking Ridge, New Jersey on Wednesday, December 20, 1995 at 11:00 a.m., local time, and any adjournments or postponements thereof (the "Meeting"). Only stockholders of record at the close of business on November 3, 1995 (the "Record Date") will be entitled to vote at the Meeting or at any adjournments thereto either in person or by proxy.


     At the Meeting, the stockholders of Growth as of the Record Date will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 18, 1995, among HUBCO, Inc. ("HUBCO"), Hudson United Bank ("HUB"), Growth and Growth Bank pursuant to which Growth will merge with and into HUBCO (the "Merger"). Pursuant to a related Bank Merger Agreement, it is intended that immediately following the Merger, Growth Bank, a wholly owned subsidiary of Growth, will be merged with and into HUB, a wholly owned subsidiary of HUBCO. If the proposed Merger is consummated, each share of Growth Common Stock will be converted into and be exchangeable for the number of shares (the "Exchange Ratio") of common stock, no par value, of HUBCO ("HUBCO Common Stock") equal to a fraction, the numerator of which will be $14.64 and the denominator of which will be the Median Pre-Closing Price of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during the first 20 of the 25 trading days prior to the closing of the Merger), with a minimum Exchange Ratio of 0.69 (which will apply if the Median Pre-Closing Price of HUBCO Common Stock is above $21.23) and a maximum Exchange Ratio of
0.81 (which will apply if the Median Pre-Closing Price of HUBCO Common Stock is below $18.07), subject to adjustment provisions set forth in the Merger Agreement and described in this Proxy Statement-Prospectus. For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "THE MERGER". This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to stockholders of Growth on or about November__, 1995.


     Based on the last reported sales price per share of HUBCO Common Stock on November __, 1995 of $___ (assuming that this is the Median Pre-Closing Price of HUBCO Common Stock as described above), each share of Growth Common Stock would be exchanged for _____ shares of HUBCO Common Stock having a value of $____.

     HUBCO has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of HUBCO Common Stock which will be issued in connection with the Merger. In addition to constituting the Growth Proxy Statement for the Meeting, this document constitutes a Prospectus of HUBCO with respect to the HUBCO Common Stock to be issued in connection with the Merger.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

       The date of this Proxy Statement-Prospectus is November __, 1995

                          PROXY STATEMENT-PROSPECTUS
                            GROWTH FINANCIAL CORP
       Special Meeting of Stockholders to be held on December 20, 1995

                  -----------------------------------------

                              TABLE OF CONTENTS

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . .
INFORMATION INCORPORATED BY REFERENCE . . . . . . . . . . . . . . . . . . . .
SUMMARY OF PROXY STATEMENT-PROSPECTUS . . . . . . . . . . . . . . . . . . . .
     Meeting of Growth Stockholders . . . . . . . . . . . . . . . . . . . . .
     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Principal Businesses . . . . . . . . . . . . . . . . . . . . . . . . . .
RECENT DEVELOPMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
COMPARATIVE MARKET PRICE AND DIVIDEND DATA  . . . . . . . . . . . . . . . . .
ACTUAL AND PRO FORMA PER SHARE DATA . . . . . . . . . . . . . . . . . . . . .
SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . .
SUMMARY SELECTED PRO FORMA DATA . . . . . . . . . . . . . . . . . . . . . . .
INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Parties to the Merger  . . . . . . . . . . . . . . . . . . . . . . . . .
THE MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     The Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Solicitation of Proxies  . . . . . . . . . . . . . . . . . . . . . . . .
     Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
THE PROPOSED MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     General Description  . . . . . . . . . . . . . . . . . . . . . . . . . .
     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     No Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . . . . . .
     Conversion of Stock Options  . . . . . . . . . . . . . . . . . . . . . .
     Background of and Reasons for the Merger . . . . . . . . . . . . . . . .
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . .
     Opinion of Financial Advisor to Growth Financial Corporation
                                    . . . . . . . . . . . . . . . . . . . . .
     Resale Considerations with Respect to the HUBCO Common Stock . . . . . .
     Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . .
     Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .
     Management and Operations After the Merger . . . . . . . . . . . . . . .
     Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . .
     Effective Time; Amendments; Termination  . . . . . . . . . . . . . . . .
     Accounting Treatment of the Merger . . . . . . . . . . . . . . . . . . .
     Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . .
     Stock Option for Shares of Growth Common Stock . . . . . . . . . . . . .
PRO FORMA COMBINED FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . .
BUSINESS OF GROWTH  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
MANAGEMENT'S DISCUSSION AND ANALYSIS OF GROWTH FINANCIAL CORP'S
   FINANCIAL CONDITION AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . .
DESCRIPTION OF HUBCO CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . .
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
     Description of HUBCO Common Stock  . . . . . . . . . . . . . . . . . . .
COMPARISON OF RIGHTS OF HUBCO AND GROWTH STOCKHOLDERS . . . . . . . . . . . .
STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . .
OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
INDEX TO FINANCIAL STATEMENTS OF GROWTH FINANCIAL CORP  . . . . . . . . . . .
APPENDIXES:
     Appendix A - Merger Agreement  . . . . . . . . . . . . . . . . . . .  A-1
     Appendix B - Stock Option Agreement  . . . . . . . . . . . . . . . .  B-1
     Appendix C - Fairness Opinion of McConnell, Budd & Downes, Inc.  . .  C-1

                            AVAILABLE INFORMATION

     HUBCO and Growth are both subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith they file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, HUBCO Common Stock is listed on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") Stock Market and Growth Common Stock is listed on the Nasdaq Small-Cap Market and such material as to HUBCO and Growth can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     HUBCO has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and supplements thereto, the "Registration Statement") under the Securities Act with respect to the securities being offered by this Proxy Statement-Prospectus. As permitted by the rules and regulations of the Commission, this Proxy Statement-Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to HUBCO and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS, OR INCORPORATED BY REFERENCE HEREIN, IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HUBCO OR GROWTH. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT TO THIS PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HUBCO OR GROWTH OR THE INFORMATION HEREIN OR THE DOCUMENTS OR REPORTS INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.


                    INFORMATION INCORPORATED BY REFERENCE

     The following documents filed by HUBCO (or, where noted, filed by Washington Bancorp, Inc. ("Washington") which was merged into HUBCO on July 1, 1994) with the Commission are incorporated herein by reference:

     1.   Annual Report of HUBCO on Form 10-K for the year ended December 31,
          1994.

     2. Quarterly Reports of HUBCO on Form 10-Q for the quarters ended March 31 and June 30, 1995.

     3. Current Reports of HUBCO on Form 8-K: (a) dated February 14, 1995 and filed with the Commission on February 23, 1995, as amended by a Form 8-K/A filed September 27, 1995, (b) dated February 14, 1995 and filed March 2, 1995, (c) dated April 5, 1995 and filed April 19, 1995, as amended by a Form 8-K/A filed April 25, 1995,
          (d) dated April 18, 1995 and filed April 21, 1995, (e) dated June 30, 1995 and filed July 3, 1995, (f) dated August 14, 1995 and filed August 24, 1995, (g) dated October 16, 1995 and filed
          October 19, 1995, and (h) dated October 20, 1995 and filed October 23, 1995.

     4. The description of HUBCO Common Stock set forth in HUBCO's Registration Statement on Form 8-A filed by HUBCO pursuant to
          Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     5. The audited financial statements of Washington set forth in the Annual Report of Washington on Form 10-K for the year ended December 31, 1993.

     6. The unaudited financial statements of Washington set forth in the Quarterly Report of Washington on Form 10-Q for the quarter ended June 30, 1994.

     All documents filed by HUBCO pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement-Prospectus and prior to the Meeting shall be deemed incorporated by reference into this Proxy Statement-Prospectus and part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Those documents are available upon written or oral request from D. Lynn Van Borkulo-Nuzzo, Corporate Secretary, HUBCO, Inc., 1000 MacArthur Boulevard, Mahwah, New Jersey 07430; telephone number (201) 236-2641. Copies will be furnished (without exhibits) free of charge. In order to insure timely delivery of the documents, any request should be made by at least five business days prior to the date of the Meeting.

                    SUMMARY OF PROXY STATEMENT-PROSPECTUS


     The following information is a brief summary of certain information with respect to the matters to be considered at the Meeting. This summary is necessarily incomplete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement-Prospectus. Stockholders should read carefully the details of this Proxy Statement-Prospectus.


                        MEETING OF GROWTH STOCKHOLDERS


Date, Time and Place
   of Meeting........    The Meeting will be held at the Basking Ridge
                         Country Club, 185 Madisonville Road (off North Maple
                         Avenue) Basking Ridge, New Jersey on Wednesday,
                         December 20, 1995 at 11:00 a.m., local time.

Record Date..........    November 3, 1995

Shares Outstanding on
   Record Date and
   Entitled to Vote..    1,694,081 shares of common stock, $1.00 par value per
                         share ("Growth Common Stock") of Growth Financial
                         Corp ("Growth").


Purpose of Meeting...    (1)  To consider and vote upon a proposal to approve
                         the Merger Agreement and Plan of Merger dated as of August 18, 1995 (the "Merger Agreement") by and among Growth, Growth's wholly-owned subsidiary,
                         Growth Bank, HUBCO, Inc. ("HUBCO"), and HUBCO's wholly-owned subsidiary, Hudson United Bank ("HUB"), providing for the merger (the "Merger") of Growth with and into HUBCO, and (2) to transact such other business as may properly come before the Meeting or any adjournments or postponements thereof including, without limitation, a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement.


Vote Required for
  Approval of the
  Merger.............    The affirmative vote, in person or by proxy, of a
                         majority of the shares of Growth Common Stock cast at the Meeting is required to approve the Merger.
                         See "THE MEETING--Vote Required; Shares Entitled to
                         Vote". Approximately 39.9% of the outstanding shares of Growth Common Stock is beneficially owned by executive officers and directors of Growth and their affiliates as of November 3, 1995. In connection with the execution of the Merger
                         Agreement, each director of Growth and Growth Bank agreed, in his or her individual capacity, to vote or cause to be voted all shares of Growth Common
                         Stock held by such person, or over which such person exercises full voting control, in favor of the Merger. In addition, each non-director executive officer of Growth has indicated his or her intention, in his or her individual capacity, to vote in favor of the Merger.


Recommendation of
  the Board of
  Directors of Growth... The Board of Directors of Growth recommends that stockholders vote "FOR" approval of the Merger Agreement. See "THE MEETING--Purpose of the Meeting; THE PROPOSED MERGER--Background of and Reasons for the Merger".


                                  THE MERGER

Description of the
  Merger.............    At the time the Merger becomes effective (the
                         "Effective Time"), Growth will be merged into HUBCO with HUBCO as the surviving corporation. Pursuant to a related Bank Merger Agreement, it is intended that immediately following the Merger, Growth Bank, the wholly owned subsidiary of Growth, will be merged with and into HUB, the wholly owned subsidiary of HUBCO, which will be the surviving entity and which will continue to operate as a subsidiary of HUBCO. Each share of Growth Common
                         Stock issued and outstanding at the Effective Time
                         (other than "Non-Converted Shares" -- shares owned by HUBCO or HUB (other than shares held in a fiduciary capacity or as collateral on or in lieu of a debt previously contracted) and shares held by Growth in its treasury) will automatically be converted into the right to receive the merger consideration described below under
                         "Consideration."  See "THE PROPOSED MERGER--General
                         Description".

Consideration........    Each share of Growth Common Stock issued and
                         outstanding at the Effective Time (other than Non-
                         Converted Shares) will be converted into and be exchangeable for the number of shares (the "Exchange
                         Ratio") of HUBCO Common Stock equal to a fraction, the numerator of which will be $14.64 and the denominator of which will be the Median Pre-Closing
                         Price of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during the first 20 of the 25 trading days prior to the closing of the Merger), with a minimum Exchange Ratio of 0.69
                         (which will apply if the Median Pre-Closing Price of HUBCO Common Stock is above $21.23) and a maximum
                         Exchange Ratio of 0.81 (which will apply if the Median Pre-Closing Price of HUBCO Common Stock is below $18.07), subject to adjustment provisions set forth in the Merger Agreement and described in this Proxy Statement-Prospectus. In addition, each outstanding option to purchase shares of Growth
                         Common Stock (a "Growth Option") granted under
                         Growth's existing stock option plans will be assigned a value (the "Option Value") equal to (a) the Median Pre-Closing Price of HUBCO Common Stock multiplied by the Exchange Ratio (b) minus the stated exercise price for the Growth Option, (c) such difference then multiplied by the number of shares of Growth Common Stock for which the option may be exercised. At the Effective Time each Growth
                         Option will be converted into that number of shares of HUBCO Common Stock equal to the Option Value divided by the Median Pre-Closing Price of HUBCO
                         Common Stock, as more fully described elsewhere in this Proxy Statement-Prospectus. No fractional shares of HUBCO Common Stock will be issued in exchange for either Growth Common Stock or Growth
                         Options.  Instead, holders of Growth Common Stock or
                         Growth Options will receive cash equal to the fractional share interest multiplied by the Median
                         Pre-Closing Price of HUBCO Common Stock, without interest. See "THE PROPOSED MERGER --
                         Consideration; and  -- Conversion of Stock Options".

Certain Federal
  Income Tax
  Consequences.......    The Merger is conditioned upon the receipt of an
                         opinion of Pitney, Hardin, Kipp & Szuch, counsel to
                         HUBCO, to the effect that the Merger will constitute a tax-free reorganization as defined in Section
                         368(a)(1) of the Internal Revenue Code of 1986, as amended. For information regarding certain federal income tax matters, see "THE PROPOSED MERGER--
                         Federal Income Tax Consequences."

Accounting Treatment
  of the Merger......    The Merger is expected to be accounted for as a
                         pooling of interests for financial reporting purposes. Under the pooling of interests method of accounting, Growth's historical basis of assets, liabilities and stockholders equity will be retained by HUBCO as the surviving entity. For a discussion of the effects of pooling of interests accounting, see "PRO FORMA COMBINED FINANCIAL INFORMATION" and
                         "THE PROPOSED MERGER - Accounting Treatment of the
                         Merger."

No Dissenters'
  Rights.............    Under New Jersey law, Growth stockholders are
                         not entitled to dissenter's rights of appraisal in connection with the Merger.

Required Regulatory
  Approvals..........    Consummation of the Merger requires the approval or
                         waiver of the Board of Governors of the Federal
                         Reserve System (the "FRB"), the approval of the Department of Banking of the State of New Jersey
                         (the "Department of Banking"), and the approval of the Federal Deposit Insurance Corporation (the
                         "FDIC"). Applications for such approvals or waivers have been filed. There can be no assurance that they will be granted, or that they will be granted on a timely basis without conditions unacceptable to HUBCO. See "THE PROPOSED MERGER--Regulatory
                         Approvals".

Conditions to the
  Merger.............    Consummation of the Merger is contingent upon a
                         number of conditions, including receiving all necessary regulatory approvals or waivers; the approval of the Merger by at least a majority of the shares of Growth Common Stock voting at the Meeting;
                         an opinion of Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, to the effect that the Merger will result in a tax free reorganization; and an opinion of McConnell, Budd & Downes, Inc. ("MB&D"), advisors to
                         Growth, that the Merger is fair to the stockholders of Growth from a financial point of view. MB&D's written opinion is included as Appendix C. Growth's obligation to consummate the Merger is also conditioned on, among other things, the Median Pre-
                         Closing Price of HUBCO Common Stock being no less than $14.75. See "THE PROPOSED MERGER --Opinion of
                         Financial Advisor to Growth Financial Corporation; -
                         -Regulatory Approvals; and --Conditions to the Merger."

Termination Rights...    The Merger Agreement may be terminated by either
                         party if the Effective Time has not occurred by June
                         30, 1996, if required stockholder or regulatory approval is not obtained or if there occurs a material adverse change in the other party's business, operations, assets, or financial condition, as further defined in the Merger
                         Agreement. The Merger Agreement may be terminated by Growth if Growth's Board of Directors approves another acquisition transaction after determining, upon advice of counsel, that approval is necessary in the exercise of its fiduciary obligations under applicable laws. For a more complete description of the foregoing termination rights, and for a description of other termination rights available to Growth and HUBCO, see "THE PROPOSED MERGER-Effective
                         Time; Amendments; Termination; --Conditions to the
                         Merger."

Effective Time.......    A closing under the Merger Agreement (the "Closing")
                         will occur on a date as soon as practicable following receipt of all necessary regulatory approvals, or at such other date as is agreed to by HUBCO and Growth. The Closing will not occur prior to January 15, 1996 unless both parties agree. A
                         Certificate of Merger will be filed with the New
                         Jersey Secretary of State immediately following the Closing. The time of such filing will be the "Effective Time." See "THE PROPOSED MERGER--
                         Effective Time; Amendments; Termination; --
                         Regulatory Approvals".

Interests of Certain
  Persons in the
  Merger........         Certain members of Growth's management and the
                         Growth Board of Directors may be deemed to have interests in the Merger in addition to their interests, if any, as stockholders of Growth generally. These interests include, among other things, employment agreements which were entered into as of August 18, 1995 and which clarify the terms of certain previous employment arrangements, and provisions in the Merger Agreement obligating
                         HUBCO to provide certain indemnification and liability insurance to directors and officers of Growth and Growth Bank following the Merger. See
                         "THE MERGER -- Interests of Certain Persons in the
                         Merger."

Fairness Opinion.....    The Board of Directors of Growth has retained MB&D
                         to evaluate the terms of the Merger. MB&D has delivered a written opinion dated as of the date of this Proxy Statement-Prospectus, to the Board of Directors of Growth to the effect that the consideration to be received by the Growth stockholders pursuant to the Merger Agreement is, as of the date of such opinion, fair to such stockholders from a financial point of view. For information concerning the matters reviewed, assumptions made and factors considered by MB&D, see
                         "THE PROPOSED MERGER--Opinion of Financial Advisor to Growth Financial Corporation" and Appendix C to this Proxy Statement-Prospectus, which sets forth the MB&D fairness opinion in its entirety.

Stock Option to
 HUBCO for
 Growth Shares.....      HUBCO and Growth entered into a Stock Option Agreement
                         dated as of August 18, 1995 (the "Stock Option
                         Agreement") in connection with the negotiation by HUBCO and Growth of the Merger Agreement. Pursuant to the Stock Option Agreement, Growth has granted to HUBCO an option (the "Option"), exercisable only under certain limited and specifically defined circumstances, to purchase up to 336,850 authorized but unissued shares of Growth Common Stock, representing approximately 19.9% of the currently outstanding shares of Growth Common Stock for an exercise price of $12.25 per share. HUBCO does not have any voting rights with respect to the shares of Growth Common Stock subject to the Option prior to exercise of the Option.

                         A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement-Prospectus. In the event that certain specifically enumerated "Triggering Events" occur and the Merger is not consummated, HUBCO would recognize a gain on the sale of the shares of Growth Common Stock received pursuant to the exercise of the Option if such shares of Growth Common Stock were sold at prices exceeding $12.25 per share. The ability of HUBCO to exercise the Option and to cause up to an additional 336,850 shares of Growth Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of Growth, as it is likely to increase the cost of an acquisition of all of the shares of Growth Common Stock which would then be outstanding. The exercise of the option by HUBCO may also make a "pooling of interests" accounting treatment unavailable to a subsequent acquiror. See "THE PROPOSED MERGER - Stock Option for Shares of Growth Common Stock."


                             PRINCIPAL BUSINESSES

HUBCO................    HUBCO is a bank holding company whose principal
                         operating subsidiary is HUB, a New Jersey-chartered commercial bank. HUBCO's corporate headquarters are located at 1000 MacArthur Boulevard, Mahwah, New
                         Jersey 07430. HUB's corporate headquarters are located at 3100 Bergenline Avenue, Union City, New
                         Jersey 07087. The telephone number of HUBCO and HUB is (201) 236-2200. HUB is a full service commercial bank which primarily serves small and mid-sized businesses and consumers through over 50 branches in Northern New Jersey. As of June 30, 1995, HUBCO had consolidated assets of $1.6 billion, consolidated deposits of $1.4 billion and consolidated stockholders' equity of $121 million. Based on assets, at June 30, 1995, HUBCO was among the ten largest commercial bank holding companies headquartered in New Jersey. HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Since
                         October, 1990, HUBCO has added over 40 branches and approximately $1.1 billion in assets through ten acquisitions of financial institutions in both government-assisted and private transactions. HUBCO
                         EXPECTS TO CONTINUE ITS ACQUISITION STRATEGY FOR THE
                         FORESEEABLE FUTURE.  FUTURE ACQUISITIONS MAY BE
                         EXPECTED TO AFFECT HUBCO'S EARNINGS AND THE MARKET
                         PRICE OF HUBCO COMMON STOCK.  See "INTRODUCTION --
                         Parties to the Merger"; "AVAILABLE INFORMATION"; and
                         "INFORMATION INCORPORATED BY REFERENCE."

Growth.................. Growth is a bank holding company organized under the laws of the State of New Jersey and registered under the Bank Holding Company Act of 1956, as amended. Growth has one banking subsidiary, Growth Bank, with three branches serving Morris and Somerset Counties, New Jersey. Growth anticipates opening an additional branch in Mendham, New Jersey in early 1996 and also is in the process of applying to the FRB and the Department of Banking to open another branch in Morristown, New Jersey. At June 30, 1995, Growth had total assets of approximately $130 million. Growth's principal executive offices are located at 1500 Route 202, Harding Township, New Jersey, its mailing address is P.O. Box 401, Basking Ridge, New Jersey 07920-0401, and its telephone number is (201) 425-2500. See "INTRODUCTION -- Parties to the Merger"; "AVAILABLE INFORMATION"; "BUSINESS OF GROWTH"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF GROWTH FINANCIAL CORP'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS"; and "INDEX TO FINANCIAL STATEMENTS OF GROWTH FINANCIAL CORP."


                             RECENT DEVELOPMENTS


Growth

          On October 30, 1995, Growth reported earnings for the third quarter and first nine months of 1995. After-tax earnings for the third quarter of 1995 were $216,000 or $.11 per share, as compared to $326,000 or $.19 per share for the same period in 1994. For the first nine months of 1995, Growth had after-tax earnings of $715,000 or $.39 per share as compared to $889,000 or $.53 per share for the same period in 1994. During the twelve-month period from September 30, 1994 to September 30, 1995, Growth's total assets grew by 20% to $127.4 million, total loans grew by 17% to $97.2 million and total deposits grew by 21% to $110.5 million.

HUBCO

          On October 17, 1995 HUBCO announced its regular quarterly cash dividend of $.15 per common share, payable December 1, 1995, to stockholders of record November 17, 1995. HUBCO has paid a cash dividend every year since 1982.

          On October 16, 1995 HUBCO reported earnings for the third quarter and first nine months of 1995. Earnings per share for the third quarter of 1995 increased 35% to $.46 per share ($5,973,000), from $.34 per share ($4,704,000) the third quarter of 1994. All prior period amounts and per share data have been restated to reflect the acquisitions completed during the second quarter of 1995 of Jefferson National Bank and Urban National Bank accounted for as pooling of interests and for the three for two stock split issued by HUBCO in January, 1995. HUBCO's return on average equity for the third quarter 1995 was 19.25% and the return on average assets was 1.48%.

          For the nine months ended September 30, 1995 HUBCO's earnings per share increased 28% to $1.31 ($17,377,000), from $1.02 per share
($13,167,000) for the nine months ended September 30, 1994. HUBCO's return on average equity for the nine month period ended September 30, 1995 was 19.44% and the return on average assets was 1.42%.

          For the third quarter of 1995, HUBCO's net interest income increased 5% over the prior year's third quarter to $20,047,000 and for the first nine months of 1995 was $60,760,000, an increase of 19% over the same period during the prior year. HUBCO's net interest margin was 5.43% for the third quarter of 1995 and 5.44% for the first nine months of 1995.

          HUBCO's Non-interest income totaled $4,872,000 for the third quarter of 1995 and $13,141,000 for the nine month period ended September 30, 1995. This represents increases of 48% and 50% respectively over the same periods in the prior year.

          HUBCO's third quarter 1995 other income includes approximately $1,000,000 representing income from the settlement of an insurance claim. Third quarter 1995 results also included one time acquisition related expenses recorded in non-interest expense of approximately $.9 million.

          HUBCO's overhead expenses for the third quarter of 1995 increased to $14,331,000 from $13,510,000 during the same period in the prior year. For the nine month period ended September 30, 1995, overhead expenses increased to $46,122,000 from $36,232,000 for the nine month period ended September 30, 1994. These increases are attributable to HUBCO's growth and the acquisition expenses incurred to achieve this growth.

          HUBCO's non-performing assets of $22,977,000 (1.4% of assets) at September 30, 1995 were down from $31,499,000 a year prior and from $28,290,000 at December 31, 1994. At September 30, 1995, non-accruing loans totaled $15,368,000 (1.8% of loans) and were down from $21,813,000 a year prior and $18,488,000 at December 31, 1994. HUBCO's Allowance for Possible Loan and Lease Losses at September 30, 1995 totalled $16,678,000, which represented 100% of non-performing loans and 109% of non-accruing loans.

          HUBCO's total assets at September 30, 1995 were $1.6 billion, loans totaled $848 million and deposits were $1.4 billion. HUBCO's stockholders equity was $125 million at September 30, 1995. Capital ratios for HUBCO were as follows: Tier I - 12.98%, total Risk Based - 17.06% and the Leverage Capital Ratio was 7.21%. These ratios all exceed the applicable regulatory requirements of 6%, 10% and 5% respectively.


                  COMPARATIVE MARKET PRICE AND DIVIDEND DATA

          Pursuant to the Merger Agreement, the Exchange Ratio will equal a fraction, the numerator of which will be $14.64 and the denominator of which will be the Median Pre-Closing Price of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during the first 20 of the 25 trading days prior to the closing of the Merger), with a Minimum Exchange Ratio of 0.69 (which will apply if the Median Pre-Closing Price of HUBCO Common Stock is above $21.23) and a maximum Exchange Ratio of 0.81 (which will apply if the Median Pre-Closing Price of HUBCO Common Stock is below $18.07), subject to adjustment provisions set forth in the Merger Agreement and more fully described in this Proxy Statement-Prospectus. The calculation of the Exchange Ratio called for by the Merger Agreement was intended by HUBCO and Growth to result in stockholders of Growth receiving in the Merger HUBCO Common Stock with a value of $14.64 for each share of Growth Common Stock, provided that the initial Exchange Ratio calculation (before taking into effect the Minimum and Maximum Exchange Ratios) results in an Exchange Ratio which is neither below the Minimum Exchange Ratio nor above the Maximum Exchange Ratio (i.e., provided the Median Pre-Closing Price of HUBCO Common Stock is between $21.23 and $18.07). However, because of the Minimum Exchange Ratio and Maximum Exchange Ratio, and because the price of HUBCO Common Stock at the Effective Time may not be the same as the Median Pre-Closing Price of HUBCO Common Stock, Growth stockholders are not assured of receiving any specific market value of HUBCO Common Stock. The price of HUBCO Common Stock at the Effective Time may be higher or lower than the Median Pre-Closing Price of HUBCO Common Stock, and may be higher or lower than the market price at the time of entering into the Merger Agreement, the time of mailing this Proxy Statement-Prospectus or at the time of the Meeting. Growth stockholders are urged to obtain current market quotations for the HUBCO and Growth Common Stock.

          HUBCO Common Stock is quoted on the Nasdaq Stock Market (formerly known as the Nasdaq National Market System). HUBCO's Nasdaq symbol is HUBC. Prior to March 1, 1993, HUBCO Common Stock was listed on the American Stock Exchange ("AMEX"). The following quotations for HUBCO Common Stock reflect the high and low closing prices per share of HUBCO Common Stock as reported by Nasdaq or AMEX, as the case may be, adjusted to reflect the 3-for-2 stock split (the "Stock Split") paid January 14, 1995 to record holders of HUBCO Common Stock on January 3, 1995. Growth Common Stock is quoted on the Nasdaq Small-Cap Market. Growth's Nasdaq symbol is GrFC. The following quotations for Growth Common Stock reflect the high and low closing prices per share of Growth Common Stock as reported by Nasdaq, and do not reflect retail mark-up, mark-down or commission. The minimum and maximum equivalent prices per share of Growth Common Stock shown on the following tables are calculated by multiplying the prices per share of HUBCO Common Stock by the Minimum Exchange Ratio (0.69) and the Maximum Exchange Ratio (0.81), respectively.
As of September 30, 1995, HUBCO had approximately 2,275 stockholders of record and Growth had approximately 477 stockholders of record.

                                                Equivalent Price Per Share
          Price Per Share   Price Per Share       of Growth Common Stock
          of HUBCO             of Growth        --------------------------
          Common Stock        Common Stock      (Maximum)       (Minimum
          ---------------   ---------------   Exchange Ratio  Exchange Ratio)
                                              ------------------------------



              High   Low      High   Low        High   Low     High   Low

             ------ ------   ------ ------    ------ ------   ------ -----

1993:

1st Quarter  $16.42 $10.67   $9.06  $ 6.27    $13.30 $ 8.64   $11.33 $7.36
2nd Quarter   16.25  12.67    8.84    7.03     13.16  10.26    11.21  8.74
3rd Quarter   16.83  13.41    8.55    7.03     13.63  10.86    11.61  9.25
4th Quarter   16.17  13.33    8.05    6.80     13.10  10.80    11.16  9.20

1994:

1st Quarter   15.83  13.42    8.09    6.80     12.82  10.87    10.92  9.26
2nd Quarter   15.00  13.33   10.00    7.63     12.15  10.80    10.35  9.20
3rd Quarter   15.17  13.13   11.42    9.28     12.29  10.64    10.47  9.06
4th Quarter   15.00  12.50   11.67   10.00     12.15  10.13    10.35  8.63

1995

1st Quarter   17.38  14.67   12.00   10.23     14.08  11.88    11.99 10.12
2nd Quarter   17.88  15.50   12.38   11.25     14.48  12.56    12.34 10.70
3rd Quarter   21.13  17.25   15.38   12.00     17.12  13.97    14.58 11.90
4th Quarter

   (through
November __, 1995

          The following table sets forth the reported closing price per share of HUBCO Common Stock and Growth Common Stock, the minimum and maximum equivalent price per share of Growth Common Stock, and the equivalent price per share of Growth Common Stock if the Median Pre-Closing Price of HUBCO Common Stock were equal to the closing price per share of HUBCO Common Stock on the date listed, on (i) August 18, 1995, the last full trading day before public announcement of the signing of the Merger Agreement, and (ii)
November __, 1995, a date shortly prior to the mailing of this Proxy Statement-Prospectus:

                                                   Equivalent Price Per Share of Growth Common Stock
                                      ----------------------------------------------------------------------------
                   HUBCO   Growth
                   Common  Common        (Maximum          (Minimum       Exchange Ratio if Median Pre-Closing
                   Stock   Stock      Exchange Ratio)   Exchange Ratio)   Price equals closing price on this date)
                   ------- -------    ---------------   ---------------   ----------------------------------------


August 18, 1995    $19.50  $15.38     $15.80            $13.46            $14.64
_________, 1995


                    The holders of HUBCO Common Stock are entitled to receive dividends when and if declared by HUBCO's Board of directors out of funds legally available therefor. HUBCO has paid regular cash dividends since its inception in 1982. Although HUBCO currently intends to continue to pay cash dividends on HUBCO Common Stock, there can be no assurance that HUBCO's dividend policy will remain unchanged after the Merger. In addition, the payment of dividends by HUB to HUBCO is regulated. Under the New Jersey Banking Act of 1948, as amended, HUB may pay dividends only out of retained earnings, and only out of surplus to the extent that surplus exceeds 50% of stated capital. The FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by a bank to its sole stockholder constitutes an unsafe or unsound practice.

                    Adjusted for stock dividends declared during the period and the Stock Split, HUBCO declared the following per share cash dividends on HUBCO Common Stock for the periods below:

                                             1993      1994      1995
                                             ----      ----      ----
First Quarter         . . . . . . . . . .    $ .07     $ .08     $ .15
Second Quarter        . . . . . . . . . .      .07       .08       .15
Third Quarter         . . . . . . . . . .      .07       .10       .15
Fourth Quarter        . . . . . . . . . .      .08       .10<F1>
Special Year-end Dividend . . . . . . . .      .02        --
                                            ------    ------    ------
                    Total . . . . . . . .    $ .31     $ .36
                                            ======    ======    ======
-------------------
[FN]
<F1> Represents an actual quarterly dividend of $.15 per share prior to adjustment for the Stock Split.


                    The Merger Agreement prohibits Growth from declaring, setting aside or paying any dividend or other distribution in respect of its capital stock, except that from the date of the Merger Agreement to the Effective Time of the Merger, Growth may declare, set aside and pay cash dividends per share of Growth Common Stock at the same time or promptly after cash dividends with respect to the same period are declared, set aside or paid by HUBCO, provided that the record date for Growth dividends is no earlier than the record date for the associated HUBCO dividends and the dividends per share of Growth Common Stock do not exceed $.12 per calendar quarter and do not exceed $.36 in the aggregate from the date of the Merger Agreement through the Effective Time. Pursuant to this provision, Growth declared and paid a $.12 cash dividend to stockholders of record on September 5, 1995. Other than the foregoing dividend, Growth has not paid cash dividends since its formation, but Growth has previously paid 5% stock dividends to its stockholders in March 1995, 1994 and 1993.

                     ACTUAL AND PRO FORMA PER SHARE DATA

                    The following table sets forth per share data relating to dividends, net income and book value of HUBCO Common Stock and Growth Common Stock, both on an actual (historical) basis and on a pro forma combined basis, as adjusted for the Stock Split. The actual per share data have been derived from the consolidated financial statements of HUBCO incorporated by reference herein and the consolidated financial statements of Growth presented elsewhere herein. See "INFORMATION INCORPORATED BY REFERENCE" and "INDEX TO FINANCIAL STATEMENTS OF GROWTH FINANCIAL CORP."

                    The pro forma dividend and book value per share data and the pro forma net income per share data for the six months ended June 30, 1995 and for the year ended December 31, 1992 have been derived from the pro forma combined condensed financial statements (appearing elsewhere herein) of HUBCO and Growth and give effect to the Merger, accounted for as a pooling of interests. The pro forma net income per share data for the six months ended June 30, 1994 and the years ended December 31, 1994 and 1993 have been derived from the pro forma combined condensed financial statements (appearing elsewhere herein) of HUBCO, Washington Bancorp, Inc. ("Washington") and Growth, giving effect to both the merger of Washington into HUBCO on July 1, 1994 (the "Washington Merger") (accounted for as a purchase) and the Merger (accounted for as a pooling of interests). See "PRO FORMA COMBINED FINANCIAL INFORMATION" for a description of the extent to which Washington's consolidated results of operations are reflected in the pro forma data presented herein. Pro forma per share amounts have been determined based on the assumptions set forth in the pro forma combined condensed unaudited financial statements presented elsewhere herein, including the assumption that 1,499,541 shares of HUBCO Common Stock will be issued in the Merger if the Exchange Ratio is 0.81, the Maximum Exchange Ratio.

                    The actual, pro forma and pro forma equivalent per share data included in the table below should be read in conjunction with the financial statements of HUBCO, Washington and Growth, the pro forma combined condensed financial statements of HUBCO and Growth, the pro forma combined condensed financial statements of HUBCO, Washington and Growth and the related notes accompanying such financial statements, all of which are either incorporated by reference herein or appear elsewhere herein. See "INFORMATION INCORPORATED BY REFERENCE," "INDEX TO FINANCIAL STATEMENTS OF GROWTH FINANCIAL CORP" and "PRO FORMA COMBINED FINANCIAL INFORMATION." The pro forma data presented below are not necessarily indicative of the results that would actually have been attained if the Merger and/or the Washington Merger had been consummated as of the first day of the periods described below or results that may be attained in the future.

                                              For the Six Months Ended June 30  For the Year Ended December 31
                                                         1995          1994          1994      1993      1992
                                              -------------------------------   -----------------------------
CASH DIVIDENDS DECLARED PER COMMON SHARE:
HUBCO - Actual<F1>                                       $0.30        $0.16         $0.36     $0.31     $0.27
Growth - Actual<F1>                                      -            -             -         -         -
Growth - pro forma equivalent, maximum<F2>                0.24         0.13          0.29      0.25      0.22
Growth - pro forma equivalent, minimum<F3>                0.21         0.11          0.25      0.21      0.19

NET INCOME PER COMMON SHARE:
HUBCO - Actual:
         Primary                                          0.88         0.68          1.36      1.06      0.76
         Fully diluted                                    0.85         0.68          1.33      1.06      0.76
Growth - Actual, after extraordinary item                 0.27         0.33          0.66      0.18      0.19
HUBCO, Washington and Growth, pro forma:
         Primary<F4>                                     N.A.*         0.49          1.13      0.90     N.A.*
         Fully diluted<F5>                               N.A.*         0.48          1.11      0.90     N.A.*
HUBCO and Growth, pro forma:
         Primary<F4>                                      0.82        N.A.*         N.A.*     N.A.*      0.68
         Fully diluted<F5>                                0.80        N.A.*         N.A.*     N.A.*      0.68
Growth, pro forma equivalent:
         Primary, maximum<F6>                             0.66         0.40          0.92      0.73      0.55
         Fully diluted, maximum<F7>                       0.65         0.39          0.90      0.73      0.55
         Primary, minimum<F8>                             0.56         0.34          0.78      0.62      0.47
         Fully diluted, minimum<F9>                       0.55         0.33          0.77      0.62      0.47


                                                As of         As of
                                               June 30,      December 31,
                                                 1995           1994
                                             -----------    ----------
NET BOOK VALUE PER COMMON SHARE:
HUBCO - Actual                                  $9.11         $7.80
Growth - Actual                                  8.12          7.80
HUBCO and Growth, pro forma<F10>                 9.12          7.91
Growth, pro forma equivalent, maximum<F11>       7.39          6.41
Growth, pro forma equivalent, minimum<F12>       6.29          5.46


* Not applicable.  See "PRO FORMA COMBINED FINANCIAL INFORMATION."

------------------------
[FN]
<F1>For information regarding HUBCO's and Growth's dividends, and the market price of HUBCO and Growth Common Stock, see "MARKET PRICE AND DIVIDEND
    DATA."
<F2>Represents the dividends declared on HUBCO Common Stock during the respective periods multiplied by the .81 Maximum Exchange Ratio.
<F3>Represents the dividends declared on HUBCO Common Stock during the respective periods multiplied by the .69 Minimum Exchange Ratio.
<F4>Represents primary net income per share on a pro forma combined basis
    (including, for the six months ended June 30, 1994 and the years ended December 31, 1994 and 1993, the pro forma effect of the Washington Merger accounted for as a purchase). Such amounts have been determined by reducing pro forma net income amounts by the dividends applicable to HUBCO Series A Preferred Stock (which was first issued on July 1, 1994) and dividing such amounts by the sum of (i) the weighted average number of shares of HUBCO Common Stock outstanding during each period and (ii) 1,499,541 shares of HUBCO Common Stock assumed to be issued pursuant to the Merger, representing the maximum number of shares that may be issued in the Merger.
<F5>Represents fully diluted net income per common share on a pro forma basis
    (including, for the six months ended June 30, 1994 and the years ended December 31, 1994 and 1993, the pro forma effect of the Washington Merger accounted for as a purchase). Such amounts have been determined by reducing pro forma net income amounts by the dividends applicable to HUBCO Series A Preferred Stock (which was first issued on July 1, 1994) and dividing such amounts by the sum of (i) the weighted average number of shares of HUBCO Common Stock outstanding during each period, (ii) 1,499,541 shares of HUBCO Common Stock assumed to be issued pursuant to the Merger, representing the maximum number of shares that may be issued in the Merger and (iii) where applicable, shares of HUBCO Common Stock issuable upon the full conversion of the HUBCO Series A Preferred Stock.
<F6>Represents the amount computed pursuant to Note 4 above multiplied by the .81 Maximum Exchange Ratio.
<F7>Represents the amount computed pursuant to Note 5 above multiplied by the .81 Maximum Exchange Ratio.
<F8>Represents the amount computed pursuant to Note 4 above multiplied by the .69 Minimum Exchange Ratio.
<F9>Represents the amount computed pursuant to Note 5 above multiplied by the .69 Minimum Exchange Ratio.
<F10>Represents the pro forma combined net book value of HUBCO and Growth attributable to common shares, divided by the sum of (i) the number of shares of HUBCO Common Stock outstanding (adjusted to reflect the Stock Split) and (ii) 1,499,541 shares of HUBCO Common Stock assumed to be issued pursuant to the Merger.
<F11>Represents the amount computed in Note 10 above multiplied by the
     .81 Maximum Exchange Ratio.
<F12>Represents the amount computed in Note 10 above multiplied by the
     .69 Minimum Exchange Ratio.

                           SELECTED FINANCIAL DATA

          The following tables present selected financial and other data of HUBCO and Growth. Results of operations for the six months ended June 30, 1995 are derived in part from the unaudited consolidated financial statements incorporated by reference or included elsewhere in this Proxy Statement-Prospectus. Such interim data includes all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods. The results of operations for the six months ended June 30, 1995 for HUBCO and Growth are not necessarily indicative of the results that may be expected for any other period.

                                             SELECTED CONSOLIDATED FINANCIAL DATA OF HUBCO

                                             Six Months Ended June 30,               Years Ended December 31,
                                             -------------------------   ----------------------------------------------
                                                   1995       1994       1994       1993       1992      1991      1990
                                                   ----       ----       ----       ----       ----      ----      ----
EARNINGS SUMMARY:
Interest income                                 $61,024    $45,603   $103,353    $86,550    $88,296   $76,887   $75,750
Interest expense                                 20,186     13,844     32,257     27,511     35,361    38,844    41,323
                                              ---------  ---------  ---------  ---------  --------- --------- ---------
Net interest income                              40,838     31,759     71,096     59,039     52,935    38,043    34,427
Provision for possible loan losses                2,100      1,115      3,550      4,874      7,432     3,672     5,674
                                              ---------  ---------  ---------  ---------  --------- --------- ---------
Net interest income after provision for
  possible loan losses                           38,738     30,644     67,546     54,165     45,503    34,371    28,753
Other income                                      8,144      5,503     11,878     10,579     10,717     7,570     6,114
Other expenses                                   31,791     22,722     51,100     42,313     46,612    33,017    30,629
                                              ---------  ---------  ---------  ---------  --------- --------- ---------
Income before income taxes                       15,091     13,425     28,324     22,431      9,608     8,924     4,238
Income tax provision                              3,687      4,962     10,892      8,560        637     2,646     1,317
                                              ---------  ---------  ---------  ---------  --------- --------- ---------
Net income                                      $11,404     $8,463    $17,432    $13,871     $8,971    $6,278    $2,921
                                              =========  =========  =========  =========  ========= ========= =========

PER SHARE DATA:
Weighted average common shares outstanding       13,054     12,506     13,098     13,109     11,881    10,177    10,156
Net income per share                              $0.85      $0.68      $1.33      $1.06      $0.76     $0.62     $0.29
Cash dividends per common share                   $0.23      $0.12      $0.27      $0.25      $0.22     $0.24     $0.25


BALANCE SHEET SUMMARY:
Securities held to maturity                    $511,100   $564,355   $562,567   $368,824   $397,722  $198,843  $189,950
Securities available for sale                    99,180    118,981    111,604    187,204     15,430        -         -
Loans, net                                      855,530    658,211    862,384    663,588    666,141   641,949   555,760
Total assets                                  1,611,441  1,486,644  1,709,384  1,363,674  1,233,910   981,297   896,548
Deposits                                      1,416,970  1,326,737  1,491,544  1,213,336  1,111,681   887,425   781,390
Stockholders' equity                            121,710     94,639    115,551     97,654     87,585    61,154    57,008

PERFORMANCE RATIOS:
Return on average assets<F1>                       1.38%      1.19%      1.11%      1.07%      0.74%     0.69%     0.35%
Return on average equity<F1>                      19.38      17.94      16.57      14.95      11.90     10.66      5.05
Dividend payout                                   26.33      17.73      20.29      23.63      29.14     38.90     86.92
Average equity to average assets                   7.14       6.64       6.69       7.16       6.20      6.49      6.95
Net interest margin<F1>                            5.42       4.88       4.95       5.00       4.88      4.73      4.74

ASSET QUALITY RATIOS:
Allowance for possible loan losses
      to total loans, net<F2>                      1.95       2.10       1.92       2.13       1.70      1.43      1.28
Allowance for possible loan losses to
  non-performing loans                            73.57      57.94      77.55      67.25      52.11     39.72     37.40
Allowance for possible loan losses to non-
  performing assets (excluding loans past
  due 90 days or more and accruing)               68.50      52.38      62.03      51.90      37.22     38.95     42.16
Non-performing loans to total loans, net           2.66       3.62       2.48       3.16       3.27      3.60      3.43
Non-performing assets to total loans, net
  plus other real estate                           3.31       4.49       3.43       4.57       5.11      5.44      4.62
Non-performing assets (excluding loans past
  due 90 days or more and accruing) to total
  loans, net plus other real estate                2.83       3.97       3.06       4.04       4.49      3.60      3.00
Net charge-offs to average loans, net              0.45       0.43       0.79       0.38       0.99      0.53      0.50

--------------------------
[FN]
<F1>Interim ratios have been annualized for purposes of comparability with year-end data.
<F2>Total loans, net, are net of unearned income and deferred loan fees.

                                          SELECTED CONSOLIDATED FINANCIAL DATA OF GROWTH

                                                   Six Months
                                                 Ended June 30,                    Years Ended December 31,
                                               ----------------       ------------------------------------------------
                                               1995        1994       1994      1993       1992       1991       1990
                                               ----        ----       ----      ----       ----       ----       ----
                                                         (Dollars in thousands, expect for per share amounts)

EARNINGS SUMMARY:
Interest income                            $   4,739    $   3,506 $   7,659  $  5,854  $   5,078  $   3,986  $   1,801
Interest expense                               1,725        1,059     2,361     2,142      2,187      2,027        501
                                               -----        -----     -----     ------     -----      -----      -----
Net interest income                            3,014        2,447     5,298     3,712      2,891      1,959      1,300
Provision for loan losses                        150          203       634       653        180        376        650
                                               -----        -----     -----     -----      -----      -----      -----
Net interest income after provision
   for loan losses                             2,864        2,244     4,664     3,059      2,711      1,583        650
Other income                                     167          165       327       302        220        126         19
Other expenses                                 2,188        1,876     3,871     3,309      2,606      2,184      1,785
                                               -----        -----     -----     -----      -----      -----      -----
Income (loss) before income tax expense
  (benefit)                                      843          533     1,120        52        325       (475)    (1,116)
Income tax expense (benefit)                     344          (30)    -          (260)       136         10         10
                                           ---------    ---------  --------  --------   --------  ---------  ---------
Net income before extraordinary item             499          563     1,120       312        189       (486)    (1,126)
                                           ---------    ---------  --------  --------   --------  ---------  ---------
Extraordinary item:
   Reduction of tax attributable to
   prior years' loss carryforwards                 -            -         -         -        136          -          -
                                           ---------    ---------  --------  --------   --------  ---------  ---------
Net income (loss)                          $     499    $     563  $  1,120  $     312  $    325  $    (486) $  (1,126)
                                           ---------    ---------  --------  ---------  --------  ---------  ---------
PER SHARE DATA:

Weighted average common shares
    outstanding <F1>                           1,825        1,693     1,693      1,693     1,693      1,693      1,693
Net income (loss) per share                $    0.27    $    0.33 $    0.66  $    0.18 $    0.19  $   (0.29) $   (0.67)
Cash dividend per common share                  -          -          -          -          -         -          -


BALANCE SHEET SUMMARY:

Securities available for sale              $  21,199    $  14,029 $  20,080  $  18,321   $     -    $     -     $    -
Investment securities                       -              -         -         -          24,022     20,833      4,867
Loans, net                                    93,380       81,449    82,844     70,860    49,366     32,079     16,901
Allowance for loan losses                      1,497        1,131     1,427        977       917        972        650
Total assets                                 127,339      104,628   114,823     97,683    81,813     61,546     29,978
Deposits                                     108,752       89,342    99,088     83,193    68,342     48,422     17,159
Total stockholders' equity                    13,751       12,728    13,208     12,497    12,165     11,840     12,326


PERFORMANCE RATIOS:

Return on average assets <F2>                   0.85%        1.12%     1.08%      0.35%     0.27%     -1.01%     -5.64%
Return on average equity <F2>                   7.40%        8.93%     8.70%      2.53%     2.72%     -4.02%     -8.63%
Average equity to average assets               11.47%       12.58%    12.39%     13.97%    17.16%     25.19%     65.37%
Dividend payout                                -            -         -          -         -          -          -
Net interest margin <F2>                        4.90%        4.84%     5.02%      4.05%     3.86%      3.03%      2.83%


ASSET QUALITY RATIOS:

Allowance for loan losses to
    total loans, net <F3>                       1.58%        1.37%     1.69%      1.36%     1.82%      2.94%      3.70%
Allowance for loan losses to
    non-performing loans <F4>                 313.18%      106.50%   340.57%     62.19%   196.78%    325.08%     N/A
Non-performing loans to total loans <F3><F4>    0.50%        1.29%     0.50%      2.19%     0.93%      0.91%      0.00%
Net charge-offs to average loans, net <F2>      0.18%        0.13%     0.23%      1.07%     0.00%      0.00%      0.00%


---------------------------
[FN]
<F1> The weighted shares outstanding for the period ended June 30, 1995 include the effect of outstanding options for Growth Common Stock.
     For the period ended June 30, 1994 and for each year in the five year period ended December 31, 1994, the weighted shares outstanding do not include the effect of such options as the options did not result in material dilution.
<F2> Interim ratios have been annualized for purposes of comparability with year-end data.
<F3> Total loans are net of unearned income and deferred loan fees.
<F4> Non-performing loans include non-accruing loans and loans past due 90 days or more and accruing.

                       SUMMARY SELECTED PRO FORMA DATA

   The following table presents certain unaudited combined condensed financial information from the Pro Forma Combined Condensed Statements of Income for the six month periods ended June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, and the Pro Forma Combined Condensed
Balance Sheet at June 30, 1995, in each case giving effect to the acquisition of Growth by HUBCO in a transaction accounted for as a pooling of interests, as if such transaction had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on June 30, 1995. The unaudited pro forma statements of income for the six months ended June 30, 1994 and the years ended December 31, 1994 and 1993 also give effect to the Washington Merger in a transaction accounted for as a purchase, as if the Washington Merger had been consummated on the first day of such periods. See "PRO FORMA COMBINED FINANCIAL INFORMATION" for a description of the extent to which Washington's consolidated results of operations are reflected in the pro forma data presented herein. Pro forma per share amounts have been determined based on the assumptions set forth in the pro forma combined condensed unaudited financial statements presented elsewhere herein, including assumption of the Maximum Exchange Ratio of 0.81 shares of HUBCO Common Stock for each share of Growth common Stock.

   The actual, pro forma and pro forma equivalent per share data included in the table below should be read in conjunction with the financial statements of HUBCO, Washington and Growth, the pro forma combined condensed financial statements of HUBCO and Growth, the pro forma combined condensed financial statements of HUBCO, Washington and Growth and the related notes accompanying such financial statements, all of which are either incorporated by reference herein or appear elsewhere herein. See "INFORMATION INCORPORATED BY REFERENCE," "INDEX TO FINANCIAL STATEMENTS OF GROWTH FINANCIAL CORP" and "PRO FORMA COMBINED FINANCIAL INFORMATION." The pro forma data presented below are not necessarily indicative of the results that would actually have been attained if the Merger and/or the Washington Merger had been consummated as of the first day of the periods described below or results that may be attained in the future.

                  Pro Forma Combined Unaudited Financial Information



                                           For the Six Months Ended June 30     For the Year Ended December 31
                                                       1995          1994          1994      1993      1992
                                                    -----------   ----------    ------------------------------
RESULTS OF OPERATIONS:                                            (In Thousands, Except Per
                                                                  Share Amounts)
  Net interest income before provision
      for possible loan losses                         $43,852      $38,088       $80,336   $69,534   $55,826
  Provision for possible loan losses                     2,250        2,143         5,294     6,211     8,124
  Net interest income after provision
      for possible loan losses                          41,602       35,945        75,042    63,324    47,702
  Income before income taxes                            15,934       11,421        26,917    19,990     9,933
  Net income                                            11,903        7,372        16,908    14,228     9,160

PER SHARE DATA: (1)
  Earnings per common share :
    Primary <F2>                                         $0.82        $0.49         $1.13     $0.90     $0.68
    Fully diluted                                         0.80         0.48          1.11      0.90      0.68


                                                      As of
                                                     June 30,
                                                       1995
                                                    -----------
BALANCE SHEET :
  Total assets                                      $1,738,780
  Total deposits                                     1,525,722
  Total stockholders' equity                           135,461
  Book Value per common share<F1>                         9.12

----------------------
[FN]
<F1>Adjusted for the Stock Split.
<F2>After pro forma payments of Series A Preferred Stock dividends of $525,
    $574, $1149, $1149 and $0 for the six month periods ending June 30, 1995 and 1994 and the years ended December 31, 1994, 1993 and 1992, respectively. This represents $.72, $.72, $1.44, $1.44 and $0 per share, respectively.

                                 INTRODUCTION

GENERAL


   This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $1.00 per share ("Growth Common Stock"), of Growth Financial Corp ("Growth"), in connection with the solicitation of proxies by the Board of Directors of Growth for use at a Special Meeting of Growth's stockholders to be held at the Basking Ridge Country Club, 185 Madisonville Road (off
North Maple Avenue) Basking Ridge, New Jersey on Wednesday, December 20, 1995 at 11:00 a.m., local time, and any adjournments or postponements thereof (the "Meeting"). Only stockholders of record at the close of business on November 3, 1995 (the "Record Date") will be entitled to vote at the Meeting or at any adjournments thereto either in person or by proxy.

   At the Meeting, the stockholders of Growth will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 18, 1995, among HUBCO, Inc. ("HUBCO"), Hudson United Bank ("HUB"), Growth and Growth Bank pursuant to which Growth will merge with and into HUBCO (the "Merger"). Pursuant to a related Bank Merger Agreement, it is intended that immediately following the Merger, Growth Bank, a wholly owned subsidiary of Growth, will be merged with and into HUB, a wholly owned subsidiary of HUBCO. If the proposed Merger is consummated, each share of Growth Common Stock will be converted into and be exchangeable for the number of shares (the "Exchange Ratio") of common stock, no par value, of HUBCO ("HUBCO Common Stock") equal to a fraction, the numerator of which will be $14.64 and the denominator of which will be the Median Pre-Closing Price of HUBCO Common Stock (a term defined in the Merger Agreement generally as the median closing price of HUBCO Common Stock during the first 20 of the 25 trading days prior to the closing of the Merger), with a minimum Exchange Ratio of 0.69 (which will apply if the Median Pre-Closing Price of HUBCO Common Stock is above $21.23) and a maximum Exchange Ratio of 0.81 (which will apply if the Median Pre-Closing Price of HUBCO Common Stock is below $18.07), subject to adjustment provisions set forth in the Merger Agreement and described in this Proxy Statement-Prospectus. For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "THE MERGER". This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to stockholders of Growth on or about November __, 1995.


   HUBCO has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of HUBCO Common Stock which will be issued in connection with the Merger. In addition to constituting the Growth Proxy Statement for the Meeting, this document constitutes a Prospectus of HUBCO with respect to the HUBCO Common Stock to be issued if the Merger is consummated.

   All information contained in this Proxy Statement-Prospectus with respect to Growth was supplied by Growth. All information contained in or incorporated by reference in this Proxy Statement-Prospectus with respect to HUBCO was supplied by HUBCO. The first date on which this Proxy Statement-Prospectus and the enclosed form of proxy are being sent to the stockholders of Growth is on or about November __, 1995.

   This Proxy Statement-Prospectus does not cover any resales of shares of HUBCO Common Stock to be received by stockholders of Growth upon consummation of the transactions described herein. Affiliates of Growth will be subject to restrictions on their ability to resell the HUBCO Common Stock received by
them in the Merger.   See "THE PROPOSED MERGER--Resale Considerations with
Respect to HUBCO Common Stock."

PARTIES TO THE MERGER

   HUBCO. HUBCO, Inc. ("HUBCO") is a bank holding company whose principal operating subsidiary is Hudson United Bank ("HUB"), a New Jersey-chartered commercial bank. HUBCO's corporate headquarters are located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430. HUB's corporate headquarters are located at 3100 Bergenline Avenue, Union City, New Jersey 07087. The telephone number of HUBCO and HUB is (201) 236-2200. Incorporated in 1890, HUB is a full service commercial bank which primarily serves small and mid-sized businesses and consumers in Northern New Jersey, its primary market area. HUB currently operates over 50 branches in Hudson, Bergen, Passaic, Essex, Middlesex and Morris counties. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC"). As of June 30, 1995, HUBCO had consolidated assets of $1.6 billion, consolidated deposits of $1.4 billion and consolidated stockholders' equity of $121 million. Based on assets, at June 30, 1995, HUBCO was among the ten largest commercial bank holding companies headquartered in New Jersey. HUBCO's strategy is to enhance profitability and build market share through both internal growth and acquisitions. Since October, 1990, HUBCO has added over 40 branches and approximately $1.1 billion in assets through ten acquisitions of financial institutions in both government-assisted and private transactions. As a result, HUBCO's asset base grew to $1.6 billion at June 30, 1995. HUBCO EXPECTS TO CONTINUE ITS ACQUISITION STRATEGY FOR THE FORESEEABLE FUTURE. FUTURE ACQUISITIONS MAY BE EXPECTED TO AFFECT HUBCO'S EARNINGS AND THE
MARKET PRICE OF HUBCO COMMON STOCK. HUBCO's principal assets and sources of income are its investments in its subsidiaries. HUBCO is a legal entity separate and distinct from its subsidiaries. There are various federal and state legal limitations on the extent to which a bank subsidiary of HUBCO may pay dividends to, finance or otherwise supply fund to HUBCO. Additional information about HUBCO and HUB is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "AVAILABLE INFORMATION" and "INFORMATION INCORPORATED BY REFERENCE."

   Growth. Growth Financial Corp ("Growth") is a bank holding company organized under the laws of the State of New Jersey and registered under the Bank Holding Company Act of 1956, as amended. Growth has one banking subsidiary, Growth Bank, with three branches serving Morris and Somerset Counties, New Jersey. At June 30, 1995, Growth had total assets of approximately $130 million. Growth anticipates opening an additional branch in Mendham, New Jersey in early 1996 and also is in the process of applying to the FRB and the Department of Banking to open another branch in Morristown, New Jersey. Growth's principal executive offices are located at 1500 Route 202, Harding Township, New Jersey, its mailing address is P.O. Box 401, Basking Ridge, New Jersey 07920-0401, and its telephone number is (201) 425-2500. See "AVAILABLE INFORMATION"; "BUSINESS OF GROWTH"; "MANAGEMENT'S DISCUSSION AND ANALYSIS OF GROWTH FINANCIAL CORP'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS"; and "INDEX TO FINANCIAL STATEMENTS OF GROWTH FINANCIAL CORP."


                                 THE MEETING

THE MEETING

   Each copy of this Proxy Statement-Prospectus mailed to holders of Growth Common Stock is accompanied by a proxy card furnished in connection with the Growth Board of Directors' solicitation of proxies for use at the Meeting. The Meeting is scheduled to be held at the Basking Ridge Country Club, 185 Madisonville Road (off North Maple Avenue), Basking Ridge, New Jersey, on Wednesday, December 20, 1995 at 11:00 a.m., local time. Only holders of record of Growth Common Stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Meeting. At the Meeting, holders of Growth Common Stock will consider and vote upon (i) a proposal to approve the Merger Agreement and (ii) such other matters as may properly be brought before the Meeting, or any adjournment or postponements thereof, including, without limitation, a motion to adjourn or postpone the Meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement. On each matter to be considered at the Meeting by holders of Growth Common Stock, such holders will have one vote for each share of Growth Common Stock held of record on the Record Date.

   HOLDERS OF GROWTH COMMON STOCK ARE REQUESTED TO PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD TO GROWTH IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

   Any holder of Growth Common Stock who has delivered a proxy may revoke it any time before it is voted by (i) attending the Meeting and voting in person at the Meeting, (ii) giving notice of revocation in writing to the Assistant Secretary of Growth or (iii) submitting a signed proxy card, bearing a later date than the proxy last received, to the Assistant Secretary of Growth, provided that such notice or proxy card is actually received by Growth before the vote of stockholders. A proxy will not be revoked by the death or supervening incapacity of the stockholder executing the proxy unless, before the vote, the proxy is revoked by the personal representative or guardian of the stockholder. UNLESS CONTRARY INSTRUCTIONS ARE PROVIDED, THE SHARES OF GROWTH COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED AT OR PRIOR TO THE MEETING AND NOT SUBSEQUENTLY REVOKED WILL BE VOTED "FOR" APPROVAL OF THE MERGER AGREEMENT. IF ANY OTHER MATTERS ARE PROPERLY PRESENTED FOR CONSIDERATION AT THE MEETING, THE PERSONS NAMED IN THE PROXY CARD ENCLOSED HEREWITH WILL HAVE DISCRETIONARY AUTHORITY TO VOTE ON SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT, PROVIDED, HOWEVER, THAT SUCH DISCRETIONARY AUTHORITY WILL BE EXERCISED ONLY TO THE EXTENT PERMISSIBLE UNDER APPLICABLE LAWS. As of the date of this Proxy Statement-Prospectus, Growth is unaware of any other matter to be presented at the Meeting.

   KPMG Peat Marwick LLP has served as Growth's independent certified public accountants since Growth's inception. KPMG Peat Marwick LLP will have a representative at the Meeting who will have an opportunity to make a statement if such representative desires, and who will be available to respond to appropriate questions.

SOLICITATION OF PROXIES

   The enclosed proxy is being solicited by the Growth Board of Directors for use in connection with the Meeting. Growth will bear its own expenses in connection with solicitation of proxies for its Meeting. In addition to solicitation of proxies by use of the mail, directors, officers and employees of Growth may also make solicitation of proxies of stockholders either personally, or by telephone, telegram or other forms of communication. These persons will not be specifically compensated for soliciting proxies. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the proxy solicitation materials to the beneficial owners of shares of Growth Common Stock held of record by such persons, and Growth will reimburse them for their expenses.

   STOCKHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY
CARDS.

VOTE REQUIRED


   Only holders of record of shares of Growth Common Stock on the Record Date will be entitled to vote at the Meeting. Each holder of record of shares of Growth Common Stock on the Record Date will be entitled to one vote for each share registered in his or her name on each matter presented to a vote of the stockholders at the Meeting. On the Record Date, 1,694,081 shares of Growth Common Stock were issued and outstanding. Approximately 790,135 shares (constituting approximately 39.9% of the outstanding shares of Growth Common Stock excluding currently exercisable options) were beneficially owned by directors and executive officers of Growth and their affiliates on the Record Date. In connection with the execution of the Merger Agreement, each director of Growth and Growth Bank agreed, in his or her individual capacity, to vote or cause to be voted all shares of Growth Common Stock held by such person, or over which such person exercises full voting control, in favor of the Merger. In addition, each non-director executive officer of Growth has indicated his or her intention, in his or her individual capacity, to vote in favor of the Merger. As of November 3, 1995, the directors and executive officers beneficially owned shares of Growth Common Stock as follows:


         NAME OF              NUMBER OF SHARES
     BENEFICIAL OWNER           BENEFICIALLY         PERCENT OF
                                  OWNED<F1>          CLASS<F2>
                             ------------------

 William B. Bradbury, Jr.<F3>      44,817               2.6%

 Lawrence P. Brady, Jr.<F4>        47,516               2.8%

 Henry A. Collins<F5>              53,227               3.1%

 Robert J. DiQuollo<F6>            13,735               0.8%

 John P. Horton<F7>                70,820               4.1%

 A. Richard Lanyi<F8>              14,695               0.9%

 Barry R. Mandelbaum                9,259               0.5%

 George J. McGuinness<F9>          24,653               1.5%

 Dale G. Potter<F10>              242,632              13.3%

 Alan T. Schiffman<F11>             7,554               0.4%

 Arthur R. Schmauder<F12>          33,521               2.0%

 Herbert Smilowitz<F13>            55,714               3.3%

 Richard S. Van Cleave III<F14>    54,888               3.2%

 John D. Welch, Jr.<F15>           77,931               4.5%

 Richard G. Whitehead<F16>         39,173               2.3%

 Total Aggregate
 Ownership of
 Directors and
 Executive Officers
 as a Group (15 persons)           790,135<F17>        39.9%
                                   -------
-----------------------
[FN]
<F1> The number of shares of Common Stock owned and the number of shares subject to options have been adjusted to reflect the Company's 5% stock dividend which was distributed on March 15, 1995.
<F2> Percent of common stock beneficially owned reflects percentage of ownership if options were exercised.
<F3> Includes 4,839 shares that may be acquired upon the exercise of options granted and presently exercisable.
<F4> Includes 7,103 shares that may be acquired upon the exercise of options granted and presently exercisable.
<F5> Includes 11,550 shares that may be acquired upon the exercise of options granted and presently exercisable.
<F6> Includes 6,135 shares that may be acquired upon the exercise of options granted and presently exercisable.
<F7> Includes 26,850 shares that may be acquired upon the exercise of options granted and presently exercisable.
<F8> Includes 9,950 shares that may be acquired upon the exercise of options granted and presently exercisable.
<F9> Includes 5,789 shares that may be acquired upon the exercise of options granted and presently exercisable. Also includes 399 shares owned by his wife as custodian for his son as to which he disclaims beneficial ownership. Includes 11,896 shares beneficially owned as Co-trustee of the Growth Bank 401(k) Plan.
<F10>Includes 44,653 shares that may be acquired upon the exercise of options granted and presently exercisable. Includes 84,638 shares subject to options which may be acquired pursuant to an Agreement with Growth. See Interests of Certain Persons in the Merger. Also includes 464 shares owned by his stepdaughter as to which he disclaims beneficial ownership. Includes 11,896 shares beneficially owned as Co-trustee of the Growth Bank 401(k) Plan.
<F11>Includes 1,765 shares that may be acquired upon the exercise of options granted and presently exercisable.
<F12>Includes 8,053 shares that may be acquired upon the exercise of options granted and presently exercisable.
<F13>Includes 1,886 shares that may be acquired upon the exercise of options granted and presently exercisable. Also includes 43,410 shares owned by his company's Profit Sharing Plan.
<F14>Includes 20,954 shares that may be acquired upon the exercise of options granted and presently exercisable.
<F15>Includes 38,340 shares that may be acquired upon the exercise of options granted and presently exercisable. Also includes 811 shares owned by his wife as to which he disclaims beneficial ownership.
<F16>Includes 11,577 shares that may be acquired upon the exercise of options granted and presently exercisable. Also includes 5,094 shares owned as custodian for his children as to which he disclaims beneficial ownership. Includes 11,896 shares beneficially owned as Co-trustee of the Growth Bank 401(k) Plan.
<F17>Includes 288,314 shares that may be acquired upon the exercise of options granted and presently exercisable.


   As of the Record Date, HUBCO beneficially owned 55,778 shares (approximately 3.3% of the outstanding shares) of Growth Common Stock. As of the Record Date, the directors and executive officers of HUBCO and their affiliates did not beneficially own any shares of Growth Common Stock. Growth management is not aware of any individual or entity that owned, of record or beneficially, as of the Record Date, more than 5% of the outstanding Common Stock of Growth, except as follows:


                                 NUMBER OF
                                   SHARES
    NAME AND ADDRESS            BENEFICIALLY
   OF BENEFICIAL OWNER           OWNED<F1>          PERCENT OF CLASS<F2>
   -------------------        ----------------      --------------------

 The Summit                        167,571                  9.9%
 Bancorporation<F3>
 One Main Street
 Chatham, NJ 07928

 Dale G. Potter, President and     246,864                 13.3%
 Chief Executive Officer of
 Growth and Growth Bank,
 1500 Route 202
 Harding Township, NJ

--------------
[FN]
<F1>  The number of shares of Common Stock owned and the number of shares subject to options have been adjusted to reflect the Company's 5% stock dividend which was distributed on March 15, 1995.
<F2>  Percent of common stock beneficially owned reflects percentage of ownership if options were exercised.

<F3>  This represents 116,793 shares of Growth Common Stock owned by The
      Summit Bancorporation ("Summit"), plus 50,778 shares of Common Stock which Summit may acquire pursuant to an option granted by Growth to Summit entitling Summit to acquire the shares at a current exercise price of $9.93 per share. By agreement, Summit at no time shall be permitted to exercise options which would have the effect of increasing Summit's ownership over 9.9%.


   The presence, in person or by proxy, of holders of Growth Common Stock entitled to cast a majority of votes at the Meeting, is necessary to constitute a quorum of the stockholders in order to take action at the Meeting. Once a quorum is established, approval of the Merger Agreement requires the affirmative vote of the majority of votes cast by the holders of Growth Common Stock entitled to vote at the Meeting.

                             THE PROPOSED MERGER

GENERAL DESCRIPTION

   A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement. Descriptions of the Merger and the Merger Agreement are qualified in their entirety by reference to the Merger Agreement which is hereby incorporated in this Proxy Statement-Prospectus by reference.

   The Merger Agreement provides that, at the Effective Time, Growth will be merged with and into HUBCO, with HUBCO as the surviving corporation (the "Surviving Corporation"), and all the property, rights, powers and franchises of each of Growth and HUBCO will vest in the Surviving Corporation. Immediately following the Effective Time, Growth Bank will be merged into HUB (the "Bank Merger"), with HUB as the surviving bank (the "Surviving Bank"). The separate identity and existence of Growth Bank will cease upon consummation of the Bank Merger and all property, rights, powers and franchises of each of Growth Bank and HUB will vest in the Surviving Bank and the Surviving Bank will continue to operate as a wholly owned subsidiary of HUBCO. At the Effective Time of the Merger, each share of Growth Common Stock outstanding immediately prior to the Effective Time will be converted into shares and be exchangeable for newly issued shares of HUBCO Common Stock, subject to certain adjustments as more fully described under "-- Consideration".

CONSIDERATION

   At the Effective Time of the Merger, each share of Growth Common Stock issued and outstanding immediately prior to the Effective Time will be converted into and exchangeable for a number (the "Exchange Ratio") of shares of HUBCO Common Stock equal to $14.64 divided by the Median Pre-Closing Price (as defined below) of HUBCO Common Stock, with a minimum Exchange Ratio of
0.69 (the "Minimum Exchange Ratio") and a maximum Exchange Ratio of 0.81 (the "Maximum Exchange Ratio"). The Minimum Exchange Ratio will apply if the Median Pre-Closing Price of HUBCO Common Stock is above $21.23 and the Maximum Exchange Ratio will apply if the Median Pre-Closing Price of HUBCO Common Stock is below $18.07. The Exchange Ratio, the Minimum Exchange Ratio and the Maximum Exchange Ratio are each subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification or similar transaction by HUBCO with respect to the HUBCO Common Stock.

   The "Median Pre-Closing Price" is defined in the Merger Agreement as the Median Price of HUBCO Common Stock calculated based upon the Closing Price of HUBCO Common Stock during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The "Closing Price" is defined in the Merger Agreement as the closing price of HUBCO Common Stock as supplied by Nasdaq and published in The Wall Street Journal during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The "Median Price" is defined in the Merger Agreement as the average of the Closing Prices left after discarding the 9 lowest and 9 highest Closing Prices in the 20 day period. A trading date is defined as a day for which a Closing Price is supplied and published.

   No holder of Growth Common Stock will be entitled to receive any fractional shares of HUBCO Common Stock pursuant to the Merger, but instead will be entitled to receive (without interest) a cash payment in the amount of the value of such fractional share interest, determined by multiplying such holder's fractional interest by the Median Pre-Closing Price of HUBCO Common Stock. All shares of HUBCO Common Stock that individual Growth stockholders are entitled to receive in exchange for each share of Growth Common Stock held will be aggregated to constitute as many whole shares of HUBCO Common Stock as possible before determining the amount of a cash payment for fractional shares.

NO DISSENTERS' RIGHTS

   Under New Jersey law, holders of Growth Common Stock are not entitled to dissenter's rights of appraisal in connection with the Merger.

CONVERSION OF STOCK OPTIONS

   The Merger Agreement provides that each outstanding option to purchase shares of Growth Common Stock (a "Growth Option") granted under Growth's existing stock option plans will be assigned a value (the "Option Value") equal to (a) the Median Pre-Closing Price of HUBCO Common Stock multiplied by the Exchange Ratio (b) minus the stated exercise price for the Growth Option,
(c) such difference then multiplied by the number of shares of Growth Common Stock for which the option may be exercised. At the Effective Time each Growth Option will be converted into that number of shares of HUBCO Common Stock equal to the Option Value divided by the Median Pre-Closing Price of HUBCO Common Stock. No fractional shares of HUBCO Common Stock will be issued in exchange for Growth Options. Instead, holders of Growth Options will receive cash equal to the fractional share interest multiplied by the Median Pre-Closing Price of HUBCO Common Stock. Growth maintains one non-qualified stock option plan for both the incorporators and the Board of Directors, and an Employee Stock Option Plan which has issued incentive stock options. Options are outstanding under both plans. In addition, Dale Potter and The Summit Bancorporation each hold outstanding Growth Options. See "THE MEETING -- Vote Required" and "THE PROPOSED MERGER -- Interests of Certain Persons in the Merger" for further information about the Growth Options owned by Dale Potter and The Summit Bancorporation.

BACKGROUND OF AND REASONS FOR THE MERGER

   Background of the Merger
   ------------------------

   Growth was incorporated under the laws of the State of New Jersey on October 27, 1988 and received approval from the Federal Reserve Board on October 4, 1989 to become a bank holding company with respect to Growth Bank. Growth completed its initial public offering on November 14, 1989 after the sale of 1,462,149 shares of Growth Common Stock at $10.00 per share. Growth Bank commenced banking operations on February 12, 1990. The period subsequent to Growth Bank's inception has been one of continued and substantial change in the banking industry, characterized by heightened regulatory scrutiny and intensifying competition and consolidation. Management of Growth and the Growth Board focused on these changes and sought to best position Growth and its stockholders to enhance the value of Growth Common Stock, including reviewing the possibilities of remaining independent, being acquired or making acquisitions.

   Beginning in April 1994, Growth management began to receive several unsolicited verbal indications of interest to acquire Growth. None of these verbal indications of interest were presented by the interested parties in a written or detailed form to Growth, and none of the potential acquirors pursued further these indications of interest. Partially in response to these indications of interest as well as the changes in the banking industry, Growth revised and expanded a five-year business plan for 1995 through 1999, which included various financial objectives and projections for Growth. In January 1995, Growth invited McConnell, Budd & Downes, Inc. ("MB&D") an investment banking firm, to render general advisory services as well as merger and acquisition services to Growth. Although the Growth Board was not actively soliciting offers to sell Growth, it was the consensus of the Growth Board that it would be prudent to determine a fair price for Growth should an indication of interest be presented. MB&D assisted the Growth Board in establishing the process to adequately evaluate any such indication of interest. In May 1995, Growth formally engaged the investment advisory firm of MB&D.

   In March 1995, the Chief Executive Officer of HUBCO contacted the Chief Executive Officer of Growth to discuss the possibility of pursuing a business combination. This contact was informal and preliminary in nature and the Growth Chief Executive Officer suggested that HUBCO present any preliminary indication of interest in writing to the Growth Board. Shortly thereafter, HUBCO did present a written preliminary indication of interest to Growth, which led to further discussions between the parties relative to the possibility of a merger. Both sides determined that sufficient interest existed to execute a confidentiality agreement, which was executed on May 2, 1995. HUBCO began an extensive due diligence examination of Growth in mid-May.

   From April through June of 1995, Growth received several additional preliminary indications of interest from other financial institutions concerning the possibility of pursuing a merger with or an acquisition of Growth. On April 26, 1995 the Growth Board established an Ad Hoc Committee of five members to review each of these preliminary indications of interest, with the assistance of MB&D. Informal discussions were held with each of these parties at the senior management level concerning valuation and structure of a potential transaction. Growth entered into a confidentiality agreement with two of these parties and allowed each to conduct limited due diligence examinations. Following this examination, one party withdrew its indication of interest and the other party indicated that it was considering an offer in the range of the then current market value of Growth Common Stock, which would have been approximately $13.00 per share.

   In June 1995, HUBCO reaffirmed its interest in acquiring Growth and indicated that it would be willing to acquire Growth whereby each share of Growth Common Stock would be converted to .81 shares of HUBCO. This exchange ratio meant that Growth Common Stock would have a value at the date of execution of the proposed merger agreement of approximately $14.00. On the basis of that position as well as the extent to which HUBCO had conducted its due diligence examination of Growth, the Growth Board, at its June 28, 1995 Board Meeting, instructed MB&D to continue negotiating the price and structure of a possible merger with HUBCO and to determine whether any of the other interested parties would be in a position to make a comparable offer to Growth. One party presented an indication of interest to Growth which was of lesser value than the HUBCO offer, and this party declined the invitation to increase its offer.

   The Growth Board and Ad Hoc Committee thereof held a substantial number of special and regular meetings beginning in April 1995 to review and consider the various indications of interest and to give direction to Growth management as to how to proceed with each indication of interest. At substantially all of the meetings, MB&D was present to answer questions and present analyses of the various proposals. In late July and early August 1995, Growth management conducted its due diligence of HUBCO, assisted by its investment advisors and special counsel, and reported its findings to the Growth Board. On August 1, 1995, the Ad Hoc Committee again reviewed the HUBCO proposal with MB&D, which indicated that the proposal was fair to Growth shareholders from a financial point of view. The Ad Hoc Committee voted to present the HUBCO proposal to the entire Growth Board.

   The Growth Board met on August 3, 1995 to review and consider the terms of HUBCO's offer. MB&D made a presentation regarding the proposal, including a review of specific terms and conditions of the offer. The presentation addressed each of the following: the terms and conditions of the proposed acquisition, including its substantially tax-deferred exchange; the proposed exchange ratio and proposed cash dividend payments by Growth; the recent price movements of HUBCO Common Stock and the effect of such on the exchange ratio; a financial summary of the proposed merger; a summary of the discounted value of the future sale of the Growth franchise; the financial implications of the proposed merger as it related to Growth as an independent entity as compared to a pro forma combined entity; an analysis of Growth's required earnings to eliminate the anticipated earnings per share dilution of the merger; a discounted cash flow analysis; and a comparison of the HUBCO proposal to numerous other recent transactions involving New York and New Jersey commercial banks. In addition, Growth's special counsel made a presentation regarding the fiduciary duties of the Growth Board. Following the presentations, the Growth Board expressed its preliminary view that the HUBCO proposal, as it then existed, appeared to be in the best interests of Growth and its shareholders and therefore the Board authorized senior management to pursue further discussions with HUBCO to finalize a definitive agreement.

   During this period, both parties completed their due diligence examinations as well as continued to negotiate the terms and conditions of the proposed merger. On August 17, 1995, Growth's Chief Executive Officer received an unsolicited oral preliminary indication of interest from a Pennsylvania bank holding company at an approximate cash price of up to $15.00 per share. This preliminary indication of interest was subject to a due diligence examination and did not contemplate the existence of the various outstanding options (equal to approximately 20% of the pro forma outstanding shares) to acquire Growth Common Stock which may have significantly decreased the value of the Growth Common Stock to the potential acquiror. On August 18, 1995, the
Growth Board held a special meeting, with representatives of MB&D and special counsel in attendance, to consider the HUBCO offer and the oral preliminary indication of interest. The Growth Board was presented with the proposed HUBCO-Growth Merger Agreement and Stock Option Agreement which set forth the terms and conditions of the proposed Merger, as well as an analysis by MB&D of the implication of any volatility in HUBCO Common Stock as it effected the Exchange Ratio. Growth's special counsel reviewed the Merger Agreement,
Stock Option Agreement and other exhibits and responded to questions from directors. At such time MB&D issued an oral opinion as to the fairness of the range of exchange ratios, including the minimum or maximum, from a financial point of view, to be paid to holders of Growth Common Stock. The Growth Board determined that the oral preliminary indication of interest from the Pennsylvania bank holding company was too tentative and conditional in nature to delay voting on the HUBCO proposal, which was subject to expiration. Following a lengthy discussion, the Growth Board determined that acceptance of the HUBCO proposal was in the best interest of holders of Growth Common Stock and unanimously approved with two abstentions the Merger Agreement and the Stock Option Agreement and authorized their execution. Subsequently, the Merger Agreement and the Stock Option Agreement were executed.


   Growth's Reasons for the Merger
   -------------------------------

   The Growth Board, with the assistance of outside financial and legal advisors, has evaluated the financial, legal and market conditions bearing on the decision to recommend the Merger. The terms of the Merger, including the price, are a result of arm's length negotiations between representatives of Growth and HUBCO. In reaching its determination that the Merger and Stock Option Agreements are fair to, and in the best interests of Growth and holders of Growth Common Stock, the Growth Board considered a number of factors, both from a short and long term perspective, including, without limitation, the following:

     (i) the Growth Board's familiarity with and review of Growth's business, financial condition, results of operations, management, prospects, including, but not limited to, its potential growth, development, productivity and profitability, and the business risks associated therewith;

     (ii) the current and prospective environment in which Growth operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally and the trend toward consolidation in the financial services industry, particularly in Growth's market area;

     (iii) information concerning the business, operations, asset quality and prospects of HUBCO, including its recent acquisitions and the recent performance of HUBCO Common Stock;

     (iv) the oral and written presentations and the oral and written opinions of Growth's financial advisor, MB&D, that the consideration was fair to the holders of Growth Common Stock from a financial point of view;

     (v) the Growth Board's belief that the terms of the proposed form of Merger Agreement with HUBCO were attractive in that it would allow Growth shareholders to receive stock in the Merger, thus permitting shareholders to defer any tax liability associated with the increase in the value of their stock as a result of the Merger, and to become shareholders in HUBCO, an institution with strong operations, management, earnings performance and stock liquidity;

     (vi) the expectation that HUBCO will continue to provide quality service to the community and customers served by Growth and the expectation that HUBCO would likely maintain Growth Bank's branches as branches of HUB. HUB has no overlapping branches with Growth (HUB currently has no branch locations in Somerset County and one branch located in Northern Morris County).


     (vii) the compatibility of the respective businesses of Growth and HUBCO;

     (viii) the addition of products and services, as well as greater convenience through additional locations, which will be afforded Growth customers as a result of the Merger; and

     (ix) the alternative strategic courses available to Growth, including remaining independent or exploring other indications of interest from other potential acquirors.

   THE IMPORTANCE OF THESE FACTORS RELATIVE TO ONE ANOTHER CANNOT PRECISELY BE DETERMINED OR STATED HEREIN. THE GROWTH BOARD UNANIMOUSLY APPROVED THE
MERGER AGREEMENT WITH TWO ABSTENTIONS AND RECOMMENDS THAT GROWTH STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

   Recommendation of the Growth Board
   ----------------------------------

   THE GROWTH BOARD HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT GROWTH STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT. THE GROWTH BOARD BELIEVES THAT THE MERGER WILL ENABLE GROWTH STOCKHOLDERS TO PARTICIPATE IN OPPORTUNITIES FOR GROWTH THAT THE BOARD BELIEVES THE MERGER MAKES POSSIBLE. See "THE MERGER Background of the Merger;" " Reasons for the Merger" and " Opinion of Growth's Financial Advisor."

   HUBCO's Reasons for the Merger
   ------------------------------

   HUBCO's Board of Directors has approved the Merger, and believes the Merger is in the best interests of HUBCO's stockholders. HUBCO management expects that the acquisition of Growth and Growth Bank will expand HUBCO's presence in the affluent markets of Morris and Somerset Counties, New Jersey, which are presently served by Growth. HUBCO management believes that the acquisition of Growth will complement HUBCO's past acquisitions and will result in a natural extension of the market places currently served by HUBCO. HUBCO management anticipates that the Merger will enhance the earnings capacity of the Growth Bank branches and contribute positively to HUBCO's consolidated earnings, through HUBCO's ability to offer expanded services to Growth Bank's current customers and through cost savings and efficiencies to be achieved by consolidating duplicative administrative functions. No assurance can be given that HUBCO will realize its revenue enhancement, cost savings or other post-merger goals.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

   Stock Ownership
   ---------------


   As of November 3, 1995, the executive officers and directors of Growth beneficially owned 790,135 shares of Growth Common Stock, or approximately 39.9% of the issued and outstanding shares of Growth Common Stock. All options to purchase Growth Common Stock outstanding at the Effective Time, including options to purchase 288,314 shares of Growth Common Stock held by executive officers and directors of Growth, will be converted into HUBCO Common Stock by virtue of the Merger. See " -- Conversion of Stock Options." In connection with the execution of the Merger Agreement, each director of Growth and Growth Bank agreed, in his or her individual capacity, to vote or cause to be voted all shares of Growth Common Stock held by such person, or over which such person exercises full voting control, in favor of the Merger. In addition, each non-director executive officer of Growth has indicated his or her intention, in his or her individual capacity, to vote in favor of the Merger.


   Employment Arrangements
   -----------------------

   On April 27, 1994, Growth and Growth Bank issued a Memorandum (the "Memorandum") concerning, among other things, the terms and conditions of the continued employment by Growth and Growth Bank of Dale G. Potter, Maria Armstrong, Richard Whitehead and George McGuinness (the "Executives"). The Memorandum provided for employment of Mr. Potter on an "at will" basis at compensation and benefit levels at least equal to those he was receiving on March 20, 1994. The Memorandum provided that in the event of a "change of control," Mr. Potter would be issued stock options to purchase 5% of the then issued and outstanding shares of Growth Common Stock at an exercise price equal to the closing Nasdaq bid price of the Growth Common Stock on December 31 of the year immediately preceding the change of control, and that upon any termination of employment Mr. Potter would be entitled to continuation of compensation and benefits through April 26, 1996. Also, in the event of a "change of control," Ms. Armstrong, Mr. Whitehead and Mr. McGuinness would be guaranteed 24 months employment, or severance benefits equal to 24 months, at their then current level of salary and benefits. The Memorandum defined "change of control" to include a person or group becoming the holder of 51% of the outstanding stock of Growth or a majority of the stock owned by the Board of Directors of Growth agreeing to be acquired by a person or group under circumstances which would require Exchange Act reporting.

   On August 18, 1995, Growth and Growth Bank (the "Employer") entered into separate agreements with each of the Executives clarifying the terms of their employment. Such agreements supersede all prior agreements with the Executives, except for a certain release given by Mr. Potter to the Employer which remains in effect, and the agreements cannot be amended without HUBCO's consent.

   The agreement with Mr. Potter provides for Growth to issue him options for 84,638 shares of Growth Common Stock (5% of the shares of Growth outstanding on August 18, 1995) at an exercise price of $10.77 per share (the closing price of Growth Common Stock on December 31, 1994). The Employer will employ Mr. Potter from August 18, 1995 until the earlier of the Closing of the Merger or April 26, 1996, at a monthly salary of $12,500 and benefits with a value of at least $2,517 per month, which salary and benefits are equal to the level received by Mr. Potter as of March 20, 1994. If the Closing occurs prior to April 26, 1996, the Employer will cause Mr. Potter to be provided with the same level of salary and benefits through April 26, 1996. Each of the Employer and Mr. Potter have the right to terminate his employment with or without cause on 30 days' notice. If his employment is terminated by the Employer prior to the end of the contract period, the Employer will continue to provide Mr. Potter with his compensation through April 26, 1996, as severance. If Mr. Potter terminates his employment prior to the end of the contract period, he will receive no post-termination compensation except as required by COBRA or similar laws. The compensation for Mr. Potter set forth in the employment agreement is in lieu of any other severance policy of the Employer. The agreement does not give Mr. Potter any rights as an employee of HUBCO or HUB. Mr. Potter acknowledges that his employment will end at the Closing if not terminated earlier.

   Each agreement with the other Executives provides that, no later than 30 days prior to the Closing of the Merger, the Executive will enter into one of two alternative employment agreements. One alternative employment agreement provides for an employment term through the second anniversary of the Closing. If the Executive terminates his or her employment for any reason (other than a reduction in title, responsibility, authority or compensation) or the Employer terminates for cause, the Executive will be entitled to no post-termination compensation except as required by COBRA or similar laws.
If the Employer terminates the Executive's employment without cause or if the Executive elects to terminate due to a reduction in title, responsibility, authority or compensation, the Employer must provide compensation through the end of the contract period. The other alternative employment agreement provides an employment term through August 18, 1997 (the second anniversary of the execution of the Merger Agreement), subject to extension. When the conversion of Growth's and Growth Bank's computer systems into the computer systems of HUBCO and HUB is completed (the "Conversion Date"), if the Executive is employed by the Employer and there is less than 18 months remaining on the contract period, the contract period will be extended until 18 months after the Conversion Date. If the Executive's employment is terminated by either party for any reason following the Conversion Date, but prior to the expiration of the contract period, the Employer will provide the Executive with compensation through the end of the contract period. If the Executive's employment is terminated by the Executive for any reason or by the Employer for cause prior to the Conversion Date, the Executive will be entitled to no post-termination compensation except as required by COBRA or similar federal or state laws. If the Executive's employment by the Employer is terminated by the Employer without cause prior to the Conversion Date, the Employer will continue to provide the Executive with compensation through the end of the (unextended) contract period.

   Both versions of the agreements provide for a salary and benefit package with a value no less than the base salary and benefits being paid to the Executive as of August 18, 1995. For Ms. Armstrong, Mr. Whitehead and Mr. McGuinness, that base salary is $6,625, $7,500 and $6,750 per month, respectively, and those benefits have a value of $1,463, $1,642 and $1,719 per month, respectively. The compensation for the Executive set forth in the agreement is in lieu of any other severance policy of the Employer. Prior to the Closing, the Executive will have the same title and duties as on August 18, 1995. After the Closing, the Executive's title and duties will be determined by the Employer in its sole discretion. The Executive may terminate employment upon two weeks' prior written notice to the Employer. The Employer may terminate the Executive's employment upon notice to the Executive, which notice may (in the Employer's sole discretion) be given at any time including immediately prior to the termination. Each of the agreements will be binding on HUBCO and HUB as successors to Growth and Growth Bank.

   Indemnification and Insurance
   -----------------------------

   In addition to the foregoing, the Merger Agreement requires HUBCO to provide the directors and officers of Growth with indemnification equivalent to that provided by the current Certificate of Incorporation and Bylaws of Growth with respect to acts or omissions occurring prior to the Effective Time, for a period of six years from the Effective Time or, in the case of claims made prior to the end of such six year period, until such matters are finally resolved. In order to satisfy this obligation, HUBCO is required to procure continuing director and officer liability coverage for officers, directors and employees of Growth and Growth Bank for a period of six years after the Effective Time from a reputable insurance company issuing such policies, with terms and conditions (other than the amount of premiums) substantially similar to or better than those in effect under Growth's existing directors' and officers' insurance policy.

OPINION OF FINANCIAL ADVISOR TO GROWTH FINANCIAL CORPORATION

   Since May 15, 1995, MB&D has formally acted as financial advisor to Growth on a contractual basis. Prior to that time, MB&D acted as an informal investment advisor to Growth since January, 1995. The scope of MB&D's assignment encompassed a specific facet of Growth's strategic planning process: the evaluation of the options of either remaining independent or pursuing a possible upstream affiliation with another banking organization. MB&D advised Growth throughout the process leading up to execution of the Merger Agreement. Representatives of MB&D participated in numerous meetings with Growth management and attended many meetings of the Growth Board of Directors during the process. MB&D periodically advised Growth of progress made and repeatedly analyzed Growth's options. MB&D was retained based on its qualifications and experience in the financial analysis of financial institutions and its extensive experience with merger and acquisition transactions involving financial institutions. MB&D, based in Morristown, New Jersey, is a financial consulting and investment banking firm specializing exclusively in the banking and thrift industries. MB&D is also a Nasdaq broker-dealer specializing in the securities of banking and thrift entities and produces equity research for institutional and high net-worth investors in the securities of financial institutions. In the ordinary course of business, MB&D may trade the equity securities of Growth and HUBCO for its own account and for the account of its customers and, accordingly, at any time may hold a long or short position in such securities. MB&D has also served as a market maker in Growth Common Stock since 1992.

   MB&D delivered its oral opinion to the Board of Directors of Growth as of August 18, 1995, and delivered its written opinion to the Board of Directors of Growth, dated as of the date of this Proxy Statement-Prospectus, that subject to the limitations set forth in the written opinion, as of the respective dates of such oral and written opinion, the Exchange Ratio (including the Maximum and Minimum Exchange Ratios permitted) provided for in the Merger Agreement is fair to the holders of Growth Common Stock from a financial point of view.

   THE FULL TEXT OF THE WRITTEN OPINION OF MB&D DATED THE DATE OF THIS PROXY STATEMENT SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN AND IS ATTACHED HERETO AS APPENDIX C. GROWTH'S STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. MB&D'S OPINION IS DIRECTED TO THE POSSIBLE RANGE OF EXCHANGE RATIOS WHICH MAY BE OBTAINED IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF GROWTH COMMON STOCK AS TO HOW SUCH HOLDER SHOULD VOTE AT THE MEETING. THE SUMMARY OF THE OPINION OF MB&D SET FORTH IN THIS PROXY STATEMENT-PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ITSELF. THE CONCLUSION OF THE ORAL OPINION OF AUGUST 18, 1995 IS SUBSTANTIALLY THE SAME AS THE CONCLUSION OF THE OPINION WHICH APPEARS IN APPENDIX C.

   In arriving at its opinion, MB&D reviewed publicly available business and financial information related to HUBCO and Growth. MB&D also reviewed the Merger Agreement and the Stock Option Agreement, a draft of this Proxy Statement-Prospectus, and certain other information including internal reports and documents of Growth and management-prepared financial forecasts and projections provided to it by Growth. Additionally, MB&D reviewed certain information provided to it by HUBCO. MB&D met with and had discussions with members of the senior management of Growth and HUBCO regarding their respective past and current business operations including financial condition and future prospects in general. The discussions included a review of asset quality trends being experienced by both institutions.


   MB&D considered certain financial and stock market data of HUBCO and compared that information with similar information for other publicly held bank holding companies. In addition, MB&D reviewed a number of other recently announced transactions involving the acquisition of banking institutions. MB&D's opinion takes into account its assessment of general economic, market and financial conditions, its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking and thrift industries generally. For purposes of reaching its opinion, MB&D assumed and relied upon the accuracy and completeness of the information provided to it by Growth and HUBCO, and did not assume any responsibility for the independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of either Growth or HUBCO. With respect to the financial projections reviewed by MB&D in the course of rendering its opinion, MB&D assumed that such projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of each of Growth and HUBCO as to the most likely future performance of their respective companies. MB&D was not furnished with any independent appraisals of the assets or liabilities of either Growth or HUBCO.


   In connection with rendering its opinion to the Board of Directors of Growth, MB&D informed the Board that it performed and refined a number of financial analyses that are summarized and discussed below. The analyses summarized below should be considered as a whole and no reliance on any single portion should be accorded. MB&D also informed the Growth Board of Directors that: (i) the preparation of a fairness opinion is an involved process employing both objective and subjective judgments, the evaluation of numerous factors and varies as to the steps involved based on the structure and form of the specific transaction and the identities and historical performances of the parties to the transaction; (ii) estimates which comprise a part of MB&D's analysis are not necessarily indicative of future results or values; and (iii) estimates of values referenced in any such analysis are not intended to be appraisals and may not reflect the price at which the companies or their securities may actually be sold.

   The following is a summary, prepared by MB&D, of the analyses completed by MB&D in connection with rendering and reaffirming its opinion:

   Analysis of the Merger
   ----------------------

   MB&D analyzed the terms of the proposed Merger as reflected in the Merger Agreement. Since the proposed Merger is expected to be accounted for as a pooling of interests, MB&D analyzed the anticipated impact of the Merger on the projected future results of HUBCO and on its projected consolidated pro forma balance sheet. MB&D concluded that, due to the relative size of HUBCO and Growth, the Merger would have very little affect on HUBCO's future results. The consideration to be received in the Merger per share of Growth Common Stock will be a number of shares of HUBCO Common Stock with a market value (based on the Median Pre-Closing Price of HUBCO Common Stock) of $14.64, constrained by a Minimum Exchange Ratio of 0.69 shares of HUBCO Common Stock and a Maximum Exchange Ratio of 0.81 shares of HUBCO Common Stock. The Merger Agreement allows Growth to pay, under certain circumstances, a cash dividend per share of Growth Common Stock that shall not exceed $.12 per calendar quarter and shall not exceed $.36 in the aggregate from the date of the Merger Agreement through the Effective Time. In conjunction with the execution of the Merger Agreement, Growth commenced a cash dividend payment. As of the date of this Proxy Statement-Prospectus, Growth had declared and paid one dividend of $.12 per share.

   Assuming that the shares of HUBCO Common Stock to be exchanged for each share of Growth Common Stock in the Merger have a value of $14.64 (which would be the case if the value of each share is equal to the Median Pre-Closing Price of HUBCO Common Stock and the Median Pre-Closing Price of HUBCO Common Stock falls within a range which does not trigger the constraints imposed by either the Minimum Exchange Ratio or the Maximum Exchange Ratio), MB&D determined that the following ratios result:

   MULTIPLE OF EARNINGS

   (a) 22.18 times reported earnings of Growth for the fiscal year ended December 31, 1994.

   (b) 24.40 times reported earnings of Growth for the trailing 12 months ending June 30, 1995.

   (c) 28.15 times estimated earnings of Growth for the fiscal year ending December 31, 1995.

   MULTIPLE OF BOOK VALUE

   (a) 1.80 times tangible common equity of Growth as of June 30, 1995.

   (b) 2.16 times ADJUSTED tangible common equity of Growth as of June 30, 1995. (see text below).

   MULTIPLE OF MARKET VALUE

     The consideration of HUBCO Common Stock with a value of $14.64 per share of Growth's common stock represented a 6% premium to the market price reported by Nasdaq as of the close of business on August 17, 1995 (the day prior to execution of the Merger Agreement).

     The above ratios do not ascribe any value associated with dividends to be paid or delivered by Growth or HUBCO.

   Adjusted Capital Concept
   ------------------------

   The tangible equity capital of Growth at June 30, 1995 was $13.8 million, or 10.80% of total tangible assets of $127.3 million. Assuming that the maximum amount of capital that would be required (from either a regulatory or a management perspective) to conservatively operate Growth, while accommodating anticipated organic growth, would not exceed 7.50%, the notional capital necessary to provide that capitalization level would be approximately $9.6 million. This would leave "notionally excess capital" of approximately $4.2 million. If one views the notionally excess capital of $4.2 million of the $24.8 million estimated value of the consideration to be received in the Merger as the equivalent of a dollar-for-dollar return of notionally excess capital, and one views the remaining $20.6 million value of the Merger consideration in terms of its relationship to the $9.6 million in "notionally required capital", the implicit multiple of adjusted equity on such a basis is: 2.16 times. It is the opinion of MB&D that the concepts of "notionally required" and "notionally excess" capital provide a useful basis on which to compare this proposed transaction to other transactions in which the entities acquired did not display the above average capitalization levels of Growth.

   Exchange Analysis
   -----------------

   MB&D considered the effect of the Exchange Ratio collar (i.e., the Minimum and Maximum Exchange Ratios) contained in the Merger Agreement. The effect of the collar is that stockholders of Growth could receive HUBCO Common Stock valued at less than $14.64 per share of Growth if the Median Pre-closing Price of HUBCO Common Stock is less than $18.074. The Exchange Ratio at this price level is 0.81 shares of HUBCO Common Stock for every share of Growth Common Stock. Contractually this is the greatest number of HUBCO shares that will be exchanged for each share of Growth Common Stock. If the Median Pre-closing Price of HUBCO Common Stock is $18.074 or less, the Exchange Ratio becomes fixed at 0.81 shares of HUBCO Common Stock. Growth shareholders are subject to price risk below this Median Pre-closing Price level. Conversely, a stockholder of Growth could receive HUBCO Common Stock valued at greater than $14.64 per share of Growth Common Stock if the Median Pre-closing Price of HUBCO Common Stock is greater than $21.217. The Exchange Ratio at this price level is 0.69 shares of HUBCO Common Stock for every share of Growth Common Stock. Contractually, this is the minimum number of shares of HUBCO Common Stock that will be exchanged for each share of Growth Common Stock. If the Median Pre-closing Price of HUBCO is $21.217 or greater the Exchange Ratio becomes fixed at 0.69 shares of HUBCO Common Stock for each share of Growth Common Stock. If the Median Pre-closing Price of HUBCO Common Stock is greater than $21.217, then the value of the 0.69 shares of HUBCO Common Stock to be exchanged for each share of Growth Common Stock will be greater than $14.64. Assuming HUBCO continues to declare quarterly dividends, pro-forma dividend income per share of Growth will be effected by the Exchange Ratio. If HUBCO's $0.15 per share dividend is continued (MB&D knows of no reason why HUBCO would decrease its current dividend), quarterly dividend income per share of Growth would fall within a range of $0.1035 (Exchange Ratio of 0.69) and $0.1215 (Exchange Ratio of 0.81).

   Discussions with other potential Merger Partners
   ------------------------------------------------

   As part of its assignment, MB&D was directed by Growth's Board of Directors to analyze other hypothetical merger partners. Using publicly available information and without contacting any other banking institution, MB&D analyzed hypothetical transactions with 16 institutions which it believed would conceivably have had an interest in Growth. As part of the analysis, MB&D reviewed deal structure, pricing capabilities, projected pro-forma results and compatibility of franchises. For proposed pooling transactions, MB&D evaluated the market value and liquidity of the hypothetical acquirors' common stock, anticipated dividend income, and capital adequacy. MB&D presented its findings to Growth's Board of Directors for consideration, and recommended that Growth approach two institutions, who had previously approached Growth, in addition to HUBCO. All three institutions signed confidentiality agreements and were provided due diligence materials. Each institution was asked to render non-binding indications of interest. In addition, one banking institution which was already a substantial shareholder of Growth was approached as negotiations with HUBCO continued and upon learning of the likely price level at which negotiations were taking place expressed no interest in participation. None of these contacts resulted in an indication of interest superior in value to that of HUBCO.

   Discounted Cash Flow Analysis
   -----------------------------

   MB&D completed a discounted cash flow analysis to permit the conceptual examination of the present discounted values of future results employing selected assumptions and discount rates. The analysis examines a five year period, beginning in January 1995 and ending in December 1999. The assumptions and projections that were used in the analysis were developed by Growth's management and discussed with the Board of Directors of Growth and provided to MB&D. The assumptions and projections employed by management are summarized below:

   1. A control sale is possible currently at a P/E ratio (using estimated 1995 earnings) of 28.15 times or $24,781,860.

   2. Growth's rate of growth for assets will average 15.95% per annum for the five year period.

   3. Growth's average return on assets over the five year period will be 0.76%. Average return on assets for fiscal year 1999 is projected to be 0.92%.

   4. Growth is projected to start paying a cash dividend on its common stock during the 1997 fiscal year. The dividend payout ratio is projected to grow to 33.78% in 1999.

   5.     A discount rate of 12% was applied to all cash flows.


   The last variable needed to project a present value per share is a terminal Price/Earnings ("P/E") multiple. MB&D employed a hypothetical terminal control transaction with P/E multiples ranging from 14 times to 20 times. It is MB&D's opinion that the P/E multiple for a transaction in 1999 would likely fall within this range, although MB&D pointed out the risk to Growth that the range for future terminal multiples could decrease to historically lower levels. This opinion is based on an evaluation of historical transactions within New Jersey and takes into account the reported transaction P/E multiples of the last 18 months. The resulting discounted present values fell within a range of $11.04 (P/E multiple of 14) to $15.50 (P/E multiple of 20).


   The assumptions employed and the viability of maintaining such growth rates were then discussed with Growth's management. Within this context both external and internal factors were discussed. Consideration was given to the present health and future prospects of the banking environment within the State of New Jersey.

NOTE:     THE DISCOUNT FACTORS EMPLOYED EMBODY BOTH THE CONCEPT OF THE TIME
VALUE OF MONEY AND RISK FACTORS THAT REFLECT THE UNCERTAINTY OF THE FORECAST CASH FLOWS AND TERMINAL P/E MULTIPLES. USE OF HIGHER DISCOUNT RATES WOULD RESULT IN LOWER DISCOUNTED PRESENT VALUES.

   Analysis of Other Comparable Transactions
   -----------------------------------------

   MB&D reviewed 15 publicly announced transactions involving a commercial bank as the target in the New York metropolitan area (two have been terminated prior to completion). These transactions were announced between March of 1994 and August of 1995.

   MB&D is reluctant to place undue emphasis on "comparables analysis" as a methodology due to what it considers to be inherent limitations of the practice. MB&D has observed that such analysis may fail to adequately consider such factors as: material differences in the underlying capitalization of the institutions which are being compared; differences in the long-term historic earnings (or loss) patterns recorded by the institutions being compared; non-recurring profit or loss items which can distort apparent earnings multiples; differences in the form or forms of consideration used to complete the transaction; differences between the planned method of accounting for a transaction; and other factors including the relative population demographics of the institutions being compared. Comparables analysis also infrequently considers the degree of facilities overlap between the acquiror's market and that of the target or the absence of such overlap and the resulting cost savings differentials between two otherwise apparently comparable transactions. MB&D consequently believes that comparables analysis is problematic at best.

   Nevertheless, in August 1995 MB&D reviewed the publicly available information concerning the sample of transactions described above. Within this universe the average (mean) multiple of book value paid by the acquiror was 2.20 times and the maximum multiple paid was 2.94 times, while the minimum multiple was 1.58 times. These statistics can be compared to a multiple of 1.80 which can be derived for the Merger. With respect to trailing 12 months earnings multiples for this same data sample, the average P/E multiple paid was 17.38 times and the maximum multiple (excluding the acquisition of institutions with negative return on assets for the trailing 12 months) was 24.9 times, while the minimum multiple was 11.58 times. These statistics can be compared to a multiple of 24.40 which can be derived for the Merger.

   Compensation of MB&D
   --------------------

   Pursuant to a letter agreement with Growth dated May 15, 1995, Growth has paid MB&D a fee of $5,000 for advising Growth on responding to and negotiating with HUBCO, and an additional fee of $5,000 for advising and assisting Growth in contacting and negotiating with additional parties. Also pursuant to the letter agreement, Growth paid MB&D a fee of $75,000 upon execution of the definitive Merger Agreement, and Growth is required to pay MB&D a fee of $50,000 promptly after the mailing of this Proxy Statement-Prospectus, which contains MB&D's written opinion. In addition, Growth has agreed to pay MB&D a cash fee equivalent to 1.00% of the fair market value of the consideration received by Growth stockholders (including in-the-money options) upon closing of the Merger, less $125,000 of the fees which will have been previously paid to MB&D as described above.


   In addition, Growth has agreed to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the Merger, and to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of MB&D's engagement, including liabilities under federal securities laws.

   MB&D has filed a written consent with the Commission relating to the inclusion of its fairness opinion and the references to such opinion and to MB&D in the Registration Statement in which this Proxy Statement-Prospectus is included. In giving such consent, MB&D did not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

RESALE CONSIDERATIONS WITH RESPECT TO THE HUBCO COMMON STOCK

   The shares of HUBCO Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act and will be freely transferable, except for shares received by persons, including directors and executive officers of Growth, who may be deemed to be "affiliates" of Growth under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer.
Directors, executive officers and 10% stockholders are presumed by the Securities and Exchange Commission (the "Commission") to be affiliates of the issuer. Affiliates may not sell their shares of HUBCO Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the HUBCO Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

   Persons who may be deemed to be "affiliates" of Growth have delivered letters to HUBCO in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any Growth Common Stock owned by them and any HUBCO Common Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling of interests, the affiliates of Growth have agreed not to transfer the shares during a period commencing with the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of HUBCO and Growth have been published by HUBCO or filed by HUBCO on a Form 8-K, 10-Q or other appropriate public filing. Also, in connection with the pooling of interests rules, the affiliates have agreed not to transfer their Growth Common Stock in the period prior to 30 days before the Effective Time without giving HUBCO advance notice and an opportunity to object if the transfer would interfere with pooling of interests accounting for the Merger. Pursuant to Rule 145, the affiliates have also agreed to refrain from transferring HUBCO Common Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145.

   Persons who may be deemed "affiliates" of HUBCO have also agreed with HUBCO not to transfer HUBCO Common Stock beneficially owned by them in violation of the pooling of interests restrictions set forth above with respect to Growth.

CONDITIONS TO THE MERGER

   Consummation of the Merger is subject to satisfaction or waiver of certain conditions, including (i) approval by the affirmative vote of a majority of the shares of Growth Common Stock voting at the Meeting, whether in person or by proxy; (ii) the receipt of all consents, approvals and authorizations of all necessary federal government authorities and expiration of all required waiting periods, necessary for the consummation of the Merger (see "-- Regulatory Approvals"); (iii) the effectiveness of the registration statement covering the shares of HUBCO Common Stock to be issued to Growth stockholders; (iv) the continued accuracy in all material respects of the representations and warranties of Growth and HUBCO, respectively, contained in the Merger Agreement; (v) the performance by Growth or HUBCO, as the case may be, in all material respects, of all obligations under the Merger Agreement; (vi) the absence of any litigation that would restrain or prohibit the consummation of the Merger; and (vii) receipt by the parties of an opinion of Pitney, Hardin, Kipp & Szuch to the effect that the exchange of Growth Common Stock for HUBCO Common Stock is a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code. See "-- Federal Income Tax Consequences".

   Growth's obligation to consummate the Merger is also conditioned on, among other things, (i) the Median Pre-Closing Price of HUBCO Common Stock being no less than $14.75 (provided, that if Growth chooses not to consummate the Merger due to the failure of this condition, then Growth will be obligated to reimburse HUBCO and HUB for all of their expenses in connection with the Merger Agreement and the transactions contemplated thereby); and (ii) receipt by the Board of Directors of Growth of a Fairness Opinion of MB&D (see "--Opinion of Financial Advisor to Growth Financial Corporation").

   HUBCO's obligation to consummate the Merger is also conditioned on, among other things, (i) Growth's merger related expenses being reasonable; and (ii) qualification of the Merger to be treated by HUBCO as a pooling of interests for accounting purposes.

REGULATORY APPROVALS

   Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals or waivers. In order to consummate the Merger and the Bank Merger, HUBCO must obtain regulatory approvals from the FDIC and the New Jersey Department of Banking (the "Department of Banking") and an approval or waiver from the FRB. HUBCO has applied to the FDIC to merge Growth Bank into HUB, has applied to the FRB for approval or a waiver to acquire Growth under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and has applied to the Department of Banking for approval of the acquisition of Growth Bank. Other applications required under state securities laws have been or will be filed with the appropriate regulatory authorities.

   The Merger will not proceed in the absence of all requisite regulatory approvals or waivers. Although neither HUBCO nor Growth is aware of any basis for disapproving the Merger or the Bank Merger, there can be no assurance that all such approvals or waivers will be obtained, that such approvals and waivers will be obtained on a timely basis, or that such approvals and waivers will not impose conditions which would materially impair the value of Growth and Growth Bank, taken as a whole, to HUBCO. If any such condition is imposed, HUBCO would have the right to terminate the Merger Agreement.

   No assurance can be given as to when, or if, necessary regulatory approvals or waivers will be obtained or the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. In the event the Merger is not effected on or before June 30, 1996, the Merger Agreement may be terminated by Growth or HUBCO, unless the failure of the Merger to be effected is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth in the Merger Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

   At the Effective Time, as a result of the Merger, Growth will be merged into HUBCO, which will be the surviving entity in the Merger. In addition, Growth Bank will merge into HUB, with HUB as the surviving entity. HUB will continue to operate as a subsidiary of HUBCO.

   The location of the principal office of HUBCO will remain unchanged -- 1000 MacArthur Boulevard, Mahwah, New Jersey 07430. The branch offices of Growth Bank will serve as branch offices of HUB.

EXCHANGE OF CERTIFICATES

   At the Effective Time, holders of certificates formerly representing shares of Growth Common Stock will cease to have any rights as Growth stockholders and their certificates automatically will represent the shares of HUBCO
Common Stock into which their shares of Growth Common Stock will have been converted by the Merger. As soon as practicable after the Effective Time, HUBCO will send written instructions and a letter of transmittal to each holder of Growth Common Stock, indicating the method for exchanging such holder's stock certificates for the certificates representing those shares of HUBCO Common Stock into which such holder's shares of Growth Common Stock have been exchanged. HOLDERS OF GROWTH COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE INSTRUCTIONS FROM HUBCO.

   Holders of outstanding certificates for Growth Common Stock, upon proper surrender of such certificates to HUBCO, will receive, promptly after the Effective Time, a certificate representing the full number of shares of HUBCO Common Stock into which the shares of Growth Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of the new stock certificate each stockholder so entitled will receive a check for the amount of the fractional share interest, if any, to which the stockholder may be entitled.

   Each share of HUBCO Common Stock for which shares of Growth Common Stock are exchanged will be deemed to have been issued at the Effective Time. Accordingly, Growth stockholders who receive HUBCO Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of HUBCO Common Stock as of dates on or after the Effective Time. However, no dividend or other distribution will actually be paid with respect to any shares of HUBCO Common Stock until the certificate or certificates formerly representing shares of Growth Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of HUBCO Common Stock will be paid without interest. See "--Consideration".

EFFECTIVE TIME; AMENDMENTS; TERMINATION

   A closing under the Merger Agreement (the "Closing") will occur on a date as soon as practicable following receipt of all necessary regulatory approvals, or at such other date as is agreed to by HUBCO and Growth. At the Closing, documents required to satisfy the conditions to the Merger of the respective parties will be exchanged. The Closing will not occur prior to January 15, 1996 unless both parties agree. A Certificate of Merger will be filed with the Secretary of State of the State of New Jersey immediately following the Closing. The time of such filing will be the "Effective Time."

   The Merger Agreement may be amended, modified or supplemented with respect to any of its terms by the mutual consent of HUBCO, HUB, Growth and Growth Bank at any time prior to the Effective Time.

   The Merger Agreement may be terminated at any time prior to the Effective
Time: (a) by mutual written consent of Growth and HUBCO, (b) by either Growth or HUBCO if the Effective Time has not occurred by June 30, 1996 or if the required stockholder approval or regulatory approval of the Merger is not obtained, (c) by HUBCO if regulatory approval is obtained with conditions which materially impair the value of Growth and Growth Bank, taken as a whole, to HUBCO, or if a material adverse change occurs in the business, operations, assets, or financial condition of Growth and Growth Bank, taken as a whole, from that disclosed by Growth in Growth's Quarterly Report on Form 10-QSB for the six months ended June 30, 1995 and Growth's Annual Report on Form 10-KSB for the year ended December 31, 1994 or if there is a material breach in any representation, warranty, covenant, agreement or obligation of Growth contained in the Merger Agreement and the breach is not remedied within 30 days after written notice thereof, (d) by Growth, if a material adverse change occurs in the business, operations, assets or financial condition of HUBCO and its subsidiaries taken as a whole from that disclosed by HUBCO in HUBCO's Quarterly Report on Form 10-Q for the six months ended June 30, 1995 and HUBCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 or if there is a material breach in any representation, warranty, covenant, agreement or obligation of HUBCO contained in the Merger Agreement and the breach is not remedied within 30 days after written notice thereof, (e) by either HUBCO or Growth if the conditions to its obligations to close the Merger are not satisfied and are not capable of being satisfied by June 30, 1996, or (f) by Growth, if Growth's Board of Directors approves another acquisition transaction after determining, upon advice of counsel, that approval was necessary in the exercise of its fiduciary obligations under applicable laws. Growth also has the right to terminate the Merger Agreement if the Median Pre-Closing Price of HUBCO Common Stock is less than $14.75. No assurances can be given that the conditions precedent to consummation of the Merger will be met or waived by June 30, 1996, the date after which either party may terminate the Merger Agreement if such conditions are not met or waived. See "-- Conditions to the Merger."

   Upon a termination of the Merger Agreement, the transactions contemplated thereby will be abandoned without further action by any party and each party will bear its own expenses, except that if Growth chooses to terminate the Merger Agreement due to the Median Pre-Closing Price of HUBCO Common Stock being less than $14.75 then Growth will be obligated to reimburse HUBCO and HUB for all of their expenses in connection with the Merger Agreement and the transactions contemplated thereby. In the event of a termination, each party will retain all rights and remedies it may have at law or equity under the Merger Agreement.

ACCOUNTING TREATMENT OF THE MERGER

   The Merger is expected to be accounted for by HUBCO under the pooling of interests method of accounting in accordance with generally accepted accounting principles. See "PRO FORMA COMBINED FINANCIAL INFORMATION."

FEDERAL INCOME TAX CONSEQUENCES

   THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, FOREIGN PERSONS AND PERSONS WHO ACQUIRED SHARES OF GROWTH COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE AS COMPENSATION. GROWTH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

   GENERAL. It is intended that the Merger will be treated as a tax-free reorganization as defined in Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, no gain or loss will be recognized by HUBCO, Growth, HUB or Growth Bank or by the stockholders of Growth upon the exchange of their shares of Growth Common Stock solely for shares of HUBCO Common Stock pursuant to the Merger. It is a condition of closing that counsel to HUBCO provide an opinion to HUBCO and to Growth with respect to the matter covered by the foregoing sentence. With respect to this Proxy Statement, Pitney, Hardin, Kipp & Szuch, counsel to HUBCO, has provided an opinion that, based upon the circumstances as they presently exist, counsel expects to be able to render the required opinion.

   CONSEQUENCES OF RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES. Cash paid to Growth stockholders in lieu of fractional share interests will be treated as having been received in part or full payment in exchange for the fractional share interest (and therefore subject to capital gains treatment if the related shares are held as capital assets).

   BASIS OF HUBCO COMMON STOCK. The basis of HUBCO Common Stock received by a Growth stockholder who receives solely HUBCO Common Stock will be the same immediately after the exchange, as the basis of such stockholder's Growth Common Stock exchanged therefor. Where a Growth stockholder receives both HUBCO Common Stock and cash, the basis of the HUBCO Common Stock received will equal (a) the basis of the Growth Common Stock exchanged therefor, (b) decreased by the amount of cash received and (c) increased by the amount of gain recognized, if any, on the exchange.

   HOLDING PERIOD. The holding period of HUBCO Common Stock received by a Growth stockholder will include the holding period for the Growth Common Stock exchanged therefor.

   HOLDERS OF GROWTH OPTIONS (WHICH ARE INCENTIVE STOCK OPTIONS) WILL RECEIVE HUBCO COMMON STOCK AND CASH IN LIEU OF FRACTIONAL SHARES IN CANCELLATION OF THEIR GROWTH OPTIONS. SUCH PERSONS WILL BE TREATED AS HAVING RECEIVED COMPENSATION TAXABLE AS ORDINARY INCOME EQUAL TO THE AMOUNT BY WHICH THE AMOUNT OF CASH OR THE VALUE OF THE HUBCO COMMON STOCK RECEIVED EXCEEDS THEIR ADJUSTED BASIS IN THEIR INCENTIVE STOCK OPTIONS, IF ANY.

STOCK OPTION FOR SHARES OF GROWTH COMMON STOCK

   HUBCO and Growth entered into the Stock Option Agreement, in connection with the execution of the Merger Agreement. Pursuant to the terms of the Stock Option Agreement, Growth has granted to HUBCO an Option to purchase up to 336,850 authorized but unissued shares of Growth Common Stock, representing approximately 19.9% of the currently outstanding shares of Growth Common Stock, at a price of $12.25 per share. HUBCO does not have any voting rights with respect to shares of Growth Common Stock subject to the Option prior to exercise of the Option. A copy of the Stock Option Agreement is set forth as Appendix B hereto.

   In the event that certain specifically enumerated "Triggering Events" occur, as defined below, including but not limited to the acquisition of beneficial ownership of at least 20% of the outstanding Growth shares by a person or group other than HUBCO or an affiliate of HUBCO, HUBCO may exercise the Option in whole or in part. The ability of HUBCO to exercise the Option and to cause up to an additional 336,850 shares of Growth Common Stock to be issued may be considered a deterrent to other potential acquisitions of control of Growth because it is likely to increase the cost of an acquisition of all of the shares of Growth Common Stock that would be outstanding. In the event that a Triggering Event occurs and the Merger is not consummated, HUBCO would recognize a gain on the sale of the shares of Growth Common Stock received pursuant to the exercise of the Option if such shares of Growth Common Stock were sold at prices exceeding $12.25 per share.


   Upon or after the occurrence of certain "Triggering Events" (as hereinafter defined), the Option may be exercised by HUBCO in whole or in part. The term "Triggering Event" is defined to mean the occurrence of any of the following events: a person or group, as such terms are defined in the Exchange Act and the rules and regulations thereunder, other than HUBCO or an affiliate of HUBCO, (a) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Growth Common Stock; (b) subsequent to the date of the Stock Option Agreement enters into a written letter of intent or an agreement with Growth pursuant to which such person would (i) merge or consolidate, or enter into any similar transaction, with Growth, (ii) acquire all or a significant portion of the assets or liabilities of Growth, or (iii) acquire beneficial ownership of securities representing, or the right to acquire the beneficial ownership or to vote securities representing, 10% or more of the then outstanding shares of Growth Common Stock; or (c) makes a filing with bank regulatory authorities or publicly announces a bona fide proposal for
(i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Growth or any other business combination involving Growth, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Growth Common Stock (a "Proposal"), and thereafter, if such Proposal has not been publicly withdrawn (as defined in the Stock Option Agreement) at least 15 days prior to the Growth stockholders' meeting called to vote on the Merger, Growth stockholders fail to approve the Merger by the vote required by applicable law at such meeting; or (d) makes a bona fide Proposal and thereafter, but before such Proposal has been publicly withdrawn, Growth willfully breaches any of its covenants contained in the Merger Agreement in a manner that would materially interfere with its ability to consummate the Merger or materially reduce the value of the transaction to HUBCO. The term "Triggering Event" is further defined as the taking of any direct or indirect action by Growth or any of its directors, officers or agents to invite or solicit any Proposal which has as its purpose a tender offer for the shares of Growth Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Growth, or a sale of shares of Growth Common Stock or any significant portion of its assets or liabilities. Under the Stock Option Agreement, a significant portion means 25% of the assets or liabilities of Growth. "Publicly withdrawn" for purposes of the Stock Option Agreement means an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or acquiring any controlling influence over Growth or in soliciting or inducing any other person (other than HUBCO or any affiliate) to do so.


   HUBCO may not sell, assign or otherwise transfer its rights and obligations under the Stock Option Agreement in whole or in part to any person or any group of persons other than to an affiliate of HUBCO, except upon the occurrence of a Triggering Event. Growth is not obligated to issue shares of Growth Common Stock upon exercise of the Option (i) in the absence of any required governmental or regulatory approval or consent necessary for Growth to issue the Growth Common Stock subject to the Option or HUBCO to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Growth Common Stock subject to the Option.

   The Stock Option Agreement further provides that after the occurrence of a Triggering Event and upon receipt of a written request from HUBCO, Growth will prepare and file a registration statement with the Commission, covering the Option and such number of shares subject thereto as HUBCO specify in order to permit the sale or other disposition of the Option and the shares subject thereto; provided, however, that in no event will HUBCO have the right to have more than one such registration statement become effective, and provided further, that Growth will not be required to prepare and file any such registration statement in connection with any proposed sale to which Growth's counsel delivers to Growth and to HUBCO an opinion to the effect that no filing is required under applicable laws and regulations.

   The exercise of the Option by HUBCO may also make "pooling of interests" accounting treatment unavailable to a subsequent acquiror.



                   PRO FORMA COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma financial information takes into account HUBCO's completed acquisition (the "Washington Merger") of Washington Bancorp, Inc. ("Washington") and HUBCO's completed acquisitions of Jefferson National Bank ("Jefferson") and Urban National Bank ("Urban"). The Washington Merger, consummated on July 1, 1994, has been accounted for as a purchase; accordingly, HUBCO's historical financial statements reflect the consolidated results of operations of Washington solely for the periods on or after July 1, 1994. The Jefferson acquisition, consummated on April 5, 1995 and the Urban acquisition, consummated on June 30, 1995 were accounted for as poolings of interest; accordingly, HUBCO's historical financial information reflects these acquisitions for all periods presented. The Merger is also intended to be accounted for as a pooling of interests. Under the pooling of interests method of accounting, HUBCO's consolidated financial statements will be retroactively restated after the Merger to combine the results of operations of HUBCO and Growth for periods prior to consummation.

   The following unaudited Pro Forma Combined Condensed Balance Sheet of HUBCO and Growth at June 30, 1995 gives effect to the Merger as if it had been consummated on that date, based on adjustments described in accompanying
Notes to the Pro Forma Combined Condensed Financial Statements (the "Notes"). Inasmuch as the Washington Merger was consummated prior to June 30, 1995, HUBCO's historical balance sheet at June 30, 1995 includes the assets and liabilities of Washington retained by the merged institution at June 30, 1995.

   This Proxy Statement-Prospectus also presents five separate unaudited Pro Forma Combined Condensed Statements of Income, covering (i) the six months ended June 30, 1995 (the "1995 Pro Forma Statements"), (ii) the six months ended June 30, 1994 (the "1994 Interim Pro Forma Statements"), (iii) the year ended December 31, 1994 (the "1994 Pro Forma Statements"), (iv) the year ended December 31, 1993 (the "1993 Pro Forma Statements" and, collectively with the 1994 Pro Forma Statements, the "1993-1994 Pro Forma Statements"), and (v) the year ended December 31, 1992 (the "1992 Pro Forma Statements"). These unaudited Pro Forma Combined Condensed Statements of Income reflect the following:

* The 1994 Interim Pro Forma Statement gives effect to the Washington Merger and the Merger as if such transactions had occurred on January 1, 1994. The 1994 Interim Pro Forma Statements combine the results of operations of (i) HUBCO for the six months ended June 30, 1994, (ii) Washington for the six months ended June 30, 1994, subject to the adjustments set forth in the Notes.

* Due to the differences in the disclosures applicable to the purchase and pooling of interests methods of accounting, the 1993-1994 Pro Forma Statements give effect to the Washington Merger as if such transaction had occurred on January 1, 1993 and 1994, respectively, and combine the results of operations of HUBCO, Washington and Growth for the years ended December 31, 1993 and 1994, subject to the adjustments set forth in the Notes.

* The 1992 Pro Forma Statements do not give effect to the Washington Merger. Thus, the 1992 Pro Forma Statements combine the results of operations of HUBCO and Growth for the period presented, but do not include any information regarding Washington. Any comparison of the 1992 Pro Forma Statements with pro forma data for other periods (except the June 30, 1995 Pro Forma Statements) presented herein should take into account that the 1992 Pro Forma Statements do not reflect Washington's results of operations, while such other pro forma data reflects Washington's results of operations either in Washington's historical financial statements (through June 30, 1994) or in HUBCO's historical financial statements (from July 1, 1994 to June 30, 1995).

   The unaudited pro forma information presented herein has been prepared by HUBCO's management based upon the historical financial statements and related notes thereto of HUBCO, Washington and Growth included herein or incorporated herein by reference. The unaudited pro forma information should be read in conjunction with such historical financial statements and notes. The Pro Forma Combined Condensed Statements of Income are not necessarily indicative of the results of operations which would have been achieved had the Merger and/or the Washington Merger been consummated as of the beginning of such periods for which such data are presented and should not be construed as being representative of future periods.

                              Pro Forma Combined Condensed Balance Sheet
                              (Unaudited)
                              In Thousands
                              As of June 30, 1995
                                                                                     Pro Forma
                                                Historical            Pro Forma       Combined
                                       --------------------------     Adjustments    HUBCO and
ASSETS                                    Hubco          Growth        Growth          Growth
------                                 ------------     ---------     ---------     ------------

 Cash and Due From Banks                   $69,453        $3,151         $-             $72,604

 Securities                                511,100          -             -             511,100

 Securities Available for Sale              99,180        21,469          -             120,649

 Federal Funds Sold                         17,900         5,600          -              23,500

 Loans, Net                                855,530        94,877          -             950,407

 Allowance for Possible Loan Losses        (16,718)       (1,497)         -             (18,215)

 Premises and Equipment                     33,638         2,129          -              35,767

 Other Real Estate                           5,828          -             -               5,828

 Intangible Assets                           8,555          -             -               8,555

 Other Assets                               26,975         1,610          -              28,585
                                       ------------     ---------     ---------     ------------
            Total Assets                $1,611,441      $127,339         $-          $1,738,780
                                       ============     =========     =========     ============


LIABILITIES
-----------
 Deposits                               $1,416,970      $108,752         $-          $1,525,722

 Short Term Borrowings                      41,356          -             -              41,356

 Other Liabilities                           6,405         4,836          -              11,241
                                       ------------     ---------     ---------     ------------
            Total Liabilities            1,464,731       113,588          -           1,578,319
                                       ------------     ---------     ---------     ------------

Subordinated Debentures                     25,000          -             -              25,000
                                       ------------     ---------     ---------     ------------
STOCKHOLDERS' EQUITY
--------------------
 Preferred Stock                             2,141          -             -               2,141

 Common Stock                               23,330         1,693           973 (A)       25,996

 Additional Paid in Capital                 50,014        14,664          (973)(B)       63,705

 Retained Earnings (Deficit)                47,335        (2,261)         -              45,074

 Unrealized Gain (Loss) on
  securities available for sale,
  net of income taxes                          125          (345)         -                (220)

 Treasury Stock                               (261)         -             -                (261)

 Restricted Stock Awards                      (974)         -             -                (974)
                                       ------------     ---------     ---------     ------------
            Total Stockholders' Equity     121,710        13,751          -             135,461
                                       ------------     ---------     ---------     ------------
            Total Liabilities and
            Stockholders' Equity        $1,611,441      $127,339         $-          $1,738,780
                                       ============     =========     =========     ============

 See accompanying notes to proforma combined condensed financial statements.


                              Pro Forma Combined Condensed Statement of Income
                              (Unaudited)
                              (In Thousands, Except for Per Share Amounts)

                                       For the Six Months Ended June 30, 1995

                                                                                     Pro Forma
                                                                      Pro Forma       Combined
                                                   Historical         Adjustments    HUBCO and
                                          Hubco          Growth        Growth          Growth
                                       ------------     ---------     ---------     ------------
Interest Income:
  Loans                                    $40,507        $4,018         $-             $44,525

  Securities                                19,943           613          -              20,556

  Federal Funds Sold                           574           108          -                 682
                                       ------------     ---------     ---------     ------------
     Total Interest Income                  61,024         4,739          -              65,763
                                       ------------     ---------     ---------     ------------
Interest Expense:
  Deposits                                  17,725         1,724          -              19,449
  Borrowings                                 1,477             1          -               1,478
  Subordinated Debt                            984          -             -                 984
                                       ------------     ---------     ---------     ------------
     Total Interest Expense                 20,186         1,725          -              21,911
                                       ------------     ---------     ---------     ------------
     Net Interest Income Before
     Provision for Possible Loan Losses     40,838         3,014          -              43,852

Provision for Possible Loan Losses           2,100           150          -               2,250
                                       ------------     ---------     ---------     ------------
     Net Interest Income After
     Provision for Possible Loan Losses     38,738         2,864          -              41,602
                                       ------------     ---------     ---------     ------------
Non-Interest Income                          8,144           167          -               8,311
                                       ------------     ---------     ---------     ------------
Operating Expenses:
  Salaries and Other Employee Benefits      16,346         1,037          -              17,383
  Occupancy and Equipment Expense            5,346           406          -               5,752
  Other Operating Expenses                  10,099           745          -              10,844
                                       ------------     ---------     ---------     ------------
     Total Operating Expenses               31,791         2,188          -              33,979
                                       ------------     ---------     ---------     ------------
Income Before Income taxes                  15,091           843          -              15,934

Income Taxes                                 3,687           344          -               4,031
                                       ------------     ---------     ---------     ------------
     Net Income                            $11,404          $499         $-             $11,903
                                       ============     =========     =========     ============


Earnings per Share : (a)
  Primary(b)                                 $0.88                                        $0.82
  Fully Diluted                               0.85                                         0.80
Book Value per Common share (a)               9.11                                         9.12
Dividends per Common Share (a)                0.30                                         0.30
Weighted Average Number of
 Common Shares Outstanding (a)              12,371                                       13,871
Weighted Average Number of
 Fully Diluted Shares Outstanding (a)       13,395                                       14,895



(a) Shares issued and outstanding have been adjusted for a 3 - for - 2 HUBCO Common Stock split which was effective January 14, 1995, to stockholders of record on January 3, 1995.
(b) After reduction of $575 (.72 per share) of Series A Preferred Stock dividends for the pro forma HUBCO historical financial information and the pro forma combined HUBCO and Growth financial information.


                     See accompanying notes to pro forma combined condensed financial statements


                              Pro Forma Combined Condensed Statement of Income
                              (Unaudited)
                              (In Thousands, Except for Per Share Amounts)

                                       For the Six Months Ended June 30, 1994
                                                                                                              Pro Forma
                                                                           Pro Forma                          Combined
                                                              Pro Forma    Combined                Pro Forma  HUBCO,
                                              Historical      Adjustments  HUBCO and   Historical Adjustments Washington
                                         Hubco     Washington Washington   Washington    Growth    Growth     and Growth
                                      ------------ ---------  ---------   ------------  ---------  ---------  ----------
Interest Income:
  Loans                                   $27,376    $6,728      ($452)(a)    $33,652     $3,076      $-       $36,728
  Securities                               17,656     2,220        142 (b)     20,070        388       -        20,458
                                                                    53 (c)
                                                                    (1)(d)
  Federal Funds Sold                          571        50       -               621         42       -           663
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
   Total Interest Income                   45,603     8,998       (258)        54,343      3,506       -        57,849
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
Interest Expense:
  Deposits                                 12,527     3,625        793 (e)     16,945      1,054       -        17,999
  Borrowings                                1,317        10        430 (f)      1,757          5       -         1,762
  Subordinated Debt                        -           -          -                 0       -          -             0
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
   Total Interest Expense                  13,844     3,635      1,223         18,702      1,059       -        19,761
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
   Net Interest Income Before
   Provision for Possible Loan Losses      31,759     5,363     (1,481)        35,641      2,447       -        38,088

Provision for Possible Loan Losses          1,115       825       -             1,940        203       -         2,143
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
   Net Interest Income After
   Provision for Possible Loan Losses      30,644     4,538     (1,481)        33,701      2,244       -        35,945
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
Non-Interest Income                         5,503       473       -             5,976        165       -         6,141
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
Operating Expenses:
  Salaries and Other Employee Benefits     12,136     1,684       -            13,820        838       -        14,658
  Occupancy and Equipment Expense           3,670       395         18 (g)      4,083        358       -         4,441
  Other Operating Expenses                  6,916     3,470        500 (h)     10,886        680       -        11,566
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
   Total Operating Expenses                22,722     5,549        518         28,789      1,876       -        30,665
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
Income Before Income taxes                 13,425      (538)    (1,999)        10,888        533       -        11,421

Income Taxes                                4,962      (123)      (760)(i)      4,079        (30)      -         4,049
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
   Net Income (Loss)                       $8,463     ($415)   ($1,239)        $6,809       $563      $-        $7,372
                                      ============ =========  =========   ============  =========  =========  =========


Earnings per Share : (a)
  Primary (b)                               $0.68                               $0.50                            $0.49
  Fully Diluted                              0.68                                0.50                             0.48
Book Value per Common share (a)              7.55                                7.55                             7.65
Dividends per Common Share (a)               0.16                                0.16                             0.16
Weighted Average Number of
 Common Shares Outstanding (a)             12,506                              12,506                           14,006
Weighted Average Number of
 Fully Diluted Shares Outstanding (a)      12,506                              13,703                           15,203


(a) Shares issued and outstanding have been adjusted for a 3 - for - 2 HUBCO Common Stock split which was effective January 14, 1995, to stockholders of record on January 3, 1995.
(b) After reduction of $574 ($.72 per share) of Series A Preferred Stock dividends for the pro forma combined HUBCO and Washington financial information and the pro forma combined HUBCO, Washington and Growth financial information.


                     See accompanying notes to pro forma combined condensed financial statements.

                              Pro Forma Combined Condensed Statement of Income
                              (Unaudited)
                              (In Thousands, Except for Per Share Amounts)

                                       For the Year Ended December 31, 1994


                                                  Washington                                                  Pro Forma
                                                  Historical               Pro Forma                          Combined
                                                  Six Months  Pro Forma    Combined                Pro Forma  HUBCO,
                                      Historical     Ended    Adjustments  HUBCO and   Historical Adjustments Washington
                                        Hubco    June 30,1994 Washington   Washington   Growth     Growth     and Growth
                                     ------------ ----------- ---------   ------------  ---------  ---------  ----------
Interest Income:
  Loans                                  $62,031     $6,728      ($452)(a)    $68,307     $6,697      $-       $75,004
  Securities                              40,293      2,220        142 (b)     42,707        810       -        43,517
                                                                    53 (c)
                                                                    (1)(d)
  Federal Funds Sold                       1,089         50       -             1,139        152       -         1,291
                                     ------------  ---------  ---------   ------------  ---------  ---------  ---------
   Total Interest Income                 103,413      8,998       (258)       112,153      7,659       -       119,812
                                     ------------  ---------  ---------   ------------  ---------  ---------  ---------
Interest Expense:
  Deposits                                29,268      3,625        793 (e)     33,686      2,352       -        36,038
  Borrowings                               1,253         10        430 (f)      1,693          9       -         1,702
  Subordinated Debt                        1,736       -          -             1,736       -          -         1,736
                                     ------------  ---------  ---------   ------------  ---------  ---------  ---------
   Total Interest Expense                 32,257      3,635      1,223         37,115      2,361       -        39,476
                                     ------------  ---------  ---------   ------------  ---------  ---------  ---------
   Net Interest Income Before
   Provision for Possible Loan Losses     71,156      5,363     (1,481)        75,038      5,298       -        80,336

Provision for Possible Loan Losses         3,835        825       -             4,660        634       -         5,294
                                     ------------  ---------  ---------   ------------  ---------  ---------  ---------
   Net Interest Income After
   Provision for Possible Loan Losses     67,321      4,538     (1,481)        70,378      4,664       -        75,042
                                     ------------  ---------  ---------   ------------  ---------  ---------  ---------
Non-Interest Income                       11,828        473       -            12,301        327       -        12,628
                                     ------------  ---------  ---------   ------------  ---------  ---------  ---------
Operating Expenses:
  Salaries and Other Employee Benefits    25,673      1,684       -            27,357      1,690       -        29,047
  Occupancy and Equipment Expense          8,315        395         18 (g)      8,728        702       -         9,430
  Other Operating Expenses                16,827      3,470        500 (h)     20,797      1,479       -        22,276
                                     ------------  ---------  ---------   ------------  ---------  ---------  ---------
   Total Operating Expenses               50,815      5,549        518         56,882      3,871       -        60,753
                                     ------------  ---------  ---------   ------------  ---------  ---------  ---------
Income Before Income taxes                28,334       (538)    (1,999)        25,797      1,120       -        26,917

Income Taxes                              10,892       (123)      (760)(i)     10,009       -          -        10,009
                                     ------------  ---------  ---------   ------------  ---------  ---------  ---------

   Net Income (Loss)                     $17,442      ($415)   ($1,239)       $15,788     $1,120      $-       $16,908
                                     ============  =========  =========   ============  =========  =========  =========


Earnings per Share : (a)
  Primary                                  $1.36                                $1.17                            $1.13
  Fully Diluted (b)                         1.33                                 1.15                             1.11
Book Value per Common share (a)             7.80                                 7.80                             7.91
Dividends per Common Share (a)              0.36                                 0.36                             0.36
Weighted Average Number of
 Common Shares Outstanding (a)            12,496                               12,496                           13,996
Weighted Average Number of
 Fully Diluted Shares Outstanding (a)     13,098                               13,693                           15,193


(a) Shares issued and outstanding have been adjusted for a 3 - for - 2 HUBCO Common Stock split which was effective January 14, 1995, to stockholders of record on January 3, 1995.
(b) After reduction of $447 ($.54 per share) of Series A Preferred Stock dividends for the HUBCO historical financial information. After reduction of $ 1,149 ($1.44 per share) of Series A
    Preferred Stock dividends for the pro forma combined HUBCO and Washington financial information and the pro forma combined HUBCO, Washington and Growth financial information.


                     See accompanying notes to pro forma combined condensed financial statements.

                              Pro Forma Combined Condensed Statement of Income
                              (Unaudited)
                              (In Thousands, Except for Per Share Amounts)

                                       For the Year Ended December 31, 1993


                                                                                                              Pro Forma
                                                                           Pro Forma                          Combined
                                                              Pro Forma    Combined                Pro Forma   HUBCO,
                                       Historical  Historical Adjustments  HUBCO and   Historical Adjustments Washington
                                          HUBCO    Washington Washington   Washington    Growth    Growth     and Growth
                                      ------------ ---------  ---------   ------------  ---------  ---------  ----------

Interest Income:
  Loans                                   $56,140   $14,782      ($904)(a)    $70,018     $4,472      $-       $74,490
  Securities                               29,003     3,604        285 (b)     32,996      1,219       -        34,215
                                                                105 (c)
                                                                 (1)(d)
  Federal Funds Sold                        1,407       172                     1,579        163       -         1,742
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
     Total Interest Income                 86,550    18,558       (515)       104,593      5,854       -       110,447
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
Interest Expense:
  Deposits                                 26,604     8,795      1,586 (e)     36,985      2,142       -        39,127
  Borrowings                                  907        18        861 (f)      1,786       -          -         1,786
     Total Interest Expense           ------------ ---------  ---------   ------------  ---------  ---------  ---------
                                           27,511     8,813      2,447         38,771      2,142       -        40,913
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
     Net Interest Income Before
     Provision for Possible Loan Losses    59,039     9,745     (2,962)        65,822      3,712       -        69,534

Provision for Possible Loan Losses          5,138       420       -             5,558        653       -         6,211
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
     Net Interest Income After
     Provision for Possible Loan Losses    53,901     9,325     (2,962)        60,264      3,059       -        63,323
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
Non-Interest Income                        10,579       949       -            11,528        302       -        11,830
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
Operating Expenses:
  Salaries and Other Employee Benefits     21,668     3,468       -            25,136      1,436       -        26,572
  Occupancy and Equipment Expense           6,768       797         36 (g)      7,601        638       -         8,239
  Other Operating Expenses                 13,613     4,503      1,001 (h)     19,117      1,235       -        20,352
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
     Total Operating Expenses              42,049     8,768      1,037         51,854      3,309       -        55,163
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
Income Before Income taxes                 22,431     1,506     (3,999)        19,938         52       -        19,990

Income Taxes (benefit)                      8,560    (1,018)    (1,520)(i)      6,022       (260)      -         5,762
                                      ------------ ---------  ---------   ------------  ---------  ---------  ---------
     Net Income (loss)                    $13,871    $2,524    ($2,479)       $13,916       $312      $-       $14,228
                                      ============ =========  =========   ============  =========  =========  =========


Earnings per Share : (a)
  Primary                                   $1.06                               $0.97                            $0.90
  Fully Diluted (b)                          1.06                                0.97                            $0.90
Book Value per Common share (a)              7.61                                7.61                             7.69
Dividends per Common Share (a)               0.31                                0.31                             0.31
Weighted Average Number of
 Common Shares Outstanding (a)             13,109                              13,109                           14,609
Weighted Average Number of
 Fully Diluted Shares Outstanding (a)      13,109                              14,306                           15,806


(a) Shares issued and outstanding have been adjusted for a 3 - for - 2 HUBCO Common Stock split which was effective January 14, 1995, to stockholders of record on January 3, 1995.
(b) After reduction of $ 1,149 ($1.44 per share) of Series A Preferred Stock dividends for the pro forma combined HUBCO and Washington financial information and the pro forma combined HUBCO,
    Washington and Growth financial information.


                     See accompanying notes to pro forma combined condensed financial statements.

                              Pro Forma Combined Condensed Statement of Income
                              (Unaudited)
                              (In Thousands, Except for Per Share Amounts)

                                       For the Year Ended December 31, 1992

                                                                                     Pro Forma
                                                   Historical         Pro Forma       Combined
                                       --------------------------     Adjustments    HUBCO and
                                          Hubco          Growth        Growth          Growth
                                       ------------     ---------     ---------     ------------
Interest Income:
  Loans                                    $60,943        $3,660         $-             $64,603

  Securities                                25,323         1,280          -              26,603

  Federal Funds Sold                         2,030           138          -               2,168
                                       ------------     ---------     ---------     ------------
     Total Interest Income                  88,296         5,078          -              93,374
                                       ------------     ---------     ---------     ------------
Interest Expense:
  Deposits                                  34,616         2,187          -              36,803
  Borrowings                                   745          -             -                 745
                                       ------------     ---------     ---------     ------------
     Total Interest Expense                 35,361         2,187          -              37,548
                                       ------------     ---------     ---------     ------------
     Net Interest Income Before
     Provision for Possible Loan Losses     52,935         2,891          -              55,826

Provision for Possible Loan Losses           7,944           180          -               8,124
                                       ------------     ---------     ---------     ------------
     Net Interest Income After
     Provision for Possible Loan Losses     44,991         2,711          -              47,702
                                       ------------     ---------     ---------     ------------
Non-Interest Income                         10,717           220          -              10,937
                                       ------------     ---------     ---------     ------------
Operating Expenses:
  Salaries and Other Employee Benefits      18,962         1,082          -              20,044
  Occupancy and Equipment Expense            6,676           583          -               7,259
  Other Operating Expenses                  20,462           941          -              21,403
                                       ------------     ---------     ---------     ------------
     Total Operating Expenses               46,100         2,606          -              48,706
                                       ------------     ---------     ---------     ------------
Income Before Income taxes                   9,608           325          -               9,933

Income Taxes                                   637           136          -                 773
                                       ------------     ---------     ---------     ------------

     Net Income                             $8,971          $189         $-              $9,160
                                       ============     =========     =========     ============


Earnings per Share : (a)
  Primary                                    $0.76                                        $0.68
  Fully Diluted                               0.76                                         0.68
Book Value per Common share (a)               7.20                                         7.30
Dividends per Common Share (a)                0.27                                         0.27
Weighted Average Number of
 Common Shares Outstanding (a)              11,881                                       13,381
Weighted Average Number of
 Fully Diluted Shares Outstanding (a)       11,881                                       13,381


(a) Shares issued and outstanding have been adjusted for a 3 - for - 2 HUBCO Common Stock split which was effective January 14, 1995, to stockholders of record on January 3, 1995.


                     See accompanying notes to pro forma combined condensed financial statements

                    Notes to Pro Forma Combined Condensed
                    Financial Statements

                    (In Thousands, except per share amounts)

The following summarizes the acquisition of Growth Financial Corp by HUBCO in a pooling of interests transaction as reflected in the accompanying pro forma combined condensed financial statements.


     1)   Common Stock

          Retirement of Growth's outstanding common stock.     ($1,693)
          Issuance of 1,449,541 shares of Hubco common stock
          with an implied stated value of $1.778.                2,666
                                                                ------

                                                                $  973 (A)
                                                                ======
     2)   Additional Paid in Capital

          Transfer paid in capital to Common Stock.              ($973)(B)
                                                                ======

     3) The following is a summary of the adjustments required to the pro forma combined condensed statements of income of HUBCO and Washington assuming the adjustments were made as of the beginning of the periods presented:

     (a)  To record the amortization on a straight line basis
          (which is not materially different than the level yield basis) of the premium on the loan portfolio over 4.6 years.

     (b)  To record the amortization on a straight line basis
          (which is not materially different than the level yield basis) of the discount on the investment portfolio over its estimated life of 1.6 years.

     (c) To reflect an increase of interest income from the proceeds of Washington stock options at 6.25%.

     (d) To reflect a loss of interest income for the use of funds for acquisition expenses at 6.25%.

     (e)  To record the amortization of the premium on deposits.

     (f) To reflect an increase in the cost of funds for cash payments to Washington shareholders at 4.50%.

     (g) To reflect an increase in depreciation expense reflecting the net increase in carrying value of premises and equipment.

     (h) To reflect the increase in expense from the amortization of cost over fair value of the Washington Merger based on a 5 year life.

     (i) To reflect the anticipated tax benefit on the pro forma adjustments.

                              BUSINESS OF GROWTH

GROWTH FINANCIAL CORP

               Growth is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). Growth was incorporated under the laws of the State of New Jersey on October 27, 1988 and received approval from the Federal Reserve Board on October 4, 1989, to become a bank holding company with respect to Growth Bank (the wholly owned subsidiary of Growth). Growth completed its initial public offering on November 14, 1989 after a sale of 1,462,149 shares of its Common Stock at $10.00 per share. Growth provides banking services through Growth Bank and owns investment securities. Growth does not have any non-banking subsidiaries. The principal executive offices of Growth are located at the Main Office of Growth Bank, 1500 Route 202, Harding Township, New Jersey (mailing address: P.O. Box 401, Basking Ridge, N.J., 07920-0401).

GROWTH BANK

               On June 21, 1989, Growth Bank received, subject to certain conditions, approval from the New Jersey Department of Banking (the "Department of Banking") to become a commercial bank. On October 4, 1989, Growth Bank received approval from the Federal Reserve Board to be a member of the Federal Reserve System and have its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). Growth Bank commenced banking operations on February 12, 1990.

               Growth Bank conducts retail and commercial banking through its Main Office in Harding Township, its Convent Station Branch Office in Morris Township, and its Bernardsville Office, and offers a broad range of commercial banking services with emphasis on serving the needs of individuals, small and medium sized businesses, executives, professionals and professional organizations in these areas. Growth anticipates opening an additional branch in Mendham, New Jersey in early 1996 and also is in the process of applying to the FRB and the Department of Banking to open another branch in Morristown, New Jersey.

               Growth Bank offers a high level of personalized service to both its commercial and consumer customers. Growth Bank offers both commercial and consumer deposit accounts including checking accounts, interest bearing NOW accounts, insured money market accounts, certificates of deposit, savings accounts and individual retirement accounts.

               Growth Bank offers a broad range of loan and credit facilities to the businesses and residents of its service area including secured and unsecured loans, home improvement loans, mortgages, home equity lines of credit, overdraft lines of credit and commercial loans. Growth Bank actively solicits non-interest and interest-bearing deposits from its borrowers. Management attempts to minimize Growth Bank's credit risk through loan application evaluation, approval, and post-funding monitoring procedures.


               In addition, Growth Bank offers other services, including travelers checks, access to the MAC(TM) Automated Teller Network and safe deposit box facilities at its Main Office.


               Growth Bank's primary service area is in the Morris County/Somerset County area of New Jersey. The location of Growth Bank's Main Office, a few hundred yards from an intersection on Route 287, makes it easily accessible to its customers throughout the area. Growth Bank's other two branch offices are located on well traveled state highways in southeastern Morris County and northern Somerset County.


EMPLOYEES

               As of the date hereof, Growth had four officers, three of whom were also officers and employees of Growth Bank. At June 30, 1995, Growth Bank had a total of 36 full time and 13 part time employees.

COMPETITION

               There is substantial competition among financial institutions in Growth Bank's service area. Growth Bank competes with established local commercial banks as well as savings institutions. In addition to traditional banking facilities, Growth Bank competes directly or indirectly with finance companies, credit unions, factors, mortgage brokers, insurance companies, securities brokerage firms, mutual funds and money market funds, private lenders and other institutions for deposits, mortgages and consumer and commercial loans as well as other services. Competition among financial institutions is based on a number of factors, including but not limited to the quality of services rendered, interest rates offered on deposit accounts, interest rates charged on loans and other credits, service charges, convenience of banking facilities, locations and hours of operation and, in the case of loans to larger commercial borrowers, relative lending limits.

               Many of the banks with which Growth Bank competes have more established existing depositor/borrowing relationships and greater financial resources than Growth Bank and offer a wider range of deposit and lending instruments. Growth Bank is subject to potential additional competition from branches which could open in its trade area.

               In addition there are banks and other financial institutions which serve surrounding areas and additional out-of-state financial institutions which currently, or in the future, may compete in Growth Bank's market. Growth Bank competes to attract deposits and loan applications from customers of existing institutions and for customers new to its service area.

REGULATION AND SUPERVISION

               Regulation of Growth
               --------------------

               Growth is subject to regulation and supervision by the Board of Governors of the Federal Reserve System (the "FRB") under the BHCA and the Department of Banking. Growth is also subject to the reporting requirements of the Securities and Exchange Commission (the "SEC") .

               Regulation of Growth Bank
               -------------------------

               Growth Bank is a commercial bank organized under the laws of the State of New Jersey. It is a member of the Federal Reserve System and its deposits are insured by the FDIC. Growth Bank derives its lending, investment and other powers from the applicable provisions of New Jersey law and the regulations of the Department of Banking, subject to limitations or other modifications under applicable federal laws and regulations of such agencies as the FDIC and the FRB. Growth Bank's status as a member of the Federal Reserve System results in certain additional federal restrictions on its activities that would not otherwise apply. Generally, Growth Bank is subject to comprehensive regulation of its business, including, but not limited to, lending practices, permissible investments, branching and non-banking activities. Growth Bank is subject to periodic examination by and reporting to the Department of Banking and the FRB. The Department of Banking, the FRB and the FDIC maintain significant enforcement authority to prevent violations of law and unsafe and unsound practices, including authority for the appointment of a conservator or receiver for Growth Bank.

               The Department of Banking regulates Growth Bank's internal organization as well as its business activities. The Commissioner of the Department of Banking must approve changes to Growth Bank's Certificate of Incorporation, the establishment or relocation of branch offices, and mergers. Most areas regulated by the Department of Banking are subject to similar regulation by the FRB.

               Insurance of Deposit Accounts
               -----------------------------

               Growth Bank's deposit accounts are insured by the Bank Insurance Fund of the FDIC up to applicable limits, generally $100,000 per insured depositor. The FDIC has developed a risk-based assessment system for the insurance of deposit accounts under which the assessment rate for an insured depository institution varies according to its level of perceived risk to the insurance fund. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized or less than adequately capitalized and the institution's "supervisory subgroup" which is assigned by the FDIC after reviewing examination reports and other pertinent data. Based on its capital category and supervisory subgroups, each institution is assigned an annual FDIC assessment rate.

                In 1994, Growth Bank paid an insurance assessment rate of .23% of deposits. The FDIC recently adopted a reduction in the BIF insurance assessment for well capitalized, financially sound institutions from the previous rate of .23% to .04% of deposits. Growth Bank has been notified that its insurance assessment has been reduced to .04% of deposits.

               Federal Reserve System
               ----------------------

               Growth, as a bank holding company, and Growth Bank, as a member of the Federal Reserve System, are subject to examination and regulation by and periodic reporting to the FRB.

               Capital Standards
               -----------------

               The FRB has formal capital guidelines that bank holding companies such as Growth are required to meet, including a "risk-based" requirement and a "leverage" requirement. The guidelines are generally applied on a consolidated basis except with respect to holding companies of less than $150 million in assets, which are subject to the requirements on a bank-only basis. Under the risk-based guidelines, assets and off-balance sheet items are assigned to broad risk categories based on the regulators' assessment of the risk inherent in the asset or off-balance sheet item involved. The resulting risk-based capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items.

               The guidelines currently require all bank holding companies to maintain a minimum risk-based capital ratio of total capital to risk-weighted assets of 8.0%, including a minimum ratio of Tier I capital, defined below, to risk-weighted assets of 4.0%. The minimum leverage capital ratio requirement is a ratio of Tier I capital to adjusted total assets of 3.0% for holding companies that meet certain specified criteria (including having the highest regulatory examination rating) and at least 4.0% to 5.0% for all other banking companies.
               Tier I or "core" capital consists of common equity, qualifying perpetual preferred equity and minority interests in the equity accounts of consolidated subsidiaries, less goodwill and other non-qualifying intangibles, investments in certain unconsolidated subsidiaries and certain deferred tax assets. Elements of Tier II or "supplementary" capital, which is limited overall to 100% of Tier I capital, include perpetual preferred equity not qualifying for Tier 1, mandatory convertible and subordinated debt, and other qualifying securities. The allowance for loan losses qualifies as supplementary capital but only to the extent of 1.25% of total risk-weighted assets. As of June 30, 1995, Growth's total risk-based capital ratio was 15.3%, and its Tier 1 risk-based capital ratio was 14.2%. As of June 30, 1995, Growth's leverage capital ratio was 12.0%. These levels exceeded FRB requirements.

               The FRB also has separate capital regulations that member banks, such as Growth Bank, are required to meet. The requirements are similar to those imposed on bank holding companies. The definitions of Tier 1 and supplementary capital for purposes of the FRB's regulations applicable to member banks are generally the same as for bank holding companies except that only noncumulative perpetual preferred equity may be included in Tier 1 capital at the bank level. As of June 30, 1995, Growth Bank was in compliance with the FRB capital regulations.

               Prompt Corrective Action
               ------------------------

               Federal law requires the federal banking regulators to take "prompt corrective action" to resolve the problems of insured depository institutions that do not meet certain capital standards. The law establishes five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

               A depository institution is prohibited from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized, i.e., not in compliance with all applicable capital requirements. In addition, undercapitalized depository institutions are subject to growth and activity limitations and are required to submit capital restoration plans to their primary federal regulatory agency. Such a plan will not be accepted by the regulator unless, among other things, the institution's holding company guarantees the capital plan, up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount of the capital deficiency as of the time the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If an institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.


               A significantly undercapitalized depository institution (i.e., an undercapitalized institution whose capital falls to certain specified levels) may be subject to a number of additional requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, more stringent requirements to reduce total assets, cessation of receipt of deposits from correspondent banks and limits on deposit interest rates paid, dismissal of directors or officers, a prohibition on paying dividends by its holding company, and requirements that the institution divest itself of certain subsidiaries or that its holding company divest itself of the institution or of any non-depository institution affiliate, in certain instances. Subject to certain exceptions, critically undercapitalized depository institutions (i.e., those with a ratio of tangible capital to assets of 2% or less) must have a conservator or receiver appointed for them within 90 days after becoming critically undercapitalized.


               Dividends
               ---------

               Current FRB supervisory policy provides that a bank holding company such as Growth should only pay dividends consistent with the organization's net income over the past year and where the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition. Also, the regulations of the FRB require prior notice to, and non-objection by, that agency under certain circumstances before a bank holding company may purchase or redeem its securities.

               A principle source of Growth's funding is dividends from Growth Bank, and there are various legal and regulatory limitations under federal and state law on the extent to which Growth Bank can supply funds to Company. Under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized." New Jersey law provides that Growth Bank may generally only pay dividends out of retained earnings and surplus to the extent that surplus exceeds 50% of stated capital. Dividend payments by member banks such as Growth Bank are also subject to additional restrictions under the regulations of the FRB.

               The relevant federal and state regulatory agencies have authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of Growth Bank, be deemed to constitute such an unsafe or unsound practice. Growth believes that its payment of a cash dividend was within the parameters of federal and state law.

               Reserve Requirements
               --------------------

               Under FRB regulations, Growth Bank is required to maintain reserves against its transaction accounts (primarily checking and NOW accounts), non-personal money market deposit accounts and non-personal time deposits. Because reserves generally must be maintained in cash or in non-interest bearing accounts, the effect of the reserve requirements is to increase Growth Bank's cost of funds. At June 30, 1995 Growth Bank complied with its reserve requirements.

               Bank Holding Company Act
               ------------------------

               Growth is required to obtain the prior approval of the FRB to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior FRB approval is also required for Growth to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any voting shares of such bank or bank holding company.

               In addition, a bank holding company, such as Growth, is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Notice or application to the FRB is generally required to commence new permissible activities or to accomplish acquisitions of companies engaged in such activities.

               Monetary Policy and Legislation
               -------------------------------

               Growth and its subsidiary Growth Bank are affected by the monetary and fiscal policies of various agencies of the United States Government, including the Federal Reserve System. In view of the changing conditions in the national economy and in the money markets, it is not possible for the management of Growth to accurately predict future changes in monetary policy or the effect of such changes on the business or financial condition of Growth. It is also impossible to predict the impact that future legislation, either at the Federal or New Jersey level, could have on Growth or Growth Bank.

PROPERTIES

               Growth Bank conducts its business through three full-service offices in Morris County and Somerset County, New Jersey. The net book value of Growth's premises and equipment at June 30, 1995 was $2.129 million.
There were no material encumbrances upon the owned property listed below as of June 30, 1995.
                      Year                        Expiration  Lease
                      Facility                    Date of     Renewal
 Location             Opened     Owned   Leased   Lease       Option
 --------             ------     -----   ------   -------     ------


 Main Office           1991               X       2000        Three 5
 1500 Route 202                                               year
 Harding                                                      options
 Township, NJ


 Convent Station       1990       X
 Branch
 221 Madison Avenue
 Morris Township,
 NJ


 Bernardsville         1992               X       2002        One 5 year
 Depot                                                        option
 Railroad Plaza
 Bernardsville,
 NJ 07924


               Growth anticipates opening an additional branch in Mendham, New Jersey in early 1996 and also has an application pending before the FRB and the Department of Banking to open another branch in Morristown, New Jersey. On June 23, 1995, Growth Bank executed a lease relating to the Mendham branch, which is anticipated to be opened in early 1996 following completion of construction. The lease is for a twenty year term, with two five-year renewable options at Growth Bank's discretion. The annual rent for the first ten years of the lease is $140,000 and $149,500 for the second ten years. The property contains approximately 8,500 gross rentable square feet.

LEGAL PROCEEDINGS

               Growth Bank is involved in routine legal proceedings occurring in the ordinary course of business, which in the aggregate are believed by management of Growth to be immaterial to Growth or Growth Bank's financial condition.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                          GROWTH FINANCIAL CORP'S
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

             The following discussion and analysis of Growth Financial Corp's consolidated financial condition and results of operations should be read in conjunction with Growth Financial Corp's financial statements and the accompanying notes presented elsewhere herein. References to Growth, except where specifically indicated, are to the consolidated financial information of Growth and Growth Bank. See "INDEX TO FINANCIAL STATEMENTS OF GROWTH FINANCIAL CORP."

FINANCIAL CONDITION

     Total assets of Growth on June 30, 1995 totaled $127.3 million representing an increase of $12.5 million, or 10.9% when compared to December 31, 1994. Total assets of Growth on December 31, 1994 totaled $114.8 million representing an increase of $17.1 million, or 17.5% when compared to December 31, 1993. Total assets at December 31, 1993, when compared with December 31, 1992, increased $15.9 million or 19.4%. Stockholders' equity increased by $543,000 from December 31, 1994 to June 30, 1995 primarily due to net income of $499,000. Stockholders' equity totaled $13.2 million at December 31, 1994 compared to $12.5 million at December 31, 1993, representing a increase of $710,000 or 5.7%. This increase is primarily attributable to net income of $1.1 million during 1994 offset by net unrealized losses on securities available for sale of $389,000 at December 31, 1994. At December 31, 1993 stockholders' equity had increased by $332,000 from $12.2 million at December 31, 1992 which was attributable to net income of $312,000 during 1993 plus net unrealized gains of $20,000 on securities available for sale at December 31, 1993. Growth's book value was $8.12 at June 30, 1995 and $7.80 and $7.38 at December 31, 1994 and 1993, respectively, which reflects the effects of a 5% stock dividend declared on December 21, 1994.

     The primary liabilities of Growth Bank consist of deposits of individuals, corporations and partnerships in the form of checking accounts, savings accounts, money market accounts, and certificates of
deposits.   Deposits totaled $108.8 million at June 30, 1995 compared to
$99.1 million and $83.2 million at December 31, 1994 and 1993, respectively. The increase in deposits during the first six months of 1995 is primarily due to the increase in certificates of deposit accounts, primarily due to an increase in rates offered. The increase in deposits during 1994 was due in part to the continued aggressive pricing of Growth Bank's products with an emphasis on building consumer and business core deposits. The $15.9 million increase in deposits during 1994 reflected the community's confidence in Growth Bank's strength and service levels.
Demand deposits, or non-interest bearing demand deposits, increased from $16.5 million at December 31, 1993 to $17.2 million at December 31, 1994. Deposits at December 31, 1992 were $68.3 million. At June 30, 1995, December 31, 1994 and December 31, 1993 Growth and Growth Bank had no other liabilities in the form of borrowings or advances.

     The cash inflows from deposits have been primarily invested in loans and investment securities. Loans are the most significant component of Growth's interest-earning assets. Growth Bank primarily makes commercial
and consumer loans to borrowers in northern and central New Jersey.   Real
Estate loans account for a substantial portion of Growth Bank's total loans. Commercial lending activities are focused primarily on lending to small family-owned businesses. Loan production can be impacted by changes in market interest rates. Other factors, such as the strength of local and regional economies, consumer confidence and residential and commercial real estate values can also impact loan demand. For additional information regarding Growth's loans see Note 4 of the Notes to Growth's Financial Statements.

     Net loans amounted to $93.4 million at June 30, 1995, and $82.8 million and $70.9 million at December 31, 1994 and 1993, respectively. Net loans increased by $10.6 million or 13% during the first six months of 1995. Net loans increased by $11.9 million or 17% during 1994 compared to the net increase in gross loans of $21.5 million or 43% during 1993. The decrease in the net loan growth rate during the first six months of 1995 and all of 1994 compared to 1993 is due to a variety of factors. Growth Bank has concentrated primarily on originating loans of less than $1 million, a market which many large regional banks have begun to reemphasize. Increases in the prime and other market interest rates is another contributing factor to the decline in net loan growth in 1994 compared to 1993. The directors and members of the advisory board of Growth Bank as well as customers of Growth Bank have been a positive factor in loan growth by referring potential borrowers to Growth Bank.

     Cash and cash equivalents are Growth's most liquid assets. At June 30, 1995, cash and cash equivalents totaled $8.8 million, as compared to
$8.3 million at December 31, 1994.   Management believes that liquidity is
sufficient to meet present and future financial obligations and commitments on a timely basis.

     The following table provides information concerning deposit categories which were in excess of 10% of average total deposits.


                           SIX MONTHS
                              ENDED     Year Ended December 31,
                            June 30,       1994          1993
                              1995
                                   (Dollars in thousands)

Non-interest bearing
demand deposits:
   Average amount . . . .  $15,883    $15,430        $11,481
   Average rate paid  . .    -          -              -
 NOW and savings accounts:
   Average amount . . . .   24,024     21,760         16,685
   Average rate paid  . .     2.21%      2.03%          2.15%

Money market accounts:
   Average amount . . . .   24,586     21,425         17,317
   Average rate paid  . .     3.73%      2.79%          2.78%
 Certificates of deposit:

   Average amount . . . .   37,497     30,920         29,349

   Average rate paid  . .     5.34%      4.25%          4.44%


     At June 30, 1995, certificates of deposit in amounts of $100,000 and over mature as follows:


                                    JUNE 30, 1995    DECEMBER 31,
                                                         1994
                                            (in thousands)

       Three months or less  . . .    $5,916          $1,348
       Over three months through       1,790           1,238
       six months  . . . . . . . .

       Over six months through         2,275           1,816
       twelve months . . . . . . .
       Over twelve months  . . . .     2,624           2,981
                                       -----           -----
       Total . . . . . . . . . . .   $12,605          $7,383
                                     =======          ======

     Securities Available for Sale
     -----------------------------

     The following table sets forth the maturity distribution and weighted average yields of Growth's securities available for sale as of June 30, 1995 and December 31, 1994. No tax equivalent adjustments have been made in the following table.

                                                                      June 30, 1995
                                                                                                        Total Securities
                                   Less Than          1 to 5           5 to 10           Over 10         Available
                                    One Year          Years             Years             Years          for Sale

                                Market  Average  Market  Average  Market   Average    Market  Average   Market   Average
                                Value    Yield   Value    Yield   Value    Yield      Value   Yield     Value    Yield
                                                                  (Dollars in thousands)

United States Government and   $3,001    5.97%  $13,778   5.64%$      --       --     $   --        --  $16,779  5.71%
     Government Agencies

Mortgage-backed Securities<F1>  1,336    6.30%    1,990   5.48%       --       --         --        --    3,326  5.81%

Municipal Securities  . . . .     594    4.33%      255   4.10%                                             849  4.26%

Marketable Equity Securities       --      --        --     --        --       --        245        --      245    --
                               ------  ------    ------ ------    ------   ------        ---    ------      ---  ----
  Total Securities Available
       for Sale . . . . . . .  $4,931    5.87%  $16,023   5.59%  $    --       --       $245        --  $21,199  5.60%
                               ======           =======          =======                ====            =======



                                                                          December 31, 1994

                                                                                                        Total Securities
                                   Less Than          1 to 5            5 to 10           Over 10        Available
                                    One Year          Years              Years             Years         for Sale

                                Market  Average   Market  Average   Market  Average    Market  Average  Market  Average
                                Value    Yield    Value    Yield    Value    Yield     Value   Yield    Value    Yield
                                                                   (Dollars in thousands)


United States Government and   $3,446   5.89%    $9,605   5.64%   $2,618     5.24% $      --       --  $15,669    5.63%
     Government Agencies  . .

Mortgage-backed Securities<F1>  1,653   6.35%     2,016   5.47%       --       --         --       --    3,669    5.87%

Municipal Securities  . . . .      90   4.20%       407   4.29%       --       --         --       --      497    4.27%

Marketable Equity Securities       --     --         --     --        --       --        245       --      245      --
                               ------  -----     ------  -----    ------   ------      -----   ------    -----  ------

  Total Securities Available
       for Sale . . . . . . .  $5,189   6.01%   $12,028   5.57%   $2,618     5.24%      $245       --  $20,080    5.57%
                               ======           =======           ======                ====           =======

------------------------
[FN]
<F1> The maturities for mortgage-backed securities are based on certain prepayment assumptions.

     For additional information regarding Growth's securities portfolio see Note 3 of the Notes to Growth's Financial Statements.

RESULTS OF OPERATIONS

     General
     -------

     The earnings of Growth depend primarily on interest rate spread, represented by the excess of the average yield on interest-earning assets, consisting principally of loans and investment securities, over the average rate paid on interest-bearing liabilities, consisting principally of deposits and borrowings. Interest rate spread is affected by many factors, including economic, competitive and regulatory factors that influence interest rates, loan demand and deposit flow. Interest rate spread is also affected by the composition of Growth's assets and liabilities and by the repricing of such assets and liabilities as they mature. Earnings of Growth are also affected by provisions for loan losses, income from service charges, operating expenses, income taxes and gains or losses on sales of investments.

     Net Income
     ----------

     Income before income tax expense increased from $533,000 for the six months ended June 30, 1994 to $843,000, or 58%, for the six months ended June 30, 1995. Income tax expense was $344,000 for the first six months of 1995 compared to an income tax benefit of $30,000 for the first six months of 1994. For the six months ended June 30, 1995 Growth recorded net income of $499,000 compared to net income of $563,000 for the six months ended June 30, 1994. Net income was $1.1 million, $312,000 and $325,000 for the years ended December 31, 1994, 1993 and 1992. The earnings performance of Growth in 1994 was marked by increases in net interest income and service fee income and decreases in provisions for loan losses, offset by increases in non-interest expenses. Overall earnings in 1994 were favorably impacted by strong loan demand in the first half of 1994.

     Net Interest Income
     -------------------

     Net interest income is the largest component of Growth's operating income. The following tables reflect the components of net interest income, setting forth, (i) average assets, liabilities and stockholders' equity, (ii) interest income earned on interest-earning assets and interest expense paid on interest-bearing liabilities, (iii) average yields earned on interest-earning assets and average costs of interest-bearing liabilities,
(iv) Growth's interest spread, and (vi) the ratio of average interest-earning assets to average interest-bearing liabilities. Given the relative small amount of tax-exempt income earned by Growth, no tax equivalent adjustments have been made to the following tables.

                                                                      Six Months Ended June 30,
                                                                  1995                          1994
                                                                Interest                      Interest
                                                     Average     Income    Yield/   Average    Income     Yield/
                                                     Balance   Expense<F1> Cost<F2> Balance  Expense<F1>  Cost<F2>

                                                                        (Dollars in thousands)
Assets:

 Interest-bearing assets:

   Federal funds sold . . . . . . . . . . . . . .   $3,977     $   108        5.43%  $2,502     $    42    3.36%

   Securities . . . . . . . . . . . . . . . . . .   20,972         613        5.85   16,112         388    4.82

   Loans receivable<F1><F4> . . . . . . . . . . .   89,001       4,018        9.03   77,648       3,076    7.92
                                                   -------      ------        ----  -------      ------    ----
    Total interest-earning assets . . . . . . . .  113,950       4,739        8.32   96,262       3,506    7.28

 Non-interest assets  . . . . . . . . . . . . . .    3,518                            3,974

                                                   -------                          -------
     Total assets . . . . . . . . . . . . . . . . $117,468                         $100,236
                                                  ========                         ========

Liabilities and stockholders' equity:

 Interest-bearing liabilities:

   NOW and savings accounts . . . . . . . . . . . $ 24,024     $   265        2.2% $ 20,543     $   203    1.98%

   Money market accounts  . . . . . . . . . . . .   24,586         458        3.73   20,829         263    2.53

   Certificates of deposit  . . . . . . . . . . .   37,497       1,001        5.34   29,758         588    3.95

   Borrowed money . . . . . . . . . . . . . . . .       38           1        5.26      235           5    4.26
                                                   -------    --------        ----  -------      ------    ----
    Total interest-bearing liabilities  . . . . .   86,145       1,725        4.00   71,365       1,059    2.97

 Non-interest-bearing liabilities<F5> . . . . . .   15,883                           15,071

 Other liabilities  . . . . . . . . . . . . . . .    1,961                            1,187
                                                   -------                          -------
     Total liabilities  . . . . . . . . . . . . .  103,989                           87,623

 Stockholders equity  . . . . . . . . . . . . . .   13,479                           12,613
                                                   -------                          -------
     Total liabilities and
         stockholders' equity . . . . . . . . . . $117,468                         $100,236
                                                  ========                         ========


Net interest income . . . . . . . . . . . . . . .               $3,014                           $2,447
                                                                ======                           ======
Interest rate spread<F6>  . . . . . . . . . . . .                             4.32%                        4.31%

Effect of non-interest-bearing funds  . . . . . .                             0.58%                        0.53%
                                                                              ----                         ----
Net interest margin<F6> . . . . . . . . . . . . .                             4.90%                        4.84%
                                                                              ====                         ====
Net yield on interest-earning assets<F7>. . . . .                             5.29%                        5.08%
                                                                              ====                         ====
Ratio of interest-earning assets to
    interest-bearing liabilities  . . . . . . . .                           132.28%                      134.88%
                                                                            ======                       ======


------------------
[FN]
<F1> Includes net amortized loan origination costs, which are not material.
<F2> Percentages have been annualized for purposes of comparability with year-end criteria.
<F3> The net yield on interest-bearing assets represents net interest income as a percentage of average interest-earning assets.
<F4> Interest income reflects the effect of nonaccrual loans, which has the effect of reducing yields.
<F5> Consists primarily of non-interest bearing demand deposits, official checks and certified checks.
<F6> Interest rate spread represents the difference between the average yield on interest-earning assets and average cost of interest-bearing liabilities.
<F7> The excess of the yield on average interest-earning assets over the costs of all deposits and borrowings.

                                                                     Year Ended December 31,
                                              1994                       1993                       1992
                                            Interest                    Interest                    Interest
                                  Average   Income     Yield/  Average  Income     Yield/   Average Income      Yield/
                                  Balance Expense<F1> Cost<F2> Balance Expense<F1> Cost<F2> Balance Expense<F1> Cost(2)

                                                                                (Dollars in thousands)
ASSETS:

 Interest-earning assets:

   Federal funds sold . . . . .    $3,635  $   152      4.18%   $5,369  $   163    3.04%    $3,480     $139    3.96%

   Securities . . . . . . . . .    16,017      810      5.06    24,094    1,220    5.06     21,537    1,280    5.95

   Loans receivable<F1><F4> . .    80,408    6,697      8.33    55,211    4,471    8.10     39,999    3,659    9.15
                                  -------   ------      ----   -------   ------    ----    -------   ------    ----
    Total interest-earning assets 100,060    7,659      7.65    84,674    5,854    6.91     65,016    5,078    7.81

 Non-interest earning assets  .     3,843                        3,644                       4,712
                                  -------                      -------                     -------
     Total assets . . . . . . .  $103,903                      $88,318                     $69,728
                                 ========                      =======                     =======

LIABILITIES AND STOCKHOLDERS' EQUITY:

 Interest-bearing liabilities:

   NOW and savings accounts . .  $ 21,760  $   441      2.03%  $16,685  $   359    2.15%  $ 12,669   $  350    2.77%

   Money market accounts  . . .    21,425      598      2.79    17,317      481    2.78     12,488      485    3.88

   Certificates of deposit  . .    30,920    1,313      4.25    29,349    1,302    4.44     25,040    1,352    5.40

   Borrowed money . . . . . . .       201        9      4.48        --       --      --         --       --      --
                                  -------  -------      ----   -------  -------  ------    -------  -------  ------
    Total interest-bearing
    liabilities . . . . . . . .    74,306    2,361      3.18    63,351    2,142    3.38     50,197    2,187    4.36

 Non-interest-bearing
 liabilities <F5> . . . . . . .    15,430                       11,481                       6,978

 Other liabilities  . . . . . .     1,306                        1,150                         590
                                  -------                      -------                     -------
     Total liabilities  . . . .    91,042                       75,982                      57,765

 Stockholders equity  . . . . .    12,875                       12,336                      11,963
                                  -------                      -------                     -------
     Total liabilities and
         stockholders' equity .  $103,917                      $88,318                     $69,728
                                 ========                      =======                     =======


Net interest income . . . . . .             $5,298                       $3,712                      $2,891
                                            ======                       ======                      ======
Interest rate spread <F2> . . .                         4.47%                      3.53%                       3.45%

Effect of non-interest-bearing
funds . . . . . . . . . . . . .                         0.55%                      0.52%                       0.53%
                                                        ----                       ----                        ----

Net interest margin <F6>. . . .                         5.02%                      4.05%                       3.98%
                                                        ====                       ====                        ====
Net yield on interest-earning
assets <F3> . . . . . . . . . .                         5.29%                      4.38%                       4.45%
                                                        ====                       ====                        ====
Ratio of interest-earning assets
to interest-bearing liabilities                       134.66%                    133.66%                     129.52%
                                                      ======                     ======                      ======

------------------
[FN]
<F1> Includes net amortized loan origination costs, which are  not material.
<F2> Interest rate spread represents the difference between the average yield on interest-bearing assets and average cost of interest-bearing liabilities.
<F3> The net yield on interest-bearing assets represents net interest income as a percentage of average interest-earning assets.
<F4> Interest income reflects the effect of nonaccrual loans.
<F5> Consists primarily of non-interest bearing demand deposits, official checks and certified checks.
<F6> The excess of the yield on average interest-earning assets over the costs of all deposits and borrowings.

      The following table demonstrates the relative impact on net interest income of changes in the volume of interest-earning assets and interest-bearing liabilities and of changes in rates earned and paid by Growth on such assets and liabilities.
Changes attributable to the interactive effects of volume and rate (mix variance) have been allocated proportionately to changes due to volume and rate. Dollar amounts are in thousands of dollars.

                         Six Months Ended          Year Ended              Year Ended
                           June 30, 1995        December 31, 1994       December 31, 1993
                         Compared with Six        Compared with           Compared with
                              Months               Year Ended              Year Ended
                        Ended June 30, 1994     December 31, 1993       December 31, 1992
                        Volume  Rate    Net   Volume   Rate   Net      Volume   Rate   Net

Interests-earning assets:

 Loans  . . . . . . .    $493   $449  $942    $2,095   $130 $2,225     $1,163  ($351) $812

 Securities   . . . .     132     93   225      (410)     -   (410)       233   (294)  (61)

 Federal funds sold        32     34    66       (45)    34    (11)        34     (8)   26
                         ----   ----  ----     -----   ----  -----     ------  ------ ----
   Total income on
   interest-earning
   assets                 657    576 1,233     1,640    164  1,804      1,430   (653)  777
                         ----   ---- -----    ------    ---  -----     ------  ------ ----

Interest-bearing liabilities:

 NOW and savings
 accounts   . . . . .      37     25    62       100    (18)    82         29    (21)    8

 Money market
 accounts   . . . . .      54    141   195       114      2    116        115   (118)   (3)

 Certificates of
 deposits   . . . . .     176    237   413        60    (48)    12        234   (284)  (50)

 Borrowings . . . . .      (3)    (1)   (4)        9      -      9          -      -     -
                        -----   ----  ----       ---   ----   ----      -----  ----- -----

   Total expense on
   interest-bearing
   liabilities  . . .     264    402   666       283    (64)   219        378   (423)  (45)
                         ----   ----  ----      ----   ----   ----       ----  -----  ----

Net interest income .    $393   $174  $567    $1,357   $228 $1,585     $1,052  ($230) $822
                         ====   ====  ====    ======   ==== ======     ======  =====  ====


     Net interest income increased from $2.4 million to $3.0 million for the six months June 30, 1995 compared to the same period in the prior year. The primary factor for the $567,000 increase in net interest income was the average interest earning assets increasing from $96.2 million for the six month period ending June 30, 1994 to $114.0 million for the six month period ending June 30, 1995. The net interest margin, which represents the excess of the yield on average interest-earning assets over the costs of all deposits and borrowings, improved from 4.84% to 4.90% for the six month periods ending June 30, 1995 compared to the same period in the prior year. Net interest income increased by $1.6 million, or 42.7% to a level of $5.3 million in 1994, as compared to $3.7 million 1993, which in turn represents an increase of $821,000 or 28.4% over 1992. Average yearly balances of interest earning assets increased from $84.7 million in 1993 to $100.1 million in 1994, and the yields on these assets increased from 6.91% to 7.65% for the years 1993 and 1994, respectively, due to increases in the prime and other market interest rates in 1994. Although the average yearly balance of interest bearing liabilities increased by $11.0 million, or 17.3%, from 1993 to 1994, the overall interest expense increased by only $.2 million, primarily due to many interest bearing liabilities lagging market rate increases. The net interest margin was 5.02%, 4.05% and 3.86% for the years ending December 31, 1994, 1993 and 1992, respectively.

     Credit Risk
     -----------

     One measure of credit risk is the extent to which a financial institution's loans have ceased to perform in accordance with the terms initially agreed upon by the institution and its borrowers. The following table sets forth information regarding restructured loans, non-accrual loans, other past due loans and other real estate as of June 30, 1995 and December 31, 1994 and 1993.


                                     June 30,         December 31,
                                       1995         1994          1993
                                               (In thousands)

Non-performing loans:

  Nonaccrual loans<F1>  . . . . .     $478          $419      $1,105

  Past due more than 90 days and
       still accruing interest<F2>
                                       -             -           466
                                    ------        ------      ------
   Total  . . . . . . . . . . . .     $478          $419      $1,571
                                    ======        ======      ======


Impaired loans<F3>. . . . . . . .   $2,000           N/A         N/A



---------------------------------
[FN]
<F1> Generally represents loans as to which management has determined that the borrowers may be unable to meet contractual principal and/or interest obligations or there were interest or principal in arrears for a period of more than 90 days (except when such loans are believed to be fully collectible and adequately secured). Interest previously accrued on these loans during the current year and not yet paid is reversed and charged against income; interest accrued during prior years and not yet paid is charged against the allowance for possible loan losses. Interest earned thereafter is only included in income to the extent that is collected.


<F2> Primarily represents those loans in which payments of interest or principal are contractually past due 90 days or more but which are currently accruing income at the contractually stated rates, based on a determination that such loans, including interest accrued, are believed to be fully collectible and adequately secured.


<F3> Represents loans characterized as "impaired loans," as defined in
     Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan" ("FAS 114") and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for the Impairment of Loan-Income Recognition and Disclosures" ("FAS 118"). Growth adopted FAS 114, as amended, on January 1, 1995.

   Provision for Loan Losses
   -------------------------

   The purpose of the allowance for loan losses is to absorb the impact of losses inherent in the loan portfolio. Additions to the allowance are made through provisions charged against current earnings and through recoveries made on loans previously charged off. During the first six months of 1995, the provision for loan losses was $150,000 compared to $203,000 for the first six months of 1994. Provisions for loan losses were $634,000, $653,000, and $180,000, for the years 1994, 1993 and 1992, respectively. Management considered these provisions necessary, to a certain degree, to increase the allowance for loan losses to reflect the increase in loans during 1995, 1994, 1993 and 1992.

   The allowance for loan losses at June 30, 1995 was $1.5 million compared to $1.4 million at December 31, 1994. At June 30, 1995, non-performing loans, i.e., loans on non-accrual status or loans delinquent for more than 90 days and still accruing income, totaled $478,000 or .50% of total loans. At December 31, 1994, $419,000 or 0.50% of total loans were considered non-performing loans. Growth adopted Financial Accounting Standards No. 114, "Accounting by Creditors for the Impairment of a Loan" ("FAS 114") and Financial Accounting Standards No. 118, "Accounting by Creditors for the Impairment of Loan-Income Recognition and Disclosures" ("FAS 118") on January 1, 1995. At June 30, 1995, Growth has determined that loans totaling approximately $2 million were impaired and the related allowance for losses for these loans was approximately $423,000. It is anticipated that Growth will be acquiring a property through foreclosure to be classified as Other Real Estate Owned in the amount of approximately $2 million prior to September 30, 1995.

   The following table shows the allocation of the allowance for loan losses and the percent of loans in each category to total loans at June 30, 1995, and December 31, 1994, 1993 and 1992.

                                           June 30,                              December 31,
                                             1995                1994                1993                 1992


                                            Percent of          Percent of          Percent of            Percent of
                                             loans to            loans to            loans to              loans to
                                     Amount total loans  Amount total loans  Amount total loans   Amount total loans
                                     ------ -----------  ------ -----------  ------ -----------   ------ -----------
Allocated to:                                                     (Dollars in thousands)

Consumer Real Estate  . . . .        $392     27.13%     $171      25.91%    $148     25.37%      $93     24.71%

Other Consumer  . . . . . . .         146      9.04%      128       9.19%     162     11.02%       71     11.26%

Residential Construction  . .          62      3.44%       57       1.93%       3      0.39%        6      1.19%

Commercial Real Estate  . . .         654     44.88%      807      47.35%     502     47.65%      533     47.30%

Other Commercial &
 Business   . . . . . . . . .         243     15.51%      253      15.62%     149     15.56%      127     15.38%

Leases  . . . . . . . . . . .        -            0%        -          0%       1      0.01%        1       .16%

Unallocated . . . . . . . . .        -          -          11         -        12       -          86       -
                                   ------              ------      -----               -----
  Total   . . . . . . . . . .      $1,497       100%   $1,427        100%    $977       100%     $917       100%
                                   ======              ======                ====                ====


     Loans are typically charged-off when thy are identified by management or classified by regulatory authorities as a "loss." Charge-offs are made when they are determine to be uncollectible. In certain instances, partial charge-offs are made to recognize the effect of declining collateral values, a compared to the carrying value of the loan. For information regarding the charge-offs and recoveries of Growth's loans, see Note 4f the Notes to Growth's Financial Statements


     The following table sets forth certain ratios regarding Growth's provision and allowance for loan losses, non-performing loans and charge-off experience.


                                      June 30,               December 31,
                                  1995       1994         1994       1993

Ratio of net charge-offs to
average loans outstanding . .     0.18%      0.13%        0.23%      1.07%

Allowance for loan losses as
a percent of total loans  . .     1.58%      1.37%        1.69%      1.36%

Allowance for loan losses as
a percent of non-performing
loans . . . . . . . . . . . .   313.18%    106.50%      340.57%     62.19%

Non-performing loans as a
percent of total loans            0.50%      1.29%        0.50%      2.19%


     Loans totaling $106,000 were charged-off for the period ending June 30, 1995 compared charge-offs in the amount of $69,000 for the period ending June 30, 1994. Recoveries totaled $26,000 and $20,000 for the six months ended June 30, 1995 and 1994, respectively. Loans charged off as losses during 1994, 1993 and 1992 amounted to $241,000, $670,000, and $249,000, respectively. Recoveries of charged off loans were $57,000, $77,000 and $14,000 for 1994, 1993 and 1992, respectively. The allowance for loan losses was $1.4 million and $977,000 at December 31, 1994 and 1993, respectively, and $1.5 million at June 30, 1995. The ratio of the allowance for loan losses to total loans was 1.58% and 1.37% at June 30, 1995 and 1994. The ratio of the allowance for loan losses to total loans was 1.69%, 1.36% and 1.82% at December 31, 1994, 1993 and 1992, respectively.

     Management monitors the loan portfolio on a regular and ongoing basis and makes additions to the allowance for loan losses based upon the results of such evaluations, economic conditions and other factors that warrant consideration. Specific loan reserves are established for identified loans based on a review of a combination of factors, including but not limited to, underlying collateral, delinquency status, size of loan and the financial condition of the borrower. Although management considers the allowance for loan losses to be adequate, the continued monitoring of the loan portfolio, combined with future economic conditions, and changes in the nature and volume of the loan portfolio, could warrant increases in the allowance for loan losses.

     At June 30, 1995, non-performing loans, i.e., loans on non-accrual status or loans delinquent for more than 90 days and still accruing income, totaled $478,000 or .50% of total loans. At December 31, 1994, $419,000 or 0.50% of total loans were considered non-performing loans. During the six months ending June 30, 1995 and 1994 there were no loans transferred to other real estate owned.

     Growth had one loan in the amount of $419,000 on non-accrual status at December 31, 1994. There were two loans totaling $1.1 million on non-accrual status at December 31, 1993. At December 31, 1992 there were no loans on non-accrual status. Non-performing loans totaled $419,000, or .50% of total loans, at December 31, 1994 compared to $1.6 million, or 2.19% of total loans, at December 31, 1993 and $466,000, or .93% of total loans at December 31, 1992. During the years ending December 31, 1994, 1993 and 1992 there were no loans transferred to other real estate owned.

     The following table sets forth certain categories of loans as of June 30, 1995 in terms of maturity and interest rate sensitivity:


                             Within     1 to 5     After 5
                             1 Year     Years      Years     Total
                             ------     -----      -----     -----
                                        (in thousands)


Business loans              $10,580     $3,358       $817  $14,755

Real estate loans            23,767     26,419     21,585   71,771

Loans to individuals          4,386      3,454        511    8,351
                           --------   --------   --------    -----
    Total                   $38,733    $33,231    $22,913  $94,877
                            =======    =======    =======  =======


Loans with fixed rates        2,798     14,231     22,506   39,535

Loans with floating rates    35,935     19,000        407   55,342
                           --------    -------   --------  -------

     Total                  $38,733    $33,231    $22,913  $94,877
                            =======    =======    =======  =======



     Other Income
     -------------

     The following table reflects the components of other income (i.e., non-interest income) for the six months ended June 30, 1995 and 1994 and for each of the past three years:


                           Six Months Ended
                               June 30            Years Ended
                                                 December 31,

                             1995    1994      1994  1993   1992
                            ------  ------    ----- ------ ------
                                      ( in thousands)


   Service fee income       $140    $136    $263   $222   $135

   Gain on the sale of
   securities  . . . .       -       -       -       19     39

   Other income.  . .         27      29      64     61     46
                           -----   -----   -----  -----  -----
     Total  . . . . .       $167    $165    $327   $302   $220
                            ====    ====    ====   ====   ====

     Total other income, consisting primarily of fees on deposit accounts, increased from $165,000 to $167,000 for the six month periods ending June 30, 1994 and 1995. There were no gain or losses on securities sales for the six month periods ending June 30, 1994 and 1995. Service fee income totaled $263,000, $222,000 and $135,000 for the years ended December 31, 1994, 1993 and 1992. The yearly increases are primarily due to fees on a larger base of deposit accounts. There were no gains or losses on the sale of securities for 1994. Gains on the sale of securities totaled $19,000 in 1993 and $39,000 in 1992.

     Other Expenses
     ---------------


     Other non-interest expenses for the six months of 1995 were $2.2 million compared to $1.9 million for the first six months of 1994. The ratio of non-interest expenses to average assets was 3.73% for the first six months of 1995 compared to 3.74% for the first six months of 1994. Increases in salaries and employee benefits expenses of $199,000 for the comparable six month periods is primarily due to, other than normal compensation increases, expanded operations which required increases in staff size from 32 full time and 9 part-time staff to 36 full time and 13 part-time staff at June 30, 1994 and June 30, 1995, respectively. Increases for premises and equipment, marketing and promotion, office supplies, insurance, data processing service bureaus and other expenses were due to increased volumes and operation levels in the first six months of 1995 compared to the similar period in 1994. Consulting and professional fees decreased by $57,000 for the comparable six month periods because of the approximately $57,000 related to the arbitration of employment agreements with executive officers of Growth Bank incurred in 1994.


     Other non-interest expenses were $3.9 million, $3.3 million, and $2.6 million, for the years ended December 31, 1994, 1993 and 1992, respectively. The ratio of non-interest expense to average assets was 3.73% in 1994 compared to 3.75% and 3.73% in 1993 and 1992, respectively. Salaries and employee benefits, the largest component of non-interest expense, accounted for 43.6% of total non-interest expense in 1994 compared to 43.4% and 41.5% for 1993 and 1992, respectively. The increase in salary and employee benefit costs of $254,000 from 1993 to 1994 was primarily due to increases in staffing, due in part to increased business volumes, and higher costs of benefits and payroll taxes. Salary and employee benefit cost increased $354,000 from 1992 to 1993.

     Annual insurance assessments imposed by the FDIC increased by $31,000 or 20% during 1994 to $157,000. For 1993, the FDIC increased the assessment rates during the second semi-annual assessment filing to 23 cents per $100 of deposits. Under the FDIC's recently adopted risk-based guidelines Growth Bank's assessment will remain at 23 cents per $100 of deposits for the first semi-annual assessment filing in 1995. Growth Bank has been notified that its insurance assessment has been reduced to .04% of deposits for the second semi-annual assessment filing in 1995.

     Premises and equipment, consulting and professional fees, marketing, insurance (including FDIC assessments), and data processing service bureaus increased by $64,000, $111,000, $76,000, $34,000 and $50,000 respectively, from 1993 to 1994 which were partially offset by decreases in office supplies and other expenses. From 1992 to 1993, premises and equipment, consulting and professional fees, office supplies, insurance, data processing service bureaus, and other expenses increased by $55,000, $16,000, $38,000, $16,000, $71,000 and $171,000, respectively, while marketing and promotion, and losses on fixed assets decreased.

     Income Taxes
     ------------

     Income tax expense was $344,000 for the first six months of 1995 compared to an income tax benefit of $30,000 for the first six months of 1994. The increase in expense was due largely to the complete utilization of existing net operating losses during 1994. The provision for income taxes was zero, $(260,000) and $136,000 for the years ended December 31, 1994, 1993 and 1992, respectively. Effective January 1, 1993, Growth adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of the adoption was not material to Growth's consolidated statement of operations. During 1994, Growth reduced its valuation allowance for the deferred tax asset by $419,000. At December 31, 1994, Growth has a valuation allowance for the net deferred tax assets of $101,000 which represents approximately 13% of the net deferred tax asset before deducting the valuation allowance. This asset is predicated on Growth generating sufficient taxable income to utilize the deferred tax assets in future years. Management believes it is more likely than not that Growth will realize the benefit of the net deductible temporary differences and that such net deductible temporary differences will reverse during future periods in which Growth generates net taxable income. Prior to 1993, Growth made income tax provisions pursuant to Accounting Principles Board Opinion No. 11. A tax benefit in the form of a reduction of taxes for prior years losses in the amount of $136,000 was recognized in 1992.

     For further information regarding tax matters, see Note 7 of the Notes to Growth's Financial Statements.

     Interest Rate Sensitivity
     -------------------------

     Growth analyzes its interest sensitivity position to manage the risks associated with interest rate movements through the use of "gap analysis." Interest rate risk arises from mismatches in the repricing of assets and liabilities within a given period. Gap analysis is one approach used to quantify these differences. A "positive" gap results when the amount of interest-sensitive assets exceeds the amount of interest-sensitive liabilities within a given period. A "negative" gap results when interest-sensitive liabilities exceed interest-sensitive assets within a given period.

     The following tables illustrate Growth's interest rate gap position as of June 30, 1995 and December 31, 1994. At June 30, 1995 and December 31, 1994, Growth had a cumulative negative gap on a six month and one year basis and a cumulative positive gap on a five year and over five year basis. In general, the net interest income of a financial institution will be benefited if the institution has a negative gap during periods of declining interest rates and a positive gap during periods of increasing interest rates. Likewise, net interest income generally will be adversely affected if a financial institution has a positive gap during periods of declining interest rates or a negative gap during periods of increasing interest rates.

                                                                    June 30, 1995
                                                    Assets and Liabilities Maturing/Repricing in:

                                                6     More than  More than
                                              months   6 months  1 year to    Over 5
                                             or less  to 1 year   5 years     years          Total
                                             -------  ---------   -------     -----          -----
                                                                (Dollars in thousands)

Interest-Earning Assets:

  Federal funds sold  . . . . . . . . . .  $ 5,600  $     --     $    --    $    --       $  5,600

  Securities available for sale   . . . .    2,818     2,622      15,514        245         21,199

  Loans:

    Fixed rate  . . . . . . . . . . . . .    1,939       859      14,231     22,506         39,535

    Variable rate . . . . . . . . . . . .   35,317       618      19,000        407         55,342
                                           -------     -----     -------     ------        -------

    Total interest-earning assets . . . .  $45,674    $4,099     $48,745    $23,158       $121,676
                                           =======    ======     =======    =======       ========
Interest-bearing liabilities:

  NOW accounts    . . . . . . . . . . . .    6,770        --       2,500      2,500         11,770


  Regular savings accounts  . . . . . . .    6,368        --       3,000      3,000         12,368

  Money market accounts   . . . . . . . .   24,540        --          --         --         24,540

  Certificates of deposit   . . . . . . .   13,244     7,968      20,341         --         41,553

  Borrowings  . . . . . . . . . . . . . .
                                                --        --          --         --             --
                                           -------    ------     -------     ------        -------
    Total interest-bearing liabilities  .  $50,922    $7,968     $25,841     $5,500        $90,231
                                           =======    ======     =======     ======        =======


Interest sensitivity gap per period . . .   (5,248)   (3,869)     22,904     17,658         31,445

Cumulative interest sensitivity gap         (5,248)   (9,117)     13,787     31,445

Cumulative gap as a percentage of
     total assets . . . . . . . . . . . .     (4.1%)    (7.2%)      10.8%      24.7%

Cumulative interest-sensitive assets as
     a percentage of interest sensitive
     liabilities  . . . . . . . . . . . .     89.7%     84.5%      116.3%     134.8%


                                                                    December 31, 1994
                                                      Assets and Liabilities Maturing/Repricing in:
                                                 6     More than 6  More than 1
                                               months   months to     year to     Over 5
                                              or less     1 year      5 years     years         Total
                                              -------     ------      -------     -----         -----

                                                                  (Dollars in thousands)
Interest-Earning Assets:

  Federal funds sold  . . . . . . . . . . . $ 4,250     $     --     $    --    $    --      $  4,250

  Securities available for sale   . . . . .  10,926        2,722       6,187        245        20,080

  Loans:

    Fixed rate  . . . . . . . . . . . . . .   1,751        1,707      20,762     10,740        34,960

    Variable rate . . . . . . . . . . . . .  32,246           --      16,650        415        49,311
                                            -------       ------     -------     ------       -------
    Total interest-earning assets . . . . . $49,173       $4,429     $43,599    $11,400      $108,601
                                            =======       ======     =======    =======      ========

Interest-bearing liabilities:

  NOW  accounts   . . . . . . . . . . . . .   6,751           --       3,000      2,000        11,751

  Regular savings accounts  . . . . . . . .   9,227           --       3,000      1,000        13,227

  Money market accounts   . . . . . . . . .  24,752           --          --         --        24,752

  Certificates of deposit   . . . . . . . .  10,389        4,786      17,029         --        32,204

  Borrowings  . . . . . . . . . . . . . . .      --           --          --         --            --
                                             ------      -------     -------     ------       -------

    Total interest-bearing liabilities  . . $51,119       $4,786     $23,029     $3,000       $81,934
                                            =======      =======     =======     ======       =======

Interest sensitivity gap per period . . . .  (1,946)        (357)     20,570      8,400        26,667

Cumulative interest sensitivity gap          (1,946)      (2,303)     18,267     26,667

Cumulative gap as a percentage of
     total assets . . . . . . . . . . . . .    (1.7%)       (2.0%)      15.9%      23.2%

Cumulative interest-sensitive assets as
     a percentage of interest sensitive
     liabilities  . . . . . . . . . . . . .    96.1%        95.8%      123.1%     132.5%

Notes:
------

     The preceding tables set forth the earlier of the scheduled maturities or repricing of assets and liabilities at June 30, 1995 and December 31, 1994. No adjustments have been made to reflect prepayments or scheduled amortization of loans. Money market deposit accounts, because of their repricing characteristics are included in the six months or less category. Based on historical experience, a significant portion of regular savings and NOW accounts are considered core deposits and are included in the table in the 1 to 5 years and over 5 years categories. Management believes that such deposits represent a stable source of funds.

     The above tables do not necessarily indicate the impact of general interest rate movements on net interest income because the repricing of certain categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, certain assets and liabilities indicated as repricing within a stated period may in fact reprice at different rate levels.

CAPITAL RESOURCES


     Under banking policies issued by the FRB, Growth and Growth Bank must maintain an adequate level of capital sufficient to meet leverage and risk based capital ratios. At December 31, 1992 the minimum capital guidelines were increased to 3% for Leverage (Tier I) capital ratio, 4% for Tier I risk based capital and 8% for total risk based capital, from previous transitional guidelines which were in effect since August 1990. The following chart compares the regulatory minimum capital ratios with Growth Bank's and Growth's capital ratios at June 30, 1995 and December 31, 1994.



                                CAPITAL RATIOS
                                June 30, 1995

                      Regulatory
                        Minimum     Growth      Growth
                                     Bank

Leverage Tier 1          3.00%       10.0%      12.0%

Tier 1 Risk Based        4.00%       11.6%      14.2%

Total Risk Based         8.00%       12.9%      15.3%





                                CAPITAL RATIOS
                              December 31, 1994


                      Regulatory
                        Minimum     Growth      Growth
                                     Bank

Leverage Tier 1          3.00%       10.6%      12.7%

Tier 1 Risk Based        4.00%       11.9%      14.4%

Total Risk Based         8.00%       13.2%      15.6%




                      DESCRIPTION OF HUBCO CAPITAL STOCK


GENERAL

          The authorized capital stock of HUBCO consists of 25,000,000 shares of HUBCO Common Stock and 4,500,000 shares of preferred stock. As of September 30, 1995, 13,145,203 shares of HUBCO Common Stock were issued, 13,111,482 shares of HUBCO Common Stock were outstanding, and no shares of HUBCO preferred stock were outstanding. Of the authorized but unissued shares of HUBCO Common Stock, 236,955 shares are reserved for issuance under HUBCO's restricted stock plan and 92,500 shares are reserved for issuance pursuant to stock option plans.

          Under the terms of HUBCO's Certificate of Incorporation, the Board of Directors has authority at any time (i) to divide any or all of the authorized but unissued shares of preferred stock into series and determine the designations, number of shares, relative rights, preferences and limitations of any such series and (ii) to increase the number of shares of any such series previously determined by it and to decrease such previously determined number of shares to a number not less than that of the shares of such series then outstanding. HUBCO Series A Preferred Stock was issued pursuant to such authority in connection with HUBCO's acquisition of Washington; no HUBCO Series A Preferred Stock remains outstanding as of September 30, 1995.

DESCRIPTION OF HUBCO COMMON STOCK

          THE FOLLOWING DESCRIPTION OF THE HUBCO COMMON STOCK SETS FORTH CERTAIN GENERAL TERMS OF THE HUBCO COMMON STOCK. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE. FOR AN ADDITIONAL DESCRIPTION RELATING TO THE HUBCO COMMON STOCK, SEE "COMPARISON OF RIGHTS OF HUBCO AND GROWTH
STOCKHOLDERS."

  Dividend Rights
  ---------------

          The holders of HUBCO Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of HUBCO out of funds legally available therefore, subject to the preferential dividend rights of any preferred stock that may be outstanding. The only statutory limitation is that such dividends may not be paid when HUBCO is insolvent. Because funds for the payment of dividends by HUBCO must come primarily form the earnings of HUBCO's bank subsidiary, as a practical matter, any restrictions on the ability of HUB to pay dividends act as restrictions on the amount of funds available for the payment of dividends by HUBCO.


          As a New Jersey-chartered commercial bank, HUB is subject to the restrictions on the payment of dividends contained in the New Jersey Banking Act of 1948 (the "Banking Act"). Under the Banking Act, the Bank may pay dividends only out of retained earnings, and out of surplus to the extent that surplus exceeds 50 percent of stated capital. Under the Financial Institutions Supervisory Act, the FDIC has the authority to prohibit a state-chartered bank form engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by HUB to HUBCO constitutes an unsafe or unsound practice.


          HUBCO is also subject to certain FRB policies which amy, in certain circumstances, limit its ability to pay dividends. The FRB policies require, among other things, that a bank holding company maintain a minimum capital base. The FRB would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

          At September 30, 1995, HUB had $108 million available for the payment of dividends to HUBCO. At September 30, 1995, HUBCO had $36 million available for stockholder dividends, the payment of which would not reduce any of its capital ratios below the minimum regulatory requirements.

  Voting Rights
  -------------

          At meetings of stockholders, holders of HUBCO Common Stock are entitled to one vote per share. The quorum for stockholders' meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by stockholders require the approval of a majority of the votes cast by holders of HUBCO Common Stock at a meeting at which a quorum is present.

          The Board of Directors is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

          The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. Stockholders may remove any director from office for cause. The affirmative vote of at least three-quarters of the shares of HUBCO entitled to vote thereon is required to amend or repeal the provisions of HUBCO's Certificate of Incorporation relating to the classification of the Board of Directors and the removal of directors.

          HUBCO's Certificate of Incorporation contains a "minimum price" provision. In the event a "related person" (defined in the Certificate of Incorporation to include persons who, together with their affiliate, own 10% or more of HUBCO's Common Stock) proposes to enter into a Business Combination (as defined in the Certificate of Incorporation) with HUBCO, the proposed transaction will require the affirmative vote of at least three-quarters of the outstanding shares entitled to vote on the transaction, unless either (i) the proposed transaction is first approved by a majority of HUBCO's Board of Directors, or (ii) the stockholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Certificate of Incorporation. If either of these tests are met, the proposed transaction need only be approved by the vote otherwise required by law, the Certificate of Incorporation and any agreement with a national securities exchange.

  Liquidation Rights
  ------------------

          In the event of liquidation, holders of HUBCO Common Stock are entitled to receive ratably any assets distributed to stockholders, except that if shares of preferred stock of HUBCO are outstanding at the time of liquidation, such shares of preferred stock may have prior rights upon liquidation.

  Assessment and Redemption
  -------------------------

          All outstanding shares of HUBCO Common Stock are fully paid and nonassessable. HUBCO Common Stock is not redeemable at the option of the issuer or the holders thereof.

  Preemptive and Conversion Rights
  --------------------------------

          Holders of HUBCO Common Stock do not have conversion rights or preemptive rights with respect to any securities of HUBCO.

  Other Matters
  -------------

          HUBCO can (except in connection with certain business combinations) issue new shares of authorized but unissued Common Stock or preferred stock without stockholder approval.



            COMPARISON OF RIGHTS OF HUBCO AND GROWTH STOCKHOLDERS

      General
      -------

          HUBCO and Growth are both New Jersey general business corporations governed by the New Jersey Business Corporation Act and registered bank holding companies under the BHCA. Therefore, there are no material differences in the legal rights of holders of shares of Growth Common Stock and HUBCO Common Stock under the New Jersey Business Corporation Act. The following is a comparison of certain provisions of the respective certificates of incorporation and bylaws of each of Growth and HUBCO. This summary does not purport to be complete and is qualified in its entirety by reference to the certificates of incorporation and bylaws of each of Growth and HUBCO, which may be changed from time to time.

     Voting Requirements
     -------------------

          Under the New Jersey Business Corporation Act, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, or the sale or other disposition of all or substantially all of its assets other than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by stockholders of the corporation entitled to vote thereon. HUBCO's Certificate of Incorporation contains a "minimum price" provision which requires the affirmative vote of 75% of the outstanding shares entitled to vote on certain transactions involving "related persons" unless the proposed transaction is either first approved by a majority of HUBCO's Board of Directors or the stockholders of HUBCO are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Certificate of Incorporation. (See "DESCRIPTION OF HUBCO CAPITAL STOCK -- Description of HUBCO Common Stock; Voting Rights.")
Growth's Certificate of Incorporation contains a different form of "minimum price" provision. In the event an "Interested Shareholder" (defined in the Growth Certificate of Incorporation to include any person who, together with affiliates, beneficially owns 10% or more of the outstanding Growth Common Stock) proposes to enter into a Business Combination (as defined in the Growth Certificate of Incorporation) with Growth, the proposed transaction will require the affirmative vote of 80% of the outstanding shares entitled to vote thereon, unless either (i) the proposed transaction is first approved by three-fourths of Growth's "Continuing Directors (defined generally as Growth directors who are unaffiliated with the Interested Shareholder), or
(ii) the stockholders of Growth are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in the Growth Certificate of Incorporation and the Business Combination is approved by a majority of the entire Growth Board of Directors prior to the Interested Shareholder's acquisition date. If either of these tests are met, the proposed transaction need only be approved by a majority of the outstanding shares entitled to vote.

          Growth's Certificate of Incorporation also contains a provision that requires, for any merger or consolidation of Growth or the disposition of all or substantially all of the assets of Growth, the affirmative vote of 80% of the outstanding shares of Growth entitled to vote thereon, unless the transaction was approved by not less than the greater of (i) three-fourths of the "Disinterested Directors" (as defined in the Growth Certificate of Incorporation) or (ii) three "Disinterested Directors." This provision does not apply to "Business Combinations" with "Interested Shareholders" governed by Growth's "minimum price" provision discussed above. HUBCO's Certificate of Incorporation currently contains no similar provision.

     Preferred Stock
     ---------------


          The authorized capital stock of HUBCO consists of 25,000,000 shares of HUBCO Common Stock and 4,500,000 shares of preferred stock. As of September 30, 1995, 13,145,203 shares of HUBCO Common Stock were issued, 13,111,482 shares of HUBCO Common Stock were outstanding, and no shares of HUBCO preferred stock were outstanding. Under the terms of HUBCO's Certificate of Incorporation, the Board of Directors has authority at any time to divide any or all of the authorized but unissued shares of preferred stock into series, determine the designations, number of shares, relative rights, preferences, and limitations of any such series and authorize the issuance of such series. HUBCO Series A Preferred Stock was issued pursuant to such authority in connection with HUBCO's acquisition of Washington, but is no longer outstanding. (See "DESCRIPTION OF HUBCO CAPITAL STOCK -- General.") The authorized capital stock of Growth consists of 5,000,000 shares of Growth Common Stock and 2,000,000 shares of preferred stock. As of the date of this Proxy Statement-Prospectus, no shares of Growth preferred stock were issued or outstanding. Under the terms of Growth's Certificate of Incorporation, the Board of Directors has authority at any time to divide any or all of the authorized but unissued shares of preferred stock into series, determine the designations, number of shares, relative rights, preferences, and limitations of any such series and authorize the issuance of such series.


                            STOCKHOLDER PROPOSALS

          If the Merger has not been consummated prior to Growth's 1996 Annual Meeting, which is presently scheduled for May 1, 1996, any proposal which a Growth stockholder wishes to have included in the proxy solicitation materials of Growth to be used in connection with the 1996 Annual Meeting must be presented to Growth no later than November 30, 1995.


                                OTHER MATTERS

          The management of Growth is not aware of any other business to come before the Meeting other than the matters described above in this Proxy Statement-Prospectus. However, if any other matters should come before the Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.


                                LEGAL OPINION

          Certain legal matters relating to the issuance of the shares of HUBCO Common Stock offered hereby will be passed upon by Pitney, Hardin, Kipp & Szuch, Morristown, New Jersey. Attorneys in such firm beneficially owned 1,860 shares of Growth Common Stock and no shares of HUBCO Common Stock as of October 13, 1995.


                                   EXPERTS

          The consolidated financial statements of Growth Financial Corp as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 included herein have been included in this Proxy Statement-Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to a change during 1993 in the method of accounting for income taxes and certain investments in debt and equity securities.

          The consolidated financial statements of HUBCO as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 have been incorporated by reference herein in reliance upon the report of Arthur Andersen LLP, independent public accountants, and are incorporated by reference herein upon the authority of said firm as experts in giving said report. The report of Arthur Andersen LLP refers to a change during 1992 in the method of accounting for income taxes and a change during 1993 in the method of accounting for certain investments in debt and equity securities.

          The consolidated financial statements of Urban National Bank and the financial statements of Jefferson National Bank as of Decmeber 31, 1994 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports. The reports of Arthur Andersen LLP with respect to each of Urban National Bank and Jefferson National Bank refer to a change during 1994 in the method of accounting for certain investments in debt and equity securities.

          The consolidated financial statements of Washington as of December 31, 1993 and for each of the years in the two-year period ended December 31, 1993 have been incorporated by reference herein in reliance upon the report of Coopers & Lybrand LLP, independent public accountants, and are incorporated by reference herein upon the authority of said firm as experts in giving said report.


             INDEX TO GROWTH FINANCIAL CORP FINANCIAL STATEMENTS


Independent Auditors' Report  . . . . . . . . . . . . . . .  F-1

Consolidated Balance Sheets at June 30, 1995
  (Unaudited) and December 31, 1994 and 1993  . . . . . . .  F-2

Consolidated Statements of Income for the Six
  Months Ended June 30, 1995 and 1994 (Unaudited)
  and the Years Ended December, 1994, 1993 and 1992 . . . .  F-3

Consolidated Statements of Stockholders' Equity for the Years Ended December 31, 1994, 1993 and 1992
  and the Six Months Ended June 30, 1995 (Unaudited)  . . .  F-4

Consolidated Statements of Cash Flows for the Six
  Months Ended June 30, 1995 and 1994 (Unaudited) and the Years Ended December 31, 1994, 1993 and 1992 . . F-5

Notes to Consolidated Financial Statements  . . . . . . . .  F-6

Independent Auditors' Report



To the Board of Directors and Stockholders of Growth Financial Corp:


 We have audited the consolidated balance sheets of Growth Financial Corp and subsidiary as of December 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1994. These consolidated financial statements are the responsibility of Growth's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Growth Financial Corp and subsidiary at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994 in conformity with generally accepted accounting principles.

 As discussed in Note 1 to the consolidated financial statements, during 1993 Growth Financial Corp and subsidiary changed their method of accounting for income taxes and certain investments in debt and equity securities.

                                        KPMG PEAT MARWICK LLP


Short Hills, New Jersey
January 27, 1995

                                                        GROWTH FINANCIAL CORP
                                                     CONSOLIDATED BALANCE SHEETS



                                                    June 30, 1995       December 31,
                                                   ---------------  --------------------
                                                    (Unaudited)       1994         1993
                                                                  (In thousands)
Assets:
  Cash and due from banks (note 2)                    $  3,151      $  4,002     $  1,666
  Federal funds sold                                     5,600         4,250        3,675
                                                        ------        ------       ------
  Cash and cash equivalents                              8,751         8,252        5,341
  Federal Reserve Bank stock, at cost                      270           270          270
  Securities available for sale (note 3)                21,199        20,080       18,321
  Loans receivable (note 4)                             94,877        84,271       71,837
   Less:  Allowance for loan losses                      1,497         1,427          977
  Loans, net                                            93,380        82,844       70,860
  Premises and equipment (note 5)                        2,129         2,157        1,975
  Interest and dividends receivable                        740           605          517
  Other assets (note 7)                                    870           615          399
                                                       -------       -------     --------
     Total assets                                     $127,339      $114,823     $ 97,683
                                                      ========      ========     ========

Liabilities and stockholders' equity:
  Due to depositors (note 6):
   Non-interest bearing                                 18,521        17,154       16,533
   Interest bearing                                     90,231        81,934       66,660
                                                       -------       -------      -------
     Total deposits                                    108,752        99,088       83,193
  Accrued expenses and other liabilities (note 7)        4,836         2,527        1,993
                                                       -------       -------      -------
     Total liabilities                                 113,588       101,615       85,186
                                                       =======       =======      =======

  Stockholders' equity (notes 8 and 14):

   Preferred stock; par value $5; 2,000
       shares authorized; none issued                       --            --           --
   Common Stock; par value $1; 5,000
       shares authorized; issued and outstanding,
       1,693 at June 30, 1995 and
       1,612 at December 31, 1994 and
       1,535 at December 31, 1993                        1,693         1,612        1,535
   Paid-in-capital                                      14,664        13,822       13,284
   Accumulated deficit                                  (2,261)       (1,837)      (2,342)
   Net unrealized gain (loss) on securities
       available for sale                                 (345)         (389)          20
                                                       -------       -------      -------
     Total stockholders' equity                         13,751        13,208       12,497
                                                       -------       -------      -------

Commitments and contingencies
    (notes 10, 11, 12 and 13)                               --            --           --
     Total liabilities and stockholders' equity       $127,339      $114,823      $97,683
                                                      ========      ========      =======

See accompanying notes to consolidated financial statements.

                                                        GROWTH FINANCIAL CORP
                                                  CONSOLIDATED STATEMENTS OF INCOME
                                                In thousands, except per share items


                                                             Six Months Ended
                                                          ----------------------
                                                          June 30,      June 30,       Years Ended December 31,
                                                          --------      --------     ----------------------------
                                                            1995         1994          1994      1993       1992
                                                                (Unaudited)          -------   -------    -------
                                                                -----------
Interest income:

  Loans receivable                                         $ 4,018       $ 3,076     $ 6,697   $ 4,472    $ 3,660
  Deposits in other banks and federal funds sold               108            42         152       163        138
  Securities available for sale                                613           388         810        --         --

  Investment securities                                         --            --          --     1,219      1,280
                                                            ------        ------      ------     -----      -----
   Total interest income                                     4,739         3,506       7,659     5,854      5,078
                                                             -----         -----       -----     -----      -----

Interest expense:

  Deposits (note 6)                                          1,724         1,054       2,352     2,142      2,187
  Short-term borrowings                                          1             5           9        --         --
                                                                 -             -           -        --         --
   Total interest expense                                    1,725         1,059       2,361     2,142      2,187
                                                             -----         -----       -----     -----      -----

Net interest income                                          3,014         2,447       5,298     3,712      2,891

  Provision for loan losses (note 4)                           150           203         634       653        180
                                                             -----         -----       -----     -----      -----
Net interest income after provision for loan losses          2,864         2,244       4,664     3,059      2,711
                                                             -----         -----       -----     -----      -----

Other income:

  Service fee income                                           140           136         263       222        135
  Gains on sale of securities                                   --            --          --        19         39
  Other income                                                  27            29          64        61         46
                                                               ---           ---         ---       ---        ---
   Total other income                                          167           165         327       302        220
                                                               ---           ---         ---       ---        ---


Other expenses:

  Salaries and employee benefits (notes 8 and 13)            1,037           838       1,690     1,436      1,082
  Premises and equipment (notes 5 and 10)                      406           358         702       638        583
  Consulting and professional fees                              70           127         229       119        103
  Marketing and promotion                                       85            56         174        98        113
  Office supplies                                               78            41          87       102         64
  Insurance                                                    140           127         263       229        213
  EDP service bureau                                           148           124         258       209        137
  Other                                                        224           205         468       478        311
                                                              ----          ----        ----     -----      -----
   Total other expenses                                      2,188         1,876       3,871     3,309      2,606
                                                             -----         -----       -----     -----      -----

Income before income tax expense                               843           533       1,120        52        325
Income tax expense (benefit) (note 7)                          344          (30)          --     (260)        136
                                                              ----         -----       -----     -----      -----
Net income before extraordinary item                           499           563       1,120       312        189
Extraordinary item:

Reduction of tax attributable to prior year's loss
   carryforwards                                                --            --          --        --        136
                                                             -----         -----       -----     -----       ----
Net income after extraordinary item                         $  499        $  563    $  1,120     $ 312     $  325
                                                            ======      ========    ========     =====   ========
Income per share before extraordinary item<F1>              $ 0.27        $ 0.33    $   0.66     $0.18     $ 0.11

Extraordinary item per share<F1>                                --            --          --        --   $   0.08
                                                            ------      --------    --------     -----   --------
Net income per common share<F1>                             $ 0.27      $   0.33    $   0.66     $0.18   $   0.19
                                                            ======      ========    ========     =====   ========


Average common shares outstanding                            1,825         1,693       1,693     1,693      1,693
                                                             =====         =====       =====     =====      =====

See accompanying notes to consolidated financial statements.

[FN]
<F1> The weighted average number of shares outstanding and the related income per share amount for all periods presented have been retroactively adjusted to give effect to a 5% stock dividend declared on December 21, 1994 and paid on March 15, 1995.

                                                         GROWTH FINANCIAL CORP
                                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                                    (Unaudited for the six month
                                                     period ended June 30, 1995)

                                                                                          Unrealized
                                                                                          Gain/(Loss)
                                            Common                                       on Securities       Total
                                            Stock               Paid-In    Accumulated     available     Stockholders'
                                            Shares    Amount    Capital     Deficit         for sale        Equity
                                            -------   -------   -------   ------------   -------------   -------------
                                                                          (In thousands)


Balance at December 31, 1991                  1,462    $1,462   $12,654     $(2,276)       $     --         $11,840

Net income for the year ended
    December 31, 1992                            --        --        --         325              --             325
                                            -------   -------   -------      ------         -------          ------
Balance at December 31, 1992                  1,462     1,462    12,654      (1,951)             --          12,165



Stock dividend                                   73        73       630        (703)             --              --

Unrealized gain on securities
     available for sale                          --        --        --          --              20              20

Net income for the year ended
    December 31, 1993                            --        --        --         312              --             312
                                            -------   -------   -------      ------         -------          ------
Balance at December 31, 1993                  1,535     1,535    13,284      (2,342)             20          12,497



Stock dividend                                   77        77       538        (615)             --              --

Net change in unrealized gain (loss)
    on securities available for sale             --        --        --          --            (409)           (409)
Net income for the year ended
    December 31, 1994                            --        --        --       1,120              --           1,120
                                            -------   -------   -------      ------           -----          ------
Balance at December 31, 1994                  1,612     1,612    13,822      (1,837)           (389)         13,208



Stock dividend                                   81        81       842        (923)             --              --

Net change in unrealized gain (loss)
    on securities available for sale                                                             44              44

Net income for the six months ended
    June 30, 1995                                                               499                             499

Balance at June 30, 1995 (Unaudited)          1,693    $1,693   $14,664      $(2,261)         $ (345)       $13,751
                                              =====    ======   =======     ========         =======        =======



See accompanying notes to consolidated financial statements.

                                                        GROWTH FINANCIAL CORP
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Six Months
                                                                Ended June 30,             Years Ended December 31,
                                                            ---------------------- -----------------------------------
                                                               1995        1994       1994         1993        1992
                                                            --------    --------   ----------   ----------  ----------
                                                                  (Unaudited)
                                                                                 (In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:                     $     499  $      563    $    1,120   $     312   $     325
  Net income

ADJUSTMENTS TO RECONCILE NET INCOME TO
  NET CASH PROVIDED BY OPERATING ACTIVITIES
  Provision for loan losses                                     150         203           634         653         180
  Deferred tax expense (benefit)                                245         (30)         (185)       (260)         --
  Depreciation of premises and equipment                        122         118           244         227         180
  Decrease (increase) in accrued interest receivable           (134)        (44)          (89)        (37)         51
  Increase (decrease) in accrued expenses and other           2,308        (435)          534         687          22
    liabilities
  Decrease (increase) in other assets                          (519)         37           204         (51)          9
  Net amortization and accretion                                 70          28            14         (20)       (102)
  (Increase) decrease in deferred loan costs                    (32)         39            11         (19)         12
  Loss on disposal of fixed assets                               --          --            --          --           3
  Gain on sale of securities                                     --          --            --         (19)        (39)
                                                             ------      ------        ------     --------    --------
    Net cash provided by operating activities                 2,709         479         2,487       1,473         641
                                                             ------      ------        ------     -------     -------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Net increase in loans receivable                           (9,748)     (9,186)      (10,983)    (18,923)    (12,937)
  Loans purchased                                              (907)     (1,645)       (1,645)     (3,204)     (4,542)
  Purchases of securities                                        --          --            --     (22,161)    (48,591)
  Maturities of securities                                       --          --            --      15,080      43,011
  Proceeds from sale of securities                               --          --            --         742       2,530
  Purchases of securities available for sale                 (5,100)     (2,288)      (11,596)    (17,463)         --
  Maturities of securities available for sale                 3,500       4,650         6,900      21,812          --
  Paydowns on mortgage backed securities                        475       1,410         2,278       7,759          --
  Net purchases of premises and equipment                       (94)        (25)         (451)       (168)       (273)
  Proceeds from disposals of premises and                        --          --            26          --           1
    equipment                                              --------    --------       -------     -------     -------
    Net cash used in investing activities                   (11,874)     (7,084)      (15,471)    (16,526)    (20,801)
                                                           --------    --------       -------     -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES:

  Net increase in deposits                                    9,664       6,149        15,895      14,851      19,920
  Increases in short-term borrowings                             --       1,000            --          --          --
                                                            -------      ------        ------     -------     -------
    Net cash provided by financing activities                 9,664       7,149        15,895      14,851      19,920
                                                            -------      ------        ------     -------     -------
    Net increase (decrease) in cash and cash                    499         544         2,911        (202)       (240)
      equivalents
Cash and cash equivalents at beginning of year                8,252       5,341         5,341       5,543       5,783
                                                            -------      ------        ------     -------     -------
Cash and cash equivalents at end of year                   $  8,751     $ 5,885       $ 8,252   $   5,341    $  5,543
                                                            =======      ======        ======    ========     =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Interest paid on deposits                                $  1,724     $ 1,054       $ 1,991     $ 2,138     $ 2,152
  Income taxes paid                                             344          --            --          --          --
  Securities transferred to securities available for sale        --          --            --      10,918      11,666
  Loan charge-offs                                              106          69           241         670         249
                                                              =====       =====         =====       =====       =====

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

     Growth Financial Corp (Growth) is a bank holding company incorporated on October 27, 1988 under the laws of the State of New Jersey to engage in the business of commercial banking through its wholly-owned subsidiary, Growth Bank. Growth Bank is a commercial bank chartered under the applicable laws of the State of New Jersey which commenced commercial banking activities on February 12, 1990. Information as of June 30, 1995 and the six month periods ended June 30, 1995 and 1994 is unaudited.

     Growth Bank is in the business of providing financial services to individuals and businesses with primary emphasis on depository services, commercial and consumer lending through three branch offices. Growth Bank is subject to competition from other financial institutions and to the regulations of certain regulatory agencies and undergoes periodic examination by those regulatory authorities.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements are comprised of the accounts of Growth and its wholly-owned subsidiary, Growth Bank. All significant intercompany transactions and balances have been eliminated from the accompanying consolidated financial statements.

BASIS OF FINANCIAL STATEMENT PRESENTATION

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and results of operations for the periods. Actual results could differ significantly from those estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. The consolidated balance sheet at June 30, 1995, the consolidated statements of income for the six month periods ended June 30, 1995 and 1994, and the consolidated statements of cash flows for the six month periods ended June 30, 1995 and 1994, have been prepared by Growth on an accrual basis without audit. In the opinion of Growth management, all adjustments necessary to present fairly the financial condition at June 30, 1995 and the results of operation, and cash flows for the six month periods ended June 30, 1995 and 1994 have been made. The results of operations for the six month periods ended June 30, 1995 are not necessarily indicative of the operating results of the full year.

CASH AND CASH EQUIVALENTS

     For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds sold are sold for one day to one month periods.

SECURITIES

     On December 31, 1993, Growth adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Securities that cannot be categorized as either investment securities or trading securities are classified as securities available for sale. Such securities include debt securities to be held for indefinite periods of time and not intended to be held to maturity, as well as marketable equity securities. Securities held for indefinite periods of time include securities that may be sold in response to changes in interest rates, resultant prepayment risk and other factors related to interest rate and resultant prepayment risk changes. Securities available for sale at June 30, 1995, December 31, 1994 and 1993 are carried at fair value and unrealized holding gains and losses (net of tax effects) on such securities are included in stockholders equity. Upon realization, such gains or losses are included in earnings using the specific identification method. On December 31, 1992, Growth established an available for sale securities classification which such securities were accounted for at the lower of cost or market using the aggregate method.

     Securities held for investment, net, are stated at cost, adjusted for amortization of premiums and accretion of discounts using the level yield method. Where securities are carried at cost it is because Growth has the ability, and management has the intention, to hold securities to maturity. Growth had no held to maturity securities at June 30, 1995, or December 31, 1994 or 1993.

LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are stated at the principal amount outstanding, net of deferred loan origination fees and costs and the allowance for loan losses. Interest on loans is accrued and credited to income as earned. Loan origination fees and certain direct loan origination costs are deferred and amortized to interest income over the life of the loan as an adjustment to the loan s yield.

     The accrual of income on loans is generally discontinued when a loan becomes more than 90 days delinquent or when certain factors indicate reasonable doubt as to the timely collectibility of such income. Loans on which the accrual of income has been discontinued are designated as non-accrual loans. Unless the loan is well collateralized or in the process of collection all previously accrued interest is reversed and income is recognized subsequently only in the period collected. A non-accrual loan is not returned to an accrual status until factors indicating doubtful collection no longer exist.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, industry experience, collateral value and current economic conditions that may affect the borrower's ability to pay. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review Growth Bank's allowance for loan losses. Such agencies may require growth to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

PREMISES AND EQUIPMENT

     Land is carried at cost. Buildings and improvements, leasehold improvements, furniture, fixtures and equipment are carried at cost, net of accumulated depreciation. Depreciation on buildings and improvements is provided for using the straight line method over estimated useful lives up to 30 years. Growth Bank depreciates most of its furniture, fixtures and equipment using the straight line method over the estimated useful lives of 1 to 7 years.

INCOME TAXES

     Growth and Growth Bank file a consolidated Federal income tax return. State income tax returns are filed on a separate basis.

     Effective January 1, 1993, Growth adopted Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" (Statement 109). Statement 109 requires a change from the deferred method of accounting for income taxes of APB Opinion 11 to the asset and liability method of accounting for income taxes. Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Growth has not separately reported the cumulative effect of that change in the method of accounting for income taxes in the accompanying consolidated statement of operations, as such effect is not material.

     Pursuant to the deferred method under APB Opinion 11, which was applied in 1992 and prior years, deferred income taxes are recognized for income and expense items that are reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes are not adjusted for subsequent changes in tax rates.

NET INCOME PER COMMON SHARE

     Net income per common share is computed based upon the average number of shares of common stock and common stock equivalents outstanding during the period except for the six month period ended June 30, 1995. The effect of outstanding stock options has not been included as such options do not result in material dilution.

     The weighted average of shares outstanding for all periods presented have been retroactively adjusted to give effect to stock dividends.

RECLASSIFICATIONS

     Certain amounts relating to the years ended December 31, 1993 and 1992 have been restated to conform to the current year's presentation.

(2)  CASH AND DUE FROM BANKS

     Growth Bank is required to maintain a cash reserve balance based upon its deposits in accordance with regulations. The average amount of the reserve was approximately $845,000 for the first six months of 1995, $733,000 in 1994 and $672,000 in 1993.

(3)  SECURITIES

     The fair value, gross unrealized gains, gross unrealized losses and amortized cost of securities available for sale at June 30, 1995, December 31, 1994 and December 31, 1993 are as follows:

                                              June 30, 1995
                                               (Unaudited)
                             ---------------------------------------------
                               Gross     Gross
                               Fair   Unrealized   Unrealized    Amortized
                               Value     Gains       Losses         Cost
                             -------  ----------   ----------    ---------
                                             (In thousands)

U.S. Treasury Securities     $   496    $     --      $     1      $   497
U.S. Government Agencies      16,283          90          608       16,801
Mortgage-backed
securities  . . . . . . .      3,326          --           40        3,366
Marketable equity
securities  . . . . . . .        245          --           --          245


Municipal bonds . . . . .        849           4           --          845
                             -------    --------      -------      -------

     Total  . . . . . . .    $21,199    $     94      $   649      $21,754
                             =======    ========      =======      =======


                                          December 31, 1994
                             ---------------------------------------------
                                         Gross         Gross
                               Fair   Unrealized     Unrealized  Amortized
                               Value     Gains         Losses       Cost
                             -------  ----------     ----------  ---------
                                            (In thousands)

U.S. Treasury Securities     $   485    $     --      $     9      $   494
U.S. Government Agencies      15,184          --          411       15,595
Mortgage-backed securities     3,670          --          169        3,839
Marketable equity
securities  . . . . . . .        245          --           --          245


Municipal bonds . . . . .        496           1            2          497
                             -------    --------      -------      -------
     Total  . . . . . . .    $20,080    $      1      $   591      $20,670
                             =======    ========      =======      =======


                                              December 31, 1993
                             ---------------------------------------------
                              Gross       Gross
                              Fair     Unrealized  Unrealized   Amortized
                              Value       Gains      Losses        Cost
                             -------   ----------  ----------   ----------
                                              (In thousands)

U.S. Government Agencies  .  $11,448    $     11      $    31      $11,468
Mortgage-backed securities     6,220          45            1        6,176
Corporate bonds . . . . . .      250           1           --          249
Marketable equity securities     245          --           --          245
Municipal bonds . . . . . .      158           5           --          153
                             -------    --------      -------      -------
     Total  . . . . . . . .  $18,321    $     62      $    32      $18,291
                             =======    ========      =======      =======


     The fair value and amortized cost of debt securities available for sale at June 30, 1995 and December 31, 1994 are shown below by maturity. Expected maturities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without prepayment penalties.

                                     June 30, 1995         December 31, 1994
                                      (Unaudited)
                                 ---------------------  --------------------
                                   Fair     Amortized      Fair    Amortized
                                   Value        Cost       Value       Cost
                                 -------    ----------  --------   ---------
                                                (In thousands)

Due in one year or less . . . .  $ 3,595     $ 3,559    $ 3,536     $ 3,550
Due after one year through five
years . . . . . . . . . . . . .   14,033      14,583     10,012      10,226
Due after five years through
ten years . . . . . . . . . . .       --          --      2,618       2,810
Mortgage-backed securities  . .    3,326       3,367      3,669       3,839
                                 -------     -------    -------     -------
     Total  . . . . . . . . . .  $20,954     $21,509    $19,835     $20,425
                                 =======     =======    =======     =======






     No securities were sold during 1994 or for the first six months of 1995. Proceeds for the sales of securities during 1993 and 1992 were $742,000 and $2.5 million, respectively, resulting in gross realized gains of $19,000 in 1993 and $39,000 in 1992.

     At June 30, 1995, December 31, 1994 and 1993 investment securities with a carrying value of $376,000, $169,000 and $2 million, respectively, were pledged to secure certain public fund deposits and for other purposes required by law.

(4)  LOANS RECEIVABLE, NET

     Major classifications of loans receivable are as follows:


                                      June 30,           December 31,
                                    (Unaudited)
                                    -----------    -----------------------
                                        1995          1994          1993
                                    -----------    ----------    ---------
                                                 (In thousands)

Commercial loans  . . . . . . . . .   $57,265       $53,049        $45,391
Residential construction  . . . .       3,261         1,628            280
Residential mortgages . . . . . . .     7,214         4,415          1,889
Consumer  . . . . . . . . . . . .      22,348        20,054         18,767
Home equity lines of credit . . . .     4,739         5,107          5,481
                                     --------      --------       --------
                                       94,827        84,253         71,808
                                      -------       -------        -------
Less deferred loan origination costs      (50)          (18)           (29)
                                     --------      --------       --------
Allowance for loan losses . . . . .     1,497         1,427            977
                                     --------      --------       --------
     Total  . . . . . . . . . . . .   $93,380       $82,844        $70,860
                                     ========      ========       ========


     At June 30, 1995 Growth had $478,000 in nonaccrual loans. At December 31, 1994 Growth had one nonaccrual loan in the amount of $419,000. There were two nonaccrual loans which totaled $1.1 million at December 31, 1993. Foregone interest income for nonaccrual loans and loans charged off was approximately $30,000 for the first six months of 1995 and $74,000 and $138,000 for the years ending December 31, 1994 and 1993. Growth had one loan more than 90 days past due and still accruing totaling $466,000 at
December 31, 1993.   There were no loans more than 90 days past due and still
accruing interest at June 30, 1995 and December 31, 1994.

     An analysis of the allowance for loan losses follows:

                                    June 30,             December 31,
                                  (Unaudited)
                               ------------------      -------------------
                                 1995      1994          1994       1993
                               -------   --------      --------   --------
                                                   (In thousands)


Allowance for possible loan losses:

Balance beginning of year .     $1,427    $ 977        $ 977        $917
Provision . . . . . . . . .        150      203          634         653
Charge-offs . . . . . . . .       (106)     (69)        (241)       (670)
Recoveries  . . . . . . . .         26       20           57          77
                                ------   ------       ------        ----
Balance end of period . . .     $1,497   $1,131       $1,427        $977
                                ======   ======       ======        ====


     The activity for the first six months of 1995, and for the years ended December 31, 1994 and 1993 with respect to loans to directors and principal officers and their affiliates, which are made in the ordinary course of business and on substantially the same terms and rates as loans to other persons, is as follows:

                                         (Unaudited for
                                         the six month
                                          period ended
                                         June 30, 1995)

                                         (In thousands)

Balance, December 31, 1992  . . . .        $1,748
New loans . . . . . . . . . . . . .         1,143
Repayments  . . . . . . . . . . . .        (1,486)
                                          -------
Balance, December 31, 1993                  1,405
                                          =======
New loans . . . . . . . . . . . . .         2,630
Repayments  . . . . . . . . . . . .        (1,175)
                                          -------
Balance, December 31, 1994  . . . .         2,860
                                          =======
New loans . . . . . . . . . . . . .           911
Repayments  . . . . . . . . . . . .          (954)
                                          -------
Balance, June 30, 1995  . . . . . .        $2,817
                                          =======

(5)  PREMISES AND EQUIPMENT, NET

     A summary of the net carrying value of premises and equipment follows:

                                        June 30,           December 31,
                                       (Unaudited)
                                     ---------------   ---------------------
                                          1995           1994         1993
                                     ---------------   --------     --------
                                                   (In thousands)

Land  . . . . . . . . . . . . . . .      $   378        $  378        $  378
Buildings and improvements  . . .          1,018           950           952
Furniture, fixtures and equipment .        1,472         1,598         1,188
                                           -----         -----         -----
                                           2,868         2,926         2,518
Less accumulated depreciation . . .          739           769           543
                                          ------        ------        ------
                                          $2,129        $2,157        $1,975
                                          ======        ======        ======

   Depreciation and amortization expense charged to operations amounted to $140,000 for the first six months of 1995 and $244,000, $227,000 and $180,000 for the years ended in 1994, 1993 and 1992, respectively.

(6)  DEPOSITS

     A summary of deposit balances follows:


                                        June 30,           December 31,
                                      (Unaudited)
                                    ---------------   ----------------------
                                          1995          1994          1993
                                    ---------------   --------      --------
                                                   (In thousands)

Regular Checking  . . . . . . . . .     $18,521        $17,154       $16,533
NOW accounts  . . . . . . . . . . .      11,770         11,750         8,193
Money market deposit accounts . . .      24,540         24,752        20,070
Regular savings accounts  . . . . .      12,368         13,227        11,315
Certificates of deposit . . . . . .      41,553         32,205        27,082
                                       --------       --------      --------

                                       $108,752        $99,088       $83,193
                                       ========       ========      ========


     At June 30, 1995, approximately $12.6 million and at December 31, 1994 and 1993 approximately $7.4 million and $7.0 million, respectively, in certificates of deposit in denominations of $100,000 or more were outstanding. Interest expense on certificates of deposit in denominations of $100,000 or more amounted to approximately $302,000 for the first six months of 1995 and $356,000, $298,000 and $321,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

(7)  INCOME TAXES

     The components of income tax expense (benefit) are as follows:


                                   Six Months
                                      Ended
                                    June 30,
                                   (Unaudited)      Years Ended December 31,
                                  -------------  ---------------------------
                                      1995         1994      1993     1992
                                  -------------  ---------------------------
                                                (In thousands)

Current:
   Federal  . . . . . . . . .          $281       $169    $    --    $   --
   State  . . . . . . . . . .            71         16         --        --
                                        ---        ---      -----     -----
    Total Current   . . . . .           352        185         --        --
                                        ---        ---      -----     -----

Deferred:
   Federal  . . . . . . . . .            (8)      (169)      (260)       --
   State  . . . . . . . . . .            --        (16)        --        --
                                      -----      -----      -----     -----
    Total Deferred  . . . . .            (8)      (185)      (260)       --
                                      -----      -----      -----     -----
Charge in lieu of federal and
    state income tax expense             --         --         --       136

    Total   . . . . . . . . .          $344     $   --      $(260)     $136
                                       ====     ======      ======     ====


     In addition to income tax expense (benefit) presented above is a benefit of $211,000 and taxes of $10,000 related to unrealized gains and losses on securities available for sale at December 31, 1994 and 1993, respectively, and taxes of $23,000 for the six months ended June 30, 1995.

     In 1992, the charge in lieu of Federal and State income taxes is equivalent to the provision for tax that would have been required in the absence of net operating loss carryforwards. The tax benefit arising from the utilization of net operating loss carryforwards for financial reporting purposes is included as an extraordinary item.

     Total income tax (benefit) expense for the six months ended June 30, 1995 and 1994 and years ended December 31, 1994, 1993 and 1992 differed from the "expected" tax expense (computed by applying the U.S. Federal income tax rate of 34%) as follows:



                                      Six Months Ended
                                          June 30,     Years Ended December 31,
                                      ---------------- ------------------------
                                          (Unaudited)

                                          1995  1994      1994   1993   1992
                                          ----  ----      ----   ----   ----
                                                         (In thousands)

Computed "expected" tax expense (benefit) $286  $181      $381  $  17   $110

State tax expense, net of Federal
     income tax benefit . . . . . . .       47    48        69     --     28

Change in beginning-of-year balance
    of the valuation allocated to income
    tax provision . . . . . . . . . . .     --  (210)     (420)  (280)    --

Other, net  . . . . . . . . . . . . . .     11   (49)      (30)     3     (2)
                                         -----  -----   ------  ------  ----
     Total  . . . . . . . . . . . . . .   $344  $(30)   $   --  $(260)  $136
                                         =====  =====   ======  ======  ====


     The significant components of deferred income tax benefit for the six months ended June 30, 1994 and the years ended December 31, 1994 and 1993 were due to changes in temporary differences between tax and financial reporting purposes and the change in the beginning-of-year balance of the valuation allowance for deferred tax assets.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

                                       Six Months
                                         Ended
                                        June 30,
                                      (Unaudited) Years Ended December 31,
                                      ----------- ------------------------
                                          1995       1994        1993
                                      ----------- ----------- ------------
                                              (In thousands)

Deferred tax asset:

 Pre-opening expenses   . . . . . .     $     --   $    --    $    44
 Allowance for loan losses  . . .            467       465        306
 Deferred compensation  . . . . . .           77        69         56

 Contributions  . . . . . . . . . .           --        --         18
 Net operating loss carryforwards
                                              --        --        370
 Nonaccrual interest  . . . . . . .           86        76         40

 Unrealized loss on securities               178       201         --
 available for sale . . . . . . . .
 Other  . . . . . . . . . . . . . .           --        12         18
                                           -----     -----      -----
    Total gross deferred tax assets
                                            $808      $823       $852
                                           =====     =====      =====
Valuation allowance . . . . . . . .         (101)     (101)      (520)
                                           -----     -----      -----

    Net deferred tax assets . . . .          707       722        332
Deferred tax liabilities:
 Securities, principally due to               79        77         72
accretion of discounts  . . . . . .

 Unrealized gain on securities                --        --         10
available for sale  . . . . . . . .
    Total gross deferred tax                  79        77         82
                                            ----      ----       ----
liabilities . . . . . . . . . . . .
    Net deferred tax asset  . . . .         $628      $645       $250
                                            ====      ====       ====

     There was no change in the total valuation allowance during the six months ended June 30, 1995. The valuation allowance for deferred tax assets as of January 1, 1994 was $520,000. The net change in the total valuation allowance for the year ended December 31, 1994 was a decrease of $419,000.

     Except for the effects of the reversal of net deductible temporary differences, Growth is not currently aware of any factors which would cause any significant differences between taxable income and pretax book income in future years. However, there can be no assurances that there will be no significant differences in the future between taxable income and pretax book income if circumstances change (such as, for example, changes in tax laws or Growth's financial condition or performance). In order to fully realize the net deferred tax asset, Growth will need to generate future taxable income. Management believes it is more likely than not that Growth will realize the benefit of net deductible temporary differences and that such net deductible temporary differences will reverse during periods in which Growth generates net taxable income. Management has projected Growth will generate sufficient taxable income to utilize the deferred tax asset. There can be no assurances, however, that Growth will generate any earnings or any specific level of continuing earnings.


(8)  STOCK OPTION PLANS


     Growth has adopted Non-qualified Option Plans for the incorporators and for the Board of Directors under which a total of 169,275 shares of Growth's common stock may be issued. The exercise price under which options to purchase a total of 169,275 shares of Growth's common stock were issued is $9.93.

     An Employee Stock Option Plan under which options to purchase a total of 84,638 shares of Growth's common stock may be issued, was ratified by the stockholders at the annual stockholders' meeting held on April 25, 1990. The exercise price of the Employee Stock Option Plan is the fair market value of the common stock at the date the option is granted. Both Plans are administered by a committee designated by the Board of Directors of Growth and Growth Bank. At June 30, 1995 all outstanding options under the stock option plans were exercisable. At June 30, 1995 and December 31, 1994, 253,913 common shares were reserved for stock options outstanding or available to be granted under the aforementioned plans.

     The number of options outstanding in all Plans is as follows:

                                                 Number         Exercise
                                                   of             Price
                                                 Shares         Per Share
                                                ---------    ---------------


Balance December 31, 1991 (100% exercisable)     167,812
Granted   . . . . . . . . . . . . . . . . . .     53,386      $4.75 - $5.47
Exercised . . . . . . . . . . . . . . . . . .       -
Expired during 1991 . . . . . . . . . . . . .     (6,369)
                                                --------
Balance December 31, 1992 (100% exercisable)     214,829
                                                --------
Granted . . . . . . . . . . . . . . . . . . .     31,962      $8.07 - $8.69
Exercised . . . . . . . . . . . . . . . . . .       -
Expired during 1993 . . . . . . . . . . . . .       -
                                                --------
Balance December 31, 1993 (100% exercisable)     246,791
Granted . . . . . . . . . . . . . . . . . . .      6,371      $7.26 - $10.00
Exercised . . . . . . . . . . . . . . . . . .       -
Expired during 1994 . . . . . . . . . . . . .       -
                                                --------
Balance December 31, 1994 (100% exercisable)     253,162      $4.31 - $10.00
Granted . . . . . . . . . . . . . . . . . . .        -
Exercised . . . . . . . . . . . . . . . . . .        -
Expired during 1995 . . . . . . . . . . . . .        -
                                                --------
Balance June 30, 1995  (100% exercisable) . .    253,162      $4.31 - $10.00


     The Summit Bancorporation (Summit), a New Jersey bank holding company, purchased 167,571 shares of Growth's common stock during its initial public offering. Growth has granted Summit an option to purchase additional shares of common stock of up to 3% of the total number of shares of common stock outstanding at an exercise price of $9.93 per share. This option is not reflected in the above chart. The option expires on November 12, 1999. Summit shall have the right, once during the term of the option, to demand that Growth register all or part of the stock reserved for exercise of the option. Growth shall bear the cost of preparing and filing such registration statement. In addition, if Growth decides to make a subsequent public offering during the term of the option, Growth will, at Summit's request, be required to include in such offering all or a portion of the shares reserved for the exercise of Summit's option. At June 30, 1995 and December 31, 1994, a total of 50,778 shares were reserved for the Summit stock option.


(9)  RELATED PARTY TRANSACTIONS

     Various directors, including organizations in which they are officers or have significant ownership, provided services to Growth and Growth Bank in the ordinary course of business during 1995, 1994, 1993 and 1992. Such services included rental of office space, legal, consulting, accounting, insurance, interior decorating and construction management. Total amounts paid to these related parties amounted to approximately $324,000 for the first six months of 1995, and $407,000, $352,000 and $398,000 for the years ending December 31, 1994, 1993 and 1992, respectively.

     Certain of Growth's directors and other stockholders have formed a partnership, Growth Realty Associates, which owns and operates a building in which Growth and Growth Bank leased permanent office space beginning in September 1991 at a base annual rate of $175,000 plus expenses. The base annual lease is subject to increases based on the cost of living index. For six months ended 1995, the annual rent including operating lease expenses, was approximately $328,000. Management is of the opinion that the terms and conditions of these related party transactions are not more favorable than such terms and conditions would be with unrelated parties.

(10)  LEASES

     The future minimum rental commitments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year are as follows:


        (in thousands)     Year       June 30, 1995    December 31, 1994
                           ------     -------------    -----------------
                                        (unaudited)

                            1995            $368             $390
                            1996             531              398
                            1997             523              390
                            1998             516              384
                            1999             515              383
                       Thereafter:         2,632              376
                                           -----            -----
                                          $5,085           $2,321
                                          ======           ======

     Rental amounts under operating leases charged to premises and equipment expense amounted to $199,000 for the first six months of 1995 and $338,000, $311,000 and $298,000 for the years ended December 31, 1994, 1993 and 1992.


(11)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     Growth is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments expose Growth to credit risk in excess of the amount recognized on the balance sheet.

     Growth's maximum exposure to credit loss in the event of nonperformance by the borrower under commitments to extend credit is represented by the contractual amount of those commitments, if funded. Growth uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Total credit exposure related to these items at June 30, 1995 and December 31, 1994 is summarized below:

                                                  Contractual Amount
                                          -----------------------------------
Loan Commitments
----------------                          June 30, 1995     December 31, 1994
                                          --------------    -----------------
                                           (Unaudited)
                                                     (in thousands)
Loan commitments  . . . . . . . . . . .       $14,328            $12,651

Unused portion of commercial and
  working capital lines of credit . . .         9,324             12,214

Unused portion of home equity  lines of
   credit and overdraft  lines  . . . .         5,359              4,668

Unused portion of standby letters of
credit  . . . . . . . . . . . . . . . .           363                128
                                             --------           --------
                                              $29,374            $29,661
                                             ========           ========


     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Growth Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Growth Bank, upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held is generally real estate.

     Standby performance letters of credit are conditional commitments issued by Growth Bank to guarantee the performance of an act of a customer to a third party. The most common purpose is for the payment of imports from foreign countries.

     Interest rates on the above commitments are generally of a variable nature.

(12) CONCENTRATION OF CREDIT RISK

     Growth Bank grants primarily commercial, consumer and other loans generally fully or partially collateralized by real estate located in northern and central New Jersey. Accordingly, as with most financial institutions in the market area, the ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in market conditions. At June 30, 1995, 55 borrowers represented approximately 42% of the total loans outstanding and $5.6 million or 6.0% of the loan portfolio consisted of loans that were unsecured. At December 31, 1994, 53 borrowers represented approximately 43% of the total loans outstanding. At December 31, 1994, approximately $5.8 million or 6.9% of the loan portfolio consisted of loans that were unsecured.

(13) CONTINGENCIES

     On April 27, 1994, the Boards of Growth and Growth Bank entered into an Agreement (the "Agreement") with the President and other members of management which guaranteed them certain benefits in the event of a change of control during the period from April 27, 1994 to April 26, 1996. Among other things, the President's employment shall not be terminated in anticipation of change of control, and he would receive continuation of all compensation, medical and other insurances, perquisites, retirement plans and options through April 26, 1996. In addition, Growth shall issue to the President an additional number of noncancellable stock options equal to 5% of the then issued and outstanding shares of Growth at an exercise price per share equal to the closing NASDAQ "bid" price of December 31st of the year immediately preceding the change of control. In the Agreement, Growth and Growth Bank also guaranty twenty-four months employment, or severance benefits equal to twenty-four months, at their then current level of salary, benefits, perquisites and retirement plans to Growth Bank's Executive Vice President,
Chief Financial Officer and Vice President Lending.   These agreements were
subsequently clarified by the Agreement and Plan of Merger by and among HUBCO, Inc., Hudson United Bank, Growth and Growth Bank.

     At June 30, 1995 and December 31, 1994, Growth Bank had unsecured lines of credit with other financial institutions totaling $1.5 million, which are available for short term financing. These lines of credit may be drawn upon as needed. At June 30, 1995 and December 31, 1994 Growth Bank had not drawn down on these lines of credit.

     Management of Growth is not aware of any outstanding pending or threatened litigation which would materially affect its financial position or its results of operations at June 30, 1995 and December 31, 1994.

(14) DIVIDENDS AND OTHER RESTRICTIONS

     The payment of dividends by Growth Bank to Growth is restricted. Under the New Jersey Banking Act of 1948, as amended, Growth Bank may pay dividends only out of retained earnings, and out of paid-in-capital to the extent that paid-in-capital exceeds 50% of stated capital. The Federal Reserve will also prohibit dividends by Growth Bank until Growth Bank has satisfied certain regulatory thresholds.

     On August 23, 1995 Growth's Board of Directors declared a $.12 cash dividend per common share with a payment date of September 15, 1995 to stockholders of record on September 5, 1995.

     On December 21, 1994 Company's Board of Directors declared a 5% stock dividend with a payment date of March 15, 1995 to stockholders of record on February 15, 1995. Net income (loss) per common share for all periods presented have been retroactively adjusted to give effect to the stock dividend.

(15)  ADOPTION OF SFAS NO. 114, AS AMENDED

     On May 31, 1993 the Financial Accounting Standards Board (the "FASB") issued SFAS No. 114, "Accounting by Creditors for the Impairment of a Loan." A subsequent amendment, SFAS No. 118, "Accounting by Creditors for the
Impairment of a Loan   Income Recognition and Disclosures," was issued in
October 1994. Adoption of SFAS No. 114, as amended, is required for financial statements issued for fiscal years beginning after December 15, 1994. It prescribes the recognition criteria for loan impairment and the measurement methods for certain impaired loans whose terms are modified in troubled debt restructurings and amends SFAS No. 5, "Accounting for Contingencies", and SFAS No. 15 "Accounting for Debtors and Creditors for Troubled Debt Restructurings." Growth's adoption in the first quarter of 1995 of SFAS No. 114, as amended, did not have a material effect on its financial position or results of operations. At June 30, 1995 Growth determined that loans totalling approximately $2 million were impaired and the related allowance for losses on these loans was approximately $423,000.

(16) GROWTH FINANCIAL CORP (PARENT COMPANY ONLY)

     Growth Financial Corp operates a wholly owned subsidiary, Growth Bank. The earnings of Growth Bank are recognized by Growth using the equity method of accounting. Accordingly, earnings of Growth Bank are recorded as increases or decreases, respectively, in Growth's investment in Growth Bank and any dividends would reduce Growth's investment in Growth Bank. For purposes of reporting cash flows, cash equivalents include cash and cash due from bank. Certain salaries, occupancy and overhead expenses are allocated from Growth Bank to the Parent Company. Federal income taxes are not provided on a separate company basis. The Parent Company files a consolidated federal income tax return with Growth Bank. Condensed statements of the Parent Company only follow (in thousands):

CONDENSED BALANCE SHEETS
                                        June 30,          December 31,
                                      (Unaudited)
                                      -----------    ----------------------
                                          1995          1994         1993
                                      -----------    ---------    ---------
                                                  (In thousands)
Assets:

 Cash and cash equivalents  . . . .     $    349     $    256     $    116
 Securities, available for sale            1,609        1,707        2,347
 Loans receivable   . . . . . . . .          492          494           --
 Investment in subsidiary   . . .         11,558       10,758       10,095
 Accrued interest receivable  . . .           11            1            6
 Other assets   . . . . . . . . . .           50            4            5
                                              --            -            -
     Total assets . . . . . . . . .      $14,069      $13,220      $12,569
                                         =======      =======      =======

Liabilities & stockholders' equity:

 Accrued expenses and other
 liabilities  . . . . . . . . . . .     $     25     $     12     $     72

 Stockholders' equity   . . . . . .       14,044       13,208       12,497
                                          ------       ------       ------
     Total liabilities and
     stockholders' equity . . . . .      $14,069      $13,220      $12,569
                                         =======      =======      =======


CONDENSED STATEMENTS OF INCOME

                              Six Months Ended
                                  June 30,          Years Ended December 31,
                             ------------------------------------------------
                               1995        1994     1994      1993     1992
                             --------    -------- --------  -------- --------
                                 (Unaudited)
                                 -----------

Interest income . . . . .   $    68 $    66     $   131   $   132   $   170

Other income  . . . . . .        --      --          --        --        17

Gain on sale of securities       --      --          --        --        32

Operating expenses  . . .        --      17          38       175       346
                             ------  ------     -------     -----     -----
Income (loss) before             68      49          93       (43)     (127)

Income tax expense  . . .        24      --          --        --        --
                             ------ -------     -------    ------    ------
Net income (loss) before
equity in loss of
subsidiary  . . . . . . .        44      49          93       (43)     (127)

Equity in earnings of           455     514       1,027       355       452
                              -----   -----      ------     -----     -----

Net income  . . . . . . .    $  499  $  563      $1,120    $  312    $  325
                             ======  ======      ======    ======    ======


CONDENSED STATEMENTS OF CASH FLOWS

                                 Six Months Ended
                                     June 30,      Years Ended December 31,
                                   (Unaudited)
                                ----------------- -------------------------
                                   1995     1994    1994    1993     1992
                                ---------- ------ -------- -------  -------

Cash flows from operating activities:

Net income  . . . . . . . . . . $   499 $   563   $ 1,120 $   312   $   325

 Adjustments to reconcile net
   income to net cash provided
   (used) in operating activities
   - changes in operating assets
   and liabilities:

   Increase (decrease) in
     accrued interest receivable.    (9)     (7)        5       3        82

   Increase in other assets . . .   (45)               --      (4)       --

   (Increase) decrease in
     accrued expenses and
     other liabilities  . . . . .    12     (43)      (36)   (129)      (64)

   Equity in undistributed
     (income) loss of subsidiary   (455)   (514)   (1,027)   (355)     (452)

   Net amortization and               1       4         7     (15)        1
     accretion  . . . . . . . . .

   Gain on sale of securities . .    --      --        --      --       (32)
                                  ----- -------   ------- --------   --------
Net cash provided (used) in
  operating activities  . . . . .     3       3        69    (188)     (140)
                                  -----  ------    ------ --------  --------

Cash flows from investing activities:

 Net decreases (increase) in
   loans receivable . . . . . . .     2    (480)     (494)     --        --

 Maturities of securities . . . .    --      --        --      --     1,345

 Sales of securities  . . . . . .    --      --        --      --     2,047

 Purchases of investment securities  --      --        --      --    (1,054)

 Principal paydown on securities.    --      --        --      --       829

 Purchases of securities
   available for sale . . . . . .    --    (300)     (300) (1,854)       --

 Maturities of securities
   available for sale . . . . . .    88     716       865   1,339        --

 Purchases of premises and
   equipment  . . . . . . . . . .    --      --        --      --       (26)

 Proceeds from transfer of
   premises and equipment
   to subsidiary  . . . . . . . .    --      --        --      --       412

 Equity investment in subsidiary.    --      --        --      --    (3,000)
                                  ----- ------- --------- -------    -------
Net cash provided (used) in
  investing activities  . . . . .    90     (64)       71    (515)      553
                                  -----   ------ --------   ------   ------
Net increase (decrease) in
cash and cash equivalents . . . .    93     (61)      140    (703)      413

Cash and cash equivalents at
  beginning of period . . . . . .   256     116       116     819       406
                                  -----  ------    ------  ------    ------
Cash and cash equivalents at
  end of period . . . . . . . .  $  349 $    55   $   256 $   116   $   819
                                 ====== =======   ======= =======   =======


(17) QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     Selected quarterly financial data for the first two quarters of 1995 and all of 1994 and 1993 follow:


                                     1st qtr.  2nd qtr.   3rd qtr. 4th qtr.
                                     (in thousands except per share data)

       1995:

     Total interest income            $2,304   $2,435
     Net interest income               1,510    1,504
     Provision for loan losses            75       75
     Income before income taxes          413      430
     Income tax expense                  167      177
     Net income                          246      253
     Net income per common share       $0.14    $0.13

       1994:

     Total interest income            $1,640   $1,866     $2,025     2,128
     Net interest income               1,135    1,311      1,390     1,462
     Provision for loan losses            60      143        206       225
     Income before income taxes          225      308        316       270
     Income tax expense (benefit)        (15)     (15)       (10)       40
     Net income                          240      323        326       230
     Net income per common share       $0.14    $0.19      $0.19     $0.14

       1993:

     Total interest income            $1,401   $1,450     $1,402    $1,601
     Net interest income                 870      905        861     1,076
     Provision for loan losses            45       45        338       225
     Income/(loss) before income
       taxes                             104      108       (234)       74
     Income tax benefit                  (15)     (15)       (15)     (215)
     Net income/(loss)                   119      123       (219)      289
     Net income/(loss) per common
       share                           $0.07    $0.07     $(0.13)    $0.17

     Earnings per share data are computed giving retroactive effect to stock dividends.

                                                                    APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER, dated as of August 18, 1995 ("Agreement"), is among HUBCO, Inc. ("Hubco"), a New Jersey corporation and registered bank holding company, Hudson United Bank (the "Bank"), a New Jersey chartered commercial banking corporation, wholly-owned by Hubco, Growth Financial Corp., a New Jersey corporation ("GFC") and registered bank holding company, and Growth Bank, a New Jersey chartered bank, wholly owned by GFC ("Growth").

          WHEREAS, Hubco desires to acquire GFC and GFC's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of GFC and its stockholders. The acquisition will be accomplished by merging GFC with and into Hubco with Hubco surviving and GFC shareholders receiving the consideration hereinafter set forth. Immediately after the merger of GFC into Hubco, Growth shall be merged with and into the Bank with the Bank surviving; and

          WHEREAS, the Boards of Directors of GFC, Hubco, the Bank and Growth have duly adopted and approved this Agreement and the Board of Directors of GFC has directed that it be submitted to GFC's shareholders for approval; and

          WHEREAS, simultaneously with the execution of this Agreement, GFC is issuing an option to Hubco to purchase 336,850 shares of the authorized and unissued GFC Common Stock (as hereinafter defined) at an option price of $12.25 per share, subject to adjustment and subject to the terms and conditions set forth in the Option Agreement;

          NOW, THEREFORE, intending to be legally bound, the parties hereto hereby agree as follows:

                            ARTICLE I - THE MERGER

          1.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), GFC shall be merged with and into Hubco (the "Merger") in accordance the New Jersey Business Corporation Act ("NJBCA") and Hubco shall be the surviving corporation (the "Surviving Corporation").

          1.2. EFFECT OF THE MERGER. At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of Hubco and GFC and thereupon and thereafter, all the property, rights, privileges, powers and franchises of each of Hubco and GFC shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Hubco and GFC and shall have succeeded to all of each of their relationships, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. In addition, any reference to either of Hubco and GFC in any contract or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract or document; and any pending action or other judicial proceeding to which either of Hubco or GFC is a party, shall not be deemed to have abated or to have discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made; or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of Hubco or GFC if the Merger had not occurred.


          1.3. CERTIFICATE OF INCORPORATION. As of the Effective Time, the certificate of incorporation of Hubco as it exists at the Effective Time shall be the certificate of incorporation of the Surviving Corporation and shall not be amended by this Agreement or the Merger but thereafter may be amended as provided by law.

          1.4. BY-LAWS. As of the Effective Time, the By-laws of Hubco shall be the By-laws of the Surviving Corporation until otherwise amended as provided by law.

          1.5. DIRECTORS AND OFFICERS. As of the Effective Time, the directors and officers of Hubco shall become the directors and officers of the Surviving Corporation.

          1.6. EFFECTIVE TIME AND CLOSING. The Merger shall become effective (and be consummated) upon the filing of a certificate of merger (the "Certificate of Merger"), in form and substance satisfactory to Hubco and GFC, with the Secretary of State of the State of New Jersey. The term "Effective Time" shall mean the close of business on the first day when the Certificate of Merger has been so filed. A closing (the "Closing") shall take place prior to the Effective Time at 10:00 a.m., on a date mutually agreeable and as soon as practicable following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at the offices of Pitney, Hardin, Kipp & Szuch, 200 Campus Drive, Florham Park, New Jersey, or at such other place, time or date as Hubco and GFC may mutually agree upon. Notwithstanding the foregoing, the Closing shall not occur prior to January 15, 1996 without the consent of each party hereto. Immediately following the Closing, the Certificate of Merger shall be filed with the New Jersey Secretary of State.

          1.7 THE BANK MERGER. Immediately following the Effective Time, Growth shall be then merged with and into the Bank (the "Bank Merger") in accordance with the provisions of the New Jersey Banking Act of 1948, as amended (the "Banking Act"). In the Bank Merger the Bank shall be the surviving bank (the "Surviving Bank"), except that at the Effective Time, Growth may be operated as "Hudson United Bank, Growth Division". Upon the consummation of the Bank Merger, the separate existence of Growth shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of Growth and the Bank and all of the property, rights, privileges, powers and franchises of each of Growth and the Bank shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Growth and the Bank and shall have succeeded to all or each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the certificate of incorporation and by-laws of the Bank shall become the certificate of incorporation and by-laws of the Surviving Bank and the officers and directors of the Bank shall be the officers and directors of the Surviving Bank. Following the execution of this Agreement, Growth and the Bank shall execute and deliver a merger agreement (the "Bank Merger Agreement"), both in form and substance reasonably satisfactory to the parties hereto, substantially as set forth in Exhibit 1.7 hereto, for delivery to the Commissioner of Banking of the State of New Jersey and the Federal Deposit Insurance Corporation (the "FDIC") for approval of the Bank Merger.

                    ARTICLE II - CONVERSION OF GFC SHARES

          2.1. CONVERSION OF GFC COMMON STOCK. Each share of common stock, par value $1.00 per share, of GFC ("GFC Common Stock"), issued and outstanding immediately prior to the Effective Time (other than Dissenting


Shares defined in Section 2.4) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted as follows:

          (a) EXCHANGE RATIO. Subject to the provisions of this Section 2.1, each share of GFC Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Hubco and Dissenting Shares) shall be converted at the Effective Time into the right to receive that number of shares (the "Exchange Ratio") of common stock, without par value, of HUBCO ("Hubco Common Stock") as shall equal the quotient (rounded to the nearest one-thousandth) of $14.64 (the "Intended Value Per Share") divided by the Median Pre-Closing Price of Hubco Common Stock; PROVIDED, HOWEVER, that if such quotient is less than 0.69 then the Exchange Ratio shall be 0.69 (the "Minimum Exchange Ratio") and if such quotient is greater than 0.81 the Exchange Ratio shall be 0.81 (the "Maximum Exchange Ratio"), and PROVIDED, FURTHER, that the Exchange Ratio determined as set forth above shall be further adjusted pursuant to Section 2.1(b) hereto.

          (b)  EXCHANGE RATIO ADJUSTMENTS.   If between the date of this
Agreement and the Effective Time the outstanding shares of Hubco Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares, the Exchange Ratio, the Minimum Exchange Ratio and Maximum Exchange Ratio shall each be correspondingly adjusted to reflect such stock dividend, stock split, reclassification, recapitalization, combination or exchange of shares.

          (c) MEDIAN PRE-CLOSING PRICE. The determination of the Exchange Ratio in Exhibit 2.1 is based on the "Median Pre-Closing Price" of Hubco Common Stock. The Median Pre-Closing Price shall mean the Median Price (as hereinafter defined) of Hubco Common Stock calculated based upon the Closing Price (as hereinafter defined) of Hubco Common Stock during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The Closing Price shall mean the closing price of Hubco Common Stock as supplied by the National Association of Securities Dealers Automated Quotation System and published in THE WALL STREET JOURNAL during the first 20 of the 25 consecutive trading days immediately preceding the date of the Closing. The Median Price shall be determined by taking the average of the Closing Prices left after discarding the 9 lowest and 9 highest Closing Prices in the 20 day period. A trading day shall mean a day for which a Closing Price is so supplied and published.

          (d) CANCELLATION OF GFC CERTIFICATES. After the Effective Time, all shares of GFC Common Stock (other than those cancelled pursuant to Section 2.1 (e)) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such shares (other than Dissenting Shares and those cancelled pursuant to Section 2.1 (e)) shall thereafter represent the right to receive the Merger Consideration (as defined in Section 2.2(b)). The holders of such certificates previously evidencing such shares of GFC Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of GFC Common Stock except as otherwise provided herein or by law. Certificates previously evidencing shares of GFC Common Stock (other than Dissenting Shares and those cancelled pursuant to Section 2.1(e)) shall be exchanged for certificates evidencing shares of Hubco Common Stock issued pursuant to this Article II, upon the surrender of such certificates in accordance with this Article II. No fractional shares of Hubco Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.2(e).

          (e) TREASURY SHARES. All shares of GFC Common Stock held by GFC in its treasury or owned by Hubco or the Bank (other than shares held as trustee or in a fiduciary capacity and shares held as collateral on or in lieu of a debt previously contracted) immediately prior to the Effective Time shall be cancelled.


          2.2.  EXCHANGE OF CERTIFICATES.

          (a) EXCHANGE AGENT. As of the Effective Time, Hubco shall deposit, or shall cause to be deposited, with a bank or trust company designated by Hubco, which may be Hudson United Bank, Trust Department (the "Exchange Agent"), for the benefit of the holders of shares of GFC Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing shares of Hubco Common Stock and cash in such amount that the Exchange Agent possesses such number of shares of Hubco Common Stock and such amount of cash as are required to provide all of the consideration required to be exchanged by Hubco pursuant to the provisions of this Article II (such certificates for shares of Hubco Common Stock, together with any dividends or distributions with respect thereto, and cash being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Hubco Common Stock and cash out of the Exchange Fund in accordance with Section 2.1. Except as contemplated by Section 2.2(f) hereof, the Exchange Fund shall not be used for any other purpose.

          (b) EXCHANGE PROCEDURES. As soon as reasonably practicable either before or after the Effective Time, Hubco will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of GFC Common Stock (other than Dissenting Shares) (the "Certificates"), (i) a letter of transmittal (which is reasonably agreed to by Hubco and GFC and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Hubco may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Hubco Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Hubco Common Stock which such holder has the right to receive in respect of the shares of GFC Common Stock formerly evidenced by such Certificate in accordance with Section 2.1, (B) cash in lieu of fractional shares of Hubco Common Stock to which such holder may be entitled pursuant to
Section 2.2(e) and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), (the shares of Hubco Common Stock, dividends, distributions and cash described in clauses (A), (B) and
(C) being collectively, the "Merger Consideration") and the Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of GFC Common Stock which is not registered in the transfer records of GFC, a certificate evidencing the proper number of shares of Hubco Common Stock may be issued in accordance with this Article II to a transferee if the Certificate evidencing such shares of GFC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

          (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES OF HUBCO COMMON STOCK. No dividends or other distributions declared or made after the Effective Time with respect to Hubco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Hubco Common Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates evidencing shares of Hubco Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Hubco Common Stock to which such holder may have been entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Hubco Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Hubco Common Stock. No interest shall be paid on the Merger Consideration.

          (d) NO FURTHER RIGHTS IN GFC COMMON STOCK. All shares of Hubco Common Stock issued upon conversion of the shares of GFC Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GFC Common Stock.

          (e) NO FRACTIONAL SHARES. No certificates or scrip evidencing fractional shares of Hubco Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Hubco. Cash shall be paid in lieu of fractional shares of Hubco Common Stock, based upon the Median Pre-Closing Price per whole share of Hubco Common Stock.

          (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of GFC Common Stock for two years after the Effective Time shall be delivered to Hubco, upon demand, and any holders of GFC Common Stock who have not theretofore complied with this
Article II shall thereafter look only to Hubco for the Merger Consideration to which they are entitled.

          (g) NO LIABILITY. Neither Hubco nor the Bank shall be liable to any holder of shares of GFC Common Stock for any such shares of Hubco Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) WITHHOLDING RIGHTS. Hubco shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of GFC Common Stock the minimum amounts (if any) that Hubco is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Hubco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of GFC Common Stock in respect of which such deduction and withholding was made by Hubco.

          2.3. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of GFC shall be closed and there shall be no further registration of transfers of shares of GFC Common Stock thereafter on the records of GFC. On or after the Effective Time, any Certificates presented to the Exchange Agent or Hubco for any reason shall be converted into the Merger Consideration.

          2.4. GFC STOCK OPTIONS. Hubco agrees to honor each Stock Option (as defined in Section 3.2) to purchase shares of GFC Common Stock, in accordance with the terms set forth in Section 3.2 of the GFC Disclosure Schedule with respect to the optionee, number of shares subject to option and exercise price. At the Effective Time, each option shall be converted into Hubco Common Stock in accordance with the following formula:

          (a) Each outstanding Stock Option shall be valued on the basis of The Median Pre-Closing Price for Hubco multiplied by the Exchange Ratio and subtracting the stated exercise price for each Stock Option from the product therefrom (the "Option Value"), and

          (b) Shares of Hubco Common Stock shall be issued in exchange for Stock Options on the basis of a fraction, the numerator of which shall be the Option Value and the denominator of which shall be The Median Pre-Closing Price of Hubco Common Stock.

          (c)  Cash shall be paid in lieu of fractional shares.

          2.5. DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, any holder of GFC Common Stock shall have the right to dissent in the manner provided in N.J.S.A. 14A:11-1 et seq. of the New Jersey Business Corporation Act (the "BCA"), and if all necessary requirements of the BCA are met, such shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of the BCA ("Dissenting Shares"), provided, however, that (i) if any holder of Dissenting Shares shall subsequently withdraw his demand for appraisal of such shares within 60 days of the Effective Time, or, with the written consent of the Surviving Corporation, any time thereafter, or (ii) if any holder fails to follow the procedures for establishing his entitlement to appraisal rights as provided in the BCA, the right to appraisal of such shares shall be forfeited and such shares shall thereupon be deemed to have been converted into the right to receive and to have become exchangeable for, as of the Effective Time, the Merger Consideration.

          2.6. HUBCO COMMON STOCK. The shares of Hubco Common Stock outstanding or held in treasury immediately prior to the Effective Time shall not be effected by the Merger but shall be the same number of shares of the Surviving Corporation.

          2.7 BANK COMMON STOCK. The shares of Common Stock of the Bank outstanding immediately prior to the Effective Time shall not be effected by the Merger but shall be the same number of shares of the surviving Corporation.

             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF GFC

          References herein to "GFC Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by GFC to Hubco. GFC hereby represents and warrants to Hubco as follows:

          3.1.  CORPORATE ORGANIZATION.

          (a) GFC is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. GFC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of GFC and its Subsidiary (as defined below), taken as a whole. GFC is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA").

          (b) Growth is the only Subsidiary of GFC. When used with reference to GFC, the term "Subsidiary" means any corporation, partnership, joint venture or other legal entity in which GFC, directly or indirectly, owns at least a 50% stock or other equity interest or for which GFC, directly or indirectly, acts as a general partner. Growth is a state chartered commercial bank duly organized and validly existing in stock form and in good standing under the laws of the State of New Jersey. All eligible accounts of depositors issued by Growth are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Growth has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of GFC and Growth, taken as a whole. The GFC Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and By-laws, as in effect on the date hereof, of GFC and Growth. Except as set forth in Disclosure Schedule 3.1(b) Growth and GFC does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity.

          3.2. CAPITALIZATION. The authorized capital stock of GFC consists of 5,000,000 shares of GFC Common Stock, par value $1.00 per share ("GFC Common Stock") and 2,000,000 shares of preferred stock, par value $5.00 per share ("GFC Preferred Stock"). As of the date hereof, there are 1,692,750 shares of GFC Common Stock issued and outstanding. No shares of GFC Preferred Stock are issued and outstanding. As of the date hereof, there are 388,589 shares of GFC Common Stock issuable upon exercise of outstanding stock options of which 50,778 shares are issuable to The Summit Bancorporation. GFC Disclosure Schedule 3.2 sets forth all options which may be exercised for issuance of GFC Common Stock and the terms upon which the options may be exercised. (such Options are referred to in the aggregate as the outstanding "Stock Options"). The GFC Disclosure Schedule sets forth true and complete copies of the GFC Option Plans and Option Grants and a true and complete list of each outstanding Stock Option issued pursuant thereto. GFC has previously provided to Hubco copies of all grant agreements or written evidence of such grants reflecting all Options granted. All issued and outstanding shares of GFC Common Stock, and all issued and outstanding shares of capital stock of Growth, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of Growth consists of 2,500,000 shares of common stock, $5.00 par value per share. All of the outstanding shares of capital stock of Growth are owned by GFC and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Options issued and disclosed herein and the Option granted to Hubco pursuant to the Stock Option Agreement dated the date hereof, neither GFC nor Growth has granted nor is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of capital stock of GFC or Growth or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

          3.3.  AUTHORITY; NO VIOLATION.

          (a) Subject to the approval of this Agreement and the transactions contemplated hereby by all applicable regulatory authorities and by the stockholders of GFC, GFC and Growth have the full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the


Board of Directors of GFC in accordance with the certificate of incorporation of GFC and applicable laws and regulations and by the Board of Directors of the Bank in accordance with its certificate of incorporation and applicable laws and regulations. Except for such approvals, no other corporate proceedings on the part of GFC or Growth are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by GFC and Growth, and constitutes valid and binding obligations of GFC and Growth, enforceable against GFC and Growth in accordance with its terms.

          (b) Neither the execution and delivery of this Agreement by GFC or Growth, nor the consummation by GFC or Growth of the transactions contemplated hereby in accordance with the terms hereof, or compliance by GFC or Growth with any of the terms or provisions hereof, will (i) violate any provision of GFC's or Growth's Certificate of Incorporation or By-laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to GFC, Growth or any of their respective properties or assets, or (iii) except as set forth in the GFC Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of GFC or Growth under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which GFC or Growth is a party, or by which they or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of GFC and Growth, taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Board of Governors of the Federal Reserve System (the "FRB"), the FDIC, the New Jersey Department of Banking ("Department"), the New Jersey Department of Environmental Protection the ("DEP"), the SEC, other applicable government authorities, and the stockholders of GFC, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of GFC or Growth in connection with
(x) the execution and delivery by GFC of this Agreement and (y) the consummation by GFC of the Merger and the other transactions contemplated hereby.

          3.4.  FINANCIAL STATEMENTS.

          (a) The GFC Disclosure Schedule sets forth copies of: (i) the consolidated statements of condition of GFC as of December 31, 1993 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the periods ended December 31, in each of the three years 1992 through 1994, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to GFC, and the unaudited consolidated statements of condition of GFC as of June 30, 1995 and June 30, 1994 and (ii) the unaudited consolidated statements of income and cash flows for the six months ended June 30, 1995 as reported in GFC's Quarterly Report on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934, as amended ("1934 Act") (collectively, the "GFC Financial Statements"). The GFC Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of GFC as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows of GFC for the respective periods set forth therein.


          (b) The books and records of GFC and Growth are being maintained in material compliance with applicable legal and accounting requirements.

          (c) Except as and to the extent reflected, disclosed or reserved against in the GFC Financial Statements (including the notes thereto), as of June 30, 1995, neither GFC nor Growth had any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of GFC and Growth, taken as a whole which were required by GAAP (consistently applied) to be disclosed in GFC's consolidated statement of condition as of June 30, 1995 or the notes thereto. Since June 30, 1995, GFC and Growth have not incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice, except as related to the transactions contemplated by this Agreement.

          3.5. BROKER'S AND OTHER FEES. Except for McConnell, Budd & Downes, Inc., neither GFC or Growth nor any of their directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. The agreement with McConnell, Budd & Downes, Inc., is set forth in the GFC Disclosure Schedule. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by GFC or Growth.

          3.6.  ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) Except as disclosed in Section 3.6 of the GFC Disclosure Schedule, there has not been any material adverse change in the business, operations, assets or financial condition of GFC and Growth, taken as a whole, since June 30, 1995 and to the best of GFC's knowledge, no facts or condition exists which GFC believes will cause such a material adverse change in the future.

          (b) Except as set forth in the GFC Disclosure Schedule, neither GFC nor Growth has taken or permitted any of the actions set forth in Section
5.2 hereof between June 30, 1995 and the date hereof and, except for execution of this Agreement, GFC has conducted its business only in the ordinary course, consistent with past practice.

          3.7. LEGAL PROCEEDINGS. Except as disclosed in the GFC Disclosure Schedule, and except for ordinary routine litigation incidental to the business of GFC or Growth, neither GFC nor Growth is a party to any, and there are no pending or, to the best of GFC's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or
governmental investigations of any nature against GFC or Growth.   Except as
disclosed in the GFC Disclosure Schedule, neither GFC nor Growth is a party to any order, judgment or decree entered in any lawsuit or proceeding.

          3.8.  TAXES AND TAX RETURNS.

          (a) GFC and Growth have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to Hubco in writing). GFC and Growth have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of GFC or Growth through such date. None of the federal or state income tax returns of GFC or Growth have been examined by the Internal Revenue Service (the "IRS") or the New Jersey Division of Taxation within the past six years. To the best knowledge of GFC, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to , or claims asserted for, taxes or assessments upon GFC or Growth, nor has GFC or Growth given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

          (b) Except as set forth in the GFC Disclosure Schedule, neither GFC nor Growth (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the of 1986 Code, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by GFC or Growth (nor does GFC have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

          3.9.  EMPLOYEE BENEFIT PLANS.

          (a) Except as disclosed in Section 3.9 of the GFC Disclosure Schedule, neither GFC nor Growth maintains or contributes to any "employee pension benefit plan" (the "GFC Pension Plans"), as such term is defined in
Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), "employee welfare benefit plan" (the "GFC Welfare Plans"), as such term is defined in Section 3 of ERISA, stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither GFC nor Growth has, since September 2, 1974, contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

          (b) Except as set forth in Section 3.9 of the GFC Disclosure Schedule, each of the GFC Pension Plans is intended to be a qualified plan within the meaning of Section 401(a) of the Code and has been determined by the IRS to be so qualified, and GFC is not aware of any fact or circumstance which would adversely affect the qualified status of any such plan.

          (c) Each of the GFC Pension Plans and each of the GFC Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

          (d) Neither GFC nor Growth, nor, to the best knowledge of GFC, any trustee, fiduciary or administrator of any GFC Pension Plan or GFC Welfare Plan or any trust created thereunder, has engaged in a prohibited transaction, as such term is defined in Section 4975 of the Code, which could subject GFC or Growth, or, to the best knowledge of GFC, any trustee, fiduciary or administrator thereof, to the tax or penalty on prohibited transactions imposed by said Section 4975.

          (e) No GFC Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events" for which the 30 day notice has not been waived with respect to any GFC Pension Plan, as that term is defined in Section 4043(b) of ERISA.

          (f) Except as disclosed in Section 3.9 of the GFC Disclosure Schedule, there are no pending, or, to the best knowledge of GFC, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the GFC Pension Plans or the GFC Welfare Plans or any trusts related thereto.

          3.10.  REPORTS.

          (a) The GFC Disclosure Schedule lists, and GFC has previously delivered to Hubco a complete copy of, each (i) final registration statement, prospectus, annual, quarterly or special report and definitive proxy statement filed by GFC since January 1, 1991 pursuant to the Securities Act of 1933, as amended ("1933 Act"), or the 1934 Act and (ii) communication (other than general advertising materials and press releases) mailed by GFC to its stockholders as a class since January 1, 1991, and each such final registration statement, prospectus, annual, quarterly or special report, definitive proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the SEC and, as of said dates, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that information as of a later date shall be deemed to modify information as of an earlier date.

          (b) GFC and Growth has, since January 1, 1991, duly filed with the FDIC, the FRB and the Department in form and substance which was correct in all material respects the monthly, quarterly and annual financial reports required to be filed under applicable laws and regulations, and, subject to permission from such regulatory authorities, GFC promptly will deliver or make available to Hubco accurate and complete copies of such reports. The GFC Disclosure Schedule lists all examinations of GFC or Growth conducted by either the FRB, the FDIC or the Department since January 1, 1991 and the dates of any responses thereto submitted by GFC or Growth.

          3.11. GFC AND GROWTH INFORMATION. The information relating to GFC and Growth to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of GFC in connection with the solicitation of their approval of the Merger, as of the date the Proxy Statement/Prospectus is mailed to stockholders of GFC, and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          3.12. COMPLIANCE WITH APPLICABLE LAW. Except as set forth in the GFC Disclosure Schedule, each of GFC and Growth holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to GFC or Growth (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of GFC and Growth taken as a whole) and GFC has not received notice of violation of, and does not know of any violations of, any of the above.

          3.13.  CERTAIN CONTRACTS.

          (a) Except for plans referenced in Section 3.9 and as disclosed in the GFC Disclosure Schedule, (i) neither GFC nor Growth is a party to or bound by any written contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from GFC or Growth to any officer, employee, director or consultant thereof. The GFC Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which GFC or Growth is a party.

          (b) Except as disclosed in the GFC Disclosure Schedule and except for loan commitments, loan agreements and loan instruments entered into or issued in the ordinary course of business, (i) as of the date of this Agreement, neither GFC nor Growth is a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of GFC and Growth taken as a whole, (ii) no commitment, agreement or other instrument to which GFC or Growth is a party or by which either of them is bound limits the freedom of GFC or Growth to compete in any line of business or with any person, and (iii) neither GFC nor Growth is a party to any collective bargaining agreement.

          (c) Except as disclosed in the GFC Disclosure Schedule, neither GFC nor Growth or, to the best knowledge of GFC, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which Growth is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of GFC and Growth, taken as a whole.

          3.14.  PROPERTIES AND INSURANCE.

          (a) GFC and Growth have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in GFC's consolidated balance sheet as of December 31, 1994, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1994), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of GFC and Growth taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Hubco prior to the date hereof. Except as affected by the transactions contemplated hereby, GFC and Growth as lessees have the right under valid and subsisting leases to occupy, use, possess and control all real property leased by GFC and Growth in all material respects as presently occupied, used, possessed and controlled by GFC and Growth.

          (b) The business operations and all insurable properties and assets of GFC and Growth are insured for their benefit against all risks which, in the reasonable judgment of the management of GFC, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of GFC adequate for the business engaged in by GFC and Growth. As of the date hereof, neither GFC nor Growth has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

          3.15. MINUTE BOOKS. The minute books of GFC and Growth contain accurate records of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

          3.16. ENVIRONMENTAL MATTERS. Except as disclosed in the GFC Disclosure Schedule, neither GFC nor Growth has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that GFC or Growth (either directly or as a successor in interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters, other than corrections or cleanups which, in the aggregate, are immaterial to GFC and Growth. Except as disclosed in the GFC Disclosure Schedule, GFC has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any non-residential property currently owned or leased by GFC or Growth, or owned or leased in the five years prior to the date of this Agreement in any manner that violates any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, other than violations which, in the aggregate, are immaterial to GFC and Growth. Except as disclosed in the GFC Disclosure Schedule, all property formerly owned or leased by GFC or Growth which was subject to the provisions of the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. as amended ("ISRA"), complied with all applicable provisions of ISRA at the time such property was sold or transferred.

          3.17. RESERVES. As of June 30, 1995, each of the allowance for loan losses and the reserve for OREO properties in the GFC Financial Statements was adequate pursuant to GAAP (consistently applied), and the methodology used to compute each of the loan loss reserve and the reserve for OREO properties complies in all material respects with GAAP (consistently applied).

          3.18. NO PARACHUTE PAYMENTS. No officer, director, employee or agent (or former officer, director, employee or agent) of GFC or Growth is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from GFC, Growth, Hubco or the Bank which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

          3.19. AGREEMENTS WITH BANK REGULATORS. Neither GFC nor Growth is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to Hubco by GFC prior to the date of this Agreement, nor has GFC been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to Hubco by GFC prior to the date of this Agreement. Neither GFC nor Growth is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to Hubco by GFC prior to the date of this Agreement.

          3.20.   DISCLOSURE.  No representation or warranty contained in
Article III of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

             ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF HUBCO

          References herein to the "Hubco Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by Hubco to GFC. Hubco hereby represents and warrants to GFC as follows:


          4.1.  CORPORATE ORGANIZATION.

          (a) Hubco is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Hubco has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Hubco or its subsidiaries (defined below), taken as a whole. Hubco is registered as a bank holding company under the BHCA.

          (b) Each of the subsidiaries of Hubco are listed in the Hubco Disclosure Schedule. The term "subsidiary", when used with reference to Hubco, means any corporation, partnership, joint venture or other legal entity in which Hubco directly or indirectly, owns at least a 50% stock or other equity interest or for which Hubco, directly or indirectly, acts as a general partner. Each subsidiary of Hubco is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Bank is a state-chartered commercial bank whose deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each subsidiary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, operations, assets or financial condition of Hubco and its subsidiaries, taken as a whole. The Hubco Disclosure Schedule sets forth true and complete copies of the certificate of incorporation and by-laws of Hubco as in effect on the date hereof.

          4.2. CAPITALIZATION. The authorized capital stock of Hubco consists of 25,000,000 shares of Hubco Common Stock, without par value, and 4,500,000 shares of preferred stock ("Hubco Preferred Stock"). There are no shares of Hubco Preferred Stock outstanding. As of July 31, 1995, there were 13,110,947 shares of Hubco Common Stock issued and outstanding and 432,500 shares of Hubco Common Stock issuable upon the exercise of outstanding options. Since such date, and from time to time hereafter, Hubco may sell or repurchase shares of its Common Stock; PROVIDED, that between such date and the date of this Agreement, Hubco has not repurchased any shares of its Common Stock except for purchases which may have been made for the benefit of Hubco dividend reinvestment, ESOP or other plans which provide for stock purchases with respect to which Hubco management does not influence the timing or amount ("Automatic Repurchases"), and provided further that Hubco agrees not to repurchase any of its stock, except for Automatic Repurchases, during the ten day period immediately preceding the 25-trading day period in which the Median Pre-Closing Price is determined. Except for shares issuable under the Hubco, Inc. 1995 Stock Option Plan (the "Hubco Options") and shares issuable to Robert F. Mangano pursuant to a grant of non-qualified options ("Non-Qualified Option Plan"), there are no shares of Hubco Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Hubco Common Stock, and all issued and outstanding shares of capital stock of Hubco's subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Hubco's subsidiaries are owned by Hubco free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Hubco Options, Hubco's obligations under the Non-Qualified Option Plan and Hubco's agreement to sell 50% of the outstanding shares of HUB Financial Services, Inc., neither Hubco nor Hubco's subsidiaries has granted or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Hubco or Hubco's subsidiaries or any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings with respect to voting of any such shares.

          4.3.  AUTHORITY; NO VIOLATION.

          (a) Hubco and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Hubco and the Bank in accordance with their respective certificates of incorporation and applicable laws and regulations. No other corporate proceedings on the part of Hubco or the Bank are necessary to consummate the transactions so contemplated, except if shareholder approval of Hubco shall be required for any reason. As of the date hereof, the approval of Hubco's shareholders is not required in order for Hubco to consummate the Merger; should such shareholder approval be required in the future for any reason, Hubco will use its best efforts to promptly cause such shareholder approval to be obtained. Without limiting the preceding sentence, the Board of Directors of Hubco will: promptly call a meeting of Hubco shareholders to vote on the Merger; recommend that Hubco shareholders approve the Merger; and vote their shares of Hubco Common Stock in favor of the Merger. This Agreement has been duly and validly executed and delivered by Hubco and the Bank and constitutes valid and binding obligations of Hubco and the Bank, enforceable against Hubco and the Bank in accordance with its terms.

          (b) Neither the execution or delivery of this Agreement by Hubco or the Bank, nor the consummation by Hubco or the Bank of the transactions contemplated hereby in accordance with the terms hereof or compliance by Hubco or the Bank with any of the terms or provisions hereof will (i) violate any provision of the Certificate of Incorporation or By-laws of Hubco or the Bank, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Hubco or the Bank or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Hubco or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Hubco or the Bank is a party, or by which Hubco or the Bank or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Hubco and Hubco's subsidiaries, taken as a whole, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the Department, the FRB, the Secretary of State of New Jersey, the SEC, applicable state securities bureaus or commissions, and any approval of Hubco's shareholders, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Hubco in connection with (a) the execution and delivery by Hubco and the Bank of this Agreement, and (b) the consummation by Hubco of the Merger and the other transactions contemplated hereby. To the best of Hubco's knowledge, no fact or condition exists which Hubco has reason to believe will prevent it from obtaining the aforementioned consents and approvals.


          4.4.  FINANCIAL STATEMENTS.

          (a) The Hubco Disclosure Schedule sets forth copies of (i) the consolidated statements of financial condition of Hubco as of December 31, 1993 and 1994, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31, in each of the three fiscal years 1992 through 1994, in each case accompanied by the audit report of Arthur Andersen LLP, independent public accountants with respect to Hubco and the unaudited consolidated statements of condition of Hubco as of June 30, 1994 and June 30, 1995 and (ii) the unaudited consolidated statements of income and cash flows for the six months then ended as reported in Hubco's Quarterly Report on Form 10-Q, filed with the SEC under the 1934 Act (collectively, the "Hubco Financial Statements"). The Hubco Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated therein or in the notes thereto), and fairly present the consolidated financial condition of Hubco as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of Hubco for the respective periods set forth therein.

          (b) The books and records of Hubco and the Bank are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

          (c) Except as and to the extent reflected, disclosed or reserved against in the Hubco Financial Statements (including the notes thereto), as of June 30, 1995 neither Hubco nor any of its subsidiaries had any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Hubco or any of its subsidiaries which were required by GAAP (consistently applied) to be disclosed in Hubco's consolidated statement of condition as of June 30, 1995 or the notes thereto. Since June 30, 1995, neither Hubco nor any of its subsidiaries have incurred any liabilities, except in the ordinary course of business and consistent with prudent banking practice.

          4.5. BROKERAGE FEES. Neither Hubco nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

          4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been any material adverse change in the business, operations, assets or financial condition of Hubco and Hubco's subsidiaries taken as a whole since June 30, 1995 and to the best of Hubco's knowledge, no facts or condition exists which Hubco believes will cause such a material adverse change in the future.

          4.7. LEGAL PROCEEDINGS. Except as disclosed in the Hubco Disclosure Schedule, and except for ordinary routine litigation incidental to the business of Hubco or its subsidiaries, neither Hubco nor any of its subsidiaries is a party to any, and there are no pending or, to the best of Hubco's knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Hubco or any of its subsidiaries which, if decided adversely to Hubco or its subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of Hubco or its subsidiaries. Except as disclosed in the Hubco Disclosure Schedule, neither Hubco nor Hubco's subsidiaries is a party to any order, judgment or decree entered in any lawsuit or proceeding which is material to Hubco or its subsidiaries.

          4.8.  COMPLIANCE WITH APPLICABLE LAW.

          (a) Since January 1, 1991, Hubco has filed all reports, registration statements and filings that it was required to file with the SEC under the 1933 Act and the 1934 Act, all of which complied in all material respects with all applicable requirements of the 1933 Act or the 1934 Act, as the case may be, and the rules and regulations adopted thereunder. As of their respective dates, each such report, registration statement, form or other document, including without limitation, any financial statements or schedules included therein, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. Since January 1, 1991, Hubco and the Bank have duly filed all material forms, reports and documents which they were required to file with each agency charged with regulating any aspect of their business.

          (b) Hubco and the Bank have, since January 1, 1991, duly filed with the FDIC and the Department in form and substance which was correct in all material respects the monthly, quarterly and annual financial reports required to be filed under applicable laws and regulations, and, subject to permission from such regulatory authorities, Hubco promptly will deliver or make available to GFC accurate and complete copies of such reports. The Hubco Disclosure Schedule lists all examinations of Hubco or the Bank conducted by either the FRB, the FDIC or the Department since January 1, 1991 and the dates of any responses thereto submitted by Hubco or the Bank.

          (c) Except as set forth in the Hubco Disclosure Schedule, each of Hubco and Hubco's subsidiaries holds all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business, and has complied with and is not in default in any respect under any applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Hubco or Hubco's subsidiaries (other than where such default or noncompliance will not result in a material adverse effect on the business, operations, assets or financial condition of Hubco and Hubco's subsidiaries taken as a whole) and Hubco has not received notice of violation of, and does not know of any violations of, any of the above.

          4.9. HUBCO AND BANK INFORMATION. The information relating to Hubco and the Bank, this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement/Prospectus, and up to and including the date of the meeting of stockholders of GFC to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the provisions of the 1933 Act and the rules and regulations promulgated thereunder.

          4.10. FUNDING AND CAPITAL ADEQUACY. At the Effective Time, after taking into account the transactions contemplated hereby, Hubco and the Bank will have sufficient capital to satisfy all applicable regulatory capital requirements.

          4.11. HUBCO COMMON STOCK. At the Effective Time, the Hubco Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued, fully paid, nonassessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Hubco, with no personal liability attaching to the ownership thereof. The Hubco Common Stock to be issued pursuant to the Merger will be registered under the 1933 Act and issued in accordance with all applicable state and federal laws, rules and regulations and will be listed on the NASDAQ National Market.

          4.12.  TAXES AND TAX RETURNS.

          (a) Hubco and the Bank have duly filed all Returns, required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to GFC in writing). Hubco and the Bank have established on their books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable, but are incurred in respect of Hubco or the Bank through such date. The Hubco Disclosure Schedule identifies the federal income tax returns of Hubco and the Bank which have been examined by IRS within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. The Hubco Disclosure Schedule identifies the applicable state income tax returns of Hubco and the Bank which have been examined by the applicable authorities within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of Hubco, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon Hubco or the Bank, nor has Hubco or the Bank given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

          (b) Except as set forth in the Hubco Disclosure Schedule, neither Hubco nor the Bank nor any other subsidiary of Hubco (i) has requested any extension of time within which to file any Return which Return has not since been filed, (ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code , by reason of a voluntary change in accounting method initiated by Hubco or the Bank (nor does Hubco have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.


          4.13. CONTRACTS. Except as disclosed in the Hubco Disclosure Schedule, neither Hubco nor the Bank, or to the best knowledge of Hubco, any party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment (except those under which the Bank is or will be the creditor) or arrangement, except for defaults which individually or in the aggregate would not have a material adverse effect on the business, operations, assets or financial condition of Hubco and the Bank, taken as a whole.

          4.14.  PROPERTIES AND INSURANCE.

          (a) Hubco and the Bank have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Hubco's consolidated balance sheet as of December 31, 1994, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1994), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Hubco and the Bank taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports. Except as disclosed in the Hubco Disclosure Schedule, Hubco and the Bank as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by Hubco or the Bank in all material respects as presently occupied, used, possessed and controlled by Hubco and the Bank.

          (b) The business operations and all insurable properties and assets of Hubco and the Bank are insured for their benefit against all risks which, in the reasonable judgment of the management of Hubco, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the opinion of the management of Hubco adequate for the business engaged in by Hubco and the Bank. As of the date hereof, neither Hubco nor the Bank has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

          4.15. ENVIRONMENTAL MATTERS. Except as disclosed in the Hubco Disclosure Schedule, neither Hubco nor the Bank has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Hubco or the Bank (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of Hubco and the Bank taken as a whole. Except as disclosed in the Hubco Disclosure Schedule, Hubco has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property currently owned or leased by Hubco or the Bank or any other Subsidiary in any manner that violates or, after the lapse of time is reasonably likely to violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Hubco and the Bank, taken as a whole. Except as disclosed in the Hubco Disclosure Schedule, all property formerly owned or leased by Hubco or the Bank which was subject to the provisions of ISRA, complied with all applicable provisions of ISRA at the time such property was sold or transferred.

          4.16. RESERVES. As of June 30, 1995, the allowance for loan losses in the Hubco Financial Statements was adequate based upon all factors required to be considered by Hubco in determining the amount of such allowance. The methodology used to compute the loan loss reserve complies in all material respects with all applicable FDIC and Department policies. As of June 30, 1995, the reserve for OREO properties in the Hubco Financial Statements was adequate based upon all factors required to be considered by Hubco in determining the amount of such reserve.

          4.17. AGREEMENTS WITH BANK REGULATORS. Neither Hubco nor the Bank is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity") which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, except for those the existence of which has been disclosed in writing to GFC by Hubco prior to the date of this Agreement, nor has Hubco been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in writing to GFC by Hubco prior to the date of this Agreement. Neither Hubco nor the Bank is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer, except as disclosed in writing to GFC by Hubco prior to the date of this Agreement.

          4.18.  OWNERSHIP OF GFC COMMON STOCK.   Excluding the shares which
Hubco may acquire pursuant to the Stock Option Agreement of even date herewith by and between Hubco and GFC, neither Hubco nor any of its subsidiaries, directly or indirectly, beneficially owns, or has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting or disposing of, any shares of GFC Common Stock.

           4.19.  DISCLOSURES.  No representation or warranty contained in
Article IV of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein not misleading.

                     ARTICLE V - COVENANTS OF THE PARTIES

          5.1. CONDUCT OF THE BUSINESS OF GFC. During the period from the date of this Agreement to the Effective Time, GFC shall, and shall cause Growth to, conduct their respective businesses only in the ordinary course and consistent with prudent banking practice, except for transactions permitted hereunder or with the prior written consent of Hubco, which consent will not be unreasonably withheld. GFC also shall use its best efforts to
(i) preserve its business organization and that of Growth intact, (ii) keep available to itself the present services of its employees and those of Growth, and (iii) preserve for itself and Hubco the goodwill of its customers and those of Growth and others with whom business relationships exist.

          5.2.  NEGATIVE COVENANTS.

          (a) GFC agrees that from the date hereof to the Effective Time, except as otherwise approved by Hubco in writing or as permitted or required by this Agreement, it will not, nor will it permit Growth to:

               (i) change any provision of its Certificate of Incorporation or By-laws or any similar governing documents of GFC or Growth;

               (ii) change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of GFC or Growth, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; PROVIDED, HOWEVER, that from the date hereof to the Effective Time, GFC may declare, set aside and pay cash dividends per share of GFC Common Stock at the same time or promptly after cash dividends with respect to the same period are declared, set aside or paid by Hubco, provided that the record date for GFC dividends shall be no earlier than the record date for the associated Hubco dividends and the amount of dividends per share of GFC Common Stock shall not exceed $.12 per calendar quarter and shall not exceed $.36 in the aggregate from the date hereof through the Effective Time;

               (iii) grant any severance or termination pay (other than pursuant to policies or contracts of GFC in effect on the date hereof and disclosed to Hubco pursuant hereto) to, or enter into or amend any employment or severance agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type; or award any increase in compensation or benefits to its directors, officers or employees except with respect to employee increases in the ordinary course of business and consistent with past practices and policies, and except that GFC may pay bonuses to its employees as specified in Section 5.2(a)(iii) of the GFC Disclosure Schedule (but not in excess of the amounts set forth therein);

               (iv) sell or dispose of any substantial amount of assets or voluntarily incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies or in response to substantial financial demands upon the business of GFC or Growth;

               (v) make any capital expenditures other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

               (vi) file any applications or make any contract with respect to branching or site location or relocation, except with respect to the proposed Morristown branch, about which GFC shall keep Hubco fully and promptly informed;

               (vii) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

               (viii) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles or regulatory authorities;

               (ix) take any action that would result in any of its representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied;

               (x) without Hubco's prior consent which shall not be unreasonably withheld, make or commit to make any new loan or other extension of credit in an amount of $500,000 or more, renew for a period in excess of one year any existing loan or other extension of credit in an amount of $500,000 or more, or increase by $500,000 or more the aggregate credit outstanding to any borrower or group of affiliated borrowers; or

               (xi)  agree to do any of the foregoing.

          5.3. NO SOLICITATION. GFC and Growth shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Hubco) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving GFC or Growth (an "Acquisition Transaction"). Notwithstanding the foregoing, GFC may enter into discussions or negotiations or provide any information in connection with an unsolicited possible Acquisition Transaction if the Board of Directors of GFC, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced or such information should be furnished. GFC will promptly communicate to Hubco the terms of any proposal, whether written or oral, which it may receive in respect of any such Acquisition Transaction and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

          5.4. CURRENT INFORMATION. During the period from the date of this Agreement to the Effective Time, each of GFC and Hubco will cause one or more of its designated representatives to confer with representatives of the other party on a monthly or more frequent basis regarding its business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. On a monthly basis, GFC agrees to provide Hubco, and Hubco agrees to provide GFC, with internally prepared profit and loss statements no later than 15 days after the close of each calendar month. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending on or after September 30, 1995, GFC will deliver to Hubco and Hubco will deliver to GFC their respective quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act. As soon as reasonably available, but in no event more than 90 days after the end of each calendar year, GFC will deliver to Hubco and Hubco will deliver to GFC their respective Annual Reports on Form 10-K as filed with the SEC under the 1934 Act.

          5.5.  ACCESS TO PROPERTIES AND RECORDS; CONFIDENTIALITY.

          (a) GFC and Growth shall permit Hubco and its representatives, and Hubco and the Bank shall permit GFC and its representatives, reasonable access to their respective properties, and shall disclose and make available to Hubco and its representatives, or GFC and its representatives as the case may be, all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authority, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Hubco and its representatives or GFC and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would contravene any law, rule, regulation, order or judgment or would waive any privilege. The parties will use their best efforts to obtain waivers of any such restriction (other than waivers of the attorney-client privilege) and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Notwithstanding the foregoing, GFC acknowledges that Hubco may be involved in discussions concerning other potential acquisitions and Hubco shall not be obligated to disclose such information to GFC except as such information is disclosed to Hubco's shareholders generally.

          (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby does not occur, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for two years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public;
(C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

          5.6.  REGULATORY MATTERS.

          (a) For the purposes of holding the Stockholders Meeting referred to in Section 5.7 hereof and qualifying under applicable federal and state securities laws the Hubco Common Stock to be issued to GFC stockholders in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Hubco of a Registration Statement with the SEC which shall include an appropriate proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the 1933 Act, the 1934 Act and applicable state securities laws and the rules and regulations thereunder (such proxy statement and prospectus in the form mailed by GFC to the GFC shareholders together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by Hubco under the 1933 Act with the SEC to register the Hubco Common Stock for sale, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

          (b) Hubco shall furnish GFC with such information concerning Hubco and its subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. Hubco agrees promptly to advise GFC if at any time prior to the GFC shareholders' meeting referred to in Section 5.7 hereof, any information provided by Hubco in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide GFC with the information needed to correct such inaccuracy or omission. Hubco shall furnish GFC with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Hubco and its subsidiaries, to comply with Section 5.6(a) after the mailing thereof to GFC shareholders.

          (c) GFC shall furnish Hubco with such information concerning GFC and Growth to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with Section 5.6(a) hereof. GFC agrees promptly to advise Hubco if at any time prior to the GFC shareholders' meeting, referred to in Section 5.6(a) hereof, any information provided by GFC in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Hubco with the information needed to correct such inaccuracy or omission. GFC shall furnish Hubco with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to GFC and Growth to comply with
Section 5.6(a) after the mailing thereof to GFC shareholders.

          (d) Hubco shall as promptly as practicable make such filings as are necessary in connection with the offering of the Hubco Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of such stock under applicable state securities laws at the earliest practicable date. GFC shall promptly furnish Hubco with such information regarding the GFC shareholders as Hubco requires to enable it to determine what filings are required hereunder. GFC authorizes Hubco to utilize in such filings the information concerning GFC and Growth provided to Hubco in connection with, or contained in, the Proxy Statement/Prospectus. Hubco shall furnish GFC's counsel with copies of all such filings and keep GFC advised of the status thereof. Hubco and GFC shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC, and each of Hubco and GFC shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

          (e) Hubco shall cause the Hubco Common Stock issuable pursuant to the Merger to be listed on the National Association of Securities Dealers Automated Quotation ("NASDAQ") System at the Effective Time.

          (f) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the FDIC, the FRB, the Department and the DEP. The parties shall each have the right to review in advance all filings with, including all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement.

          (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby with respect to the Merger.

          (h) GFC acknowledges that Hubco is in or may be in the process of acquiring other banks and financial institutions and that in connection with such acquisitions, information concerning GFC may be required to be included in the registration statements, if any, for the sale of securities of Hubco or in SEC reports in connection with such acquisitions. GFC agrees to provide Hubco with any information, certificates, documents or other materials about GFC as are reasonably necessary to be included in such other SEC reports or registration statements, including registration statements which may be filed by Hubco prior to the Effective Time. GFC shall use its reasonable efforts to cause its attorneys and accountants to provide Hubco and any underwriters for Hubco with any consents, comfort letters, opinion letters, reports or information which are necessary to complete the registration statements and applications or any such acquisition or issuance of securities. Hubco shall reimburse GFC for reasonable expenses thus incurred by GFC should this transaction be terminated for any reason other than Section 7.1(i). Hubco shall not file with the SEC any registration statement or amendment thereto or supplement thereof containing information regarding GFC unless GFC shall have consented to such filing. GFC shall not unreasonably delay or withhold any such consent. GFC acknowledges that Hubco shareholder approval may be required for the Merger in the event another acquisition is announced prior to the Closing Date.

          5.7. APPROVAL OF STOCKHOLDERS. GFC will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of the stockholders of GFC (the "Stockholders Meeting") for the purpose of securing the approval of stockholders of this Agreement, (b) subject to the qualification set forth in Section 5.3 hereof and the right not to make a recommendation or to withdraw a recommendation if its investment banker withdraws its fairness opinion prior to the Stockholders' Meeting, recommend to the stockholders of GFC the approval of this Agreement and the transactions contemplated hereby and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with Hubco with respect to each of the foregoing matters.

          To the extent Hubco or its counsel deems it necessary, Hubco shall take all steps necessary to obtain the approval of its shareholders as promptly as possible. In connection therewith, Hubco shall take all steps necessary to duly call, give notice and convene a meeting of its shareholders for such purpose.

          5.8. FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

          Hubco agrees that from the date hereof to the Effective Time, except as otherwise approved by GFC in writing or as permitted or required by this Agreement, it will not, nor will it permit the Bank to take any action that would result in any of its representations and warranties contained in
Article IV of this Agreement not being true and correct in any material respect at the Effective Time or that would cause any of its conditions to Closing not to be satisfied or that would constitute a breach or default of its obligations under this Agreement or which is reasonably likely to delay or jeopardize the receipt of any of the regulatory approvals required hereby (except that any delay in the receipt of any regulatory approval required hereby arising from an action taken by HUBCO or the Bank with respect to the possible acquisition of any other banking or financial institutions shall not give rise to a claim by GFC that Hubco has breached this provision).

          From and after the execution and delivery of this Agreement and until the Effective Time, HUBCO and the Bank will:

          (a) Conduct their business and operate only in the usual ordinary course of business and maintain their properties, books, contracts, business, operations, commitments, records, loans, investments and any trust operations in accordance with generally accepted accounting principles;

          (b) conduct their business and operate only in accordance with sound business and banking practices; and

          (c) remain in good standing with all applicable banking regulatory authorities.

          5.9. PUBLIC ANNOUNCEMENTS. Hubco and GFC shall cooperate with each other in the development and distribution of all news releases and other public filings and disclosures with respect to this Agreement or the Merger transaction contemplated hereby, and Hubco and GFC agree that unless approved mutually by them IN ADVANCE, they will not issue any press release or written statement for general circulation relating primarily to the transaction contemplated hereby, except as may be otherwise required by law or regulation in the opinion of counsel.

          5.10. FAILURE TO FULFILL CONDITIONS. In the event that Hubco or GFC determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to June 30, 1996 and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Hubco may enter into with other parties, GFC and Hubco will promptly inform the other of any facts applicable to GFC or Hubco, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

          5.11. RETENTION OF EMPLOYEES, CERTAIN EXECUTIVE OFFICERS OF GROWTH; BENEFITS.

          (a) Following consummation of the Merger, to the extent practicable, the Bank will use its best efforts to retain Growth's existing officers and employees ("employees"), with levels of aggregate total compensation (salary plus benefits) similar to those currently provided by Growth.

          (b) Following consummation of the Merger, the Bank intends to make available to all employees of Growth employed by the Bank coverage under the benefit plans generally available to the Bank's employees (including pension and health and hospitalization) on the terms and conditions available to the Bank's newly hired employees. At Hubco's option, GFC's 401(k) plan will either be terminated or rolled over into Hubco's 401(k) plan; in either event, all employer and employee contributions to GFC's 401(k) plan will become fully vested as of the Effective Time. Employees of Growth employed by the Bank will not receive credit for prior employment by GFC or Growth, except that credit for prior service will be given for the sole purpose of determining whether such employees are eligible to participate in the Bank's medical, vacation, sick leave, disability, 401(k), pension, and other employee benefit plans. No prior existing condition limitation shall be imposed with respect to any medical coverage plan of the Bank.

          (c) Following consummation of the Merger, Hubco shall honor those written employment, change in control and termination agreements by and between GFC and/or Growth and certain employees set forth in Section 5.11(c) of the GFC Disclosure Schedule and shall honor the calculations as to payments set forth in Section 5.11(c) of the GFC Disclosure Schedule.

          (d) At or prior to the Effective Time, all employee participants in GFC's "SERP" plan described in Section 5.11(d) of the GFC Disclosure Schedule shall become 100% vested in all rights and benefits under such plan, such plan shall be terminated by GFC at or prior to the Effective Time, and all amounts due to participants under such plan shall be paid out to the participants by GFC.

          5.12. DISCLOSURE SUPPLEMENTS. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI and subject to Sections 6.2(a) and 6.3(a), no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but shall enable the disclosure of subsequent facts or events to maintain the truthfulness of any warranty.

          5.13. TRANSACTION EXPENSES OF GFC AND HUBCO. GFC shall advise Hubco monthly of all out-of-pocket expenses which GFC has incurred in connection with this transaction. Hubco shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus and, subject to Section 8.1(b) hereof, Hubco shall pay all expenses related to such printing and mailing. In addition, Hubco shall pay all expenses and fees related to filing of the Proxy Statement/Prospectus and related documents with the SEC and filings pursuant to state "blue sky" laws and regulations in connection with the Merger.

          5.14. AFFILIATES. Simultaneous with the execution and delivery of this Agreement, GFC shall deliver to Hubco copies of letter agreements, each substantially in the form of Exhibit 5.14, executed by all directors and executive officers of GFC. Promptly, but in any event within two weeks, after the execution and delivery of this Agreement, GFC shall deliver to Hubco (a) a letter identifying all persons who, to the knowledge of GFC, may be deemed to be affiliates of GFC under Rule 145 of the Securities Act, including, without limitation, all directors and executive officers of GFC and (b) copies of letter agreements, each substantially in the form of
Exhibit 5.14, executed by each such person so identified as an affiliate of GFC, for whom a signed "affiliate's letter" has not previously been delivered to Hubco.

          5.15. POOLING AND TAX-FREE REORGANIZATION TREATMENT. Prior to the date hereof, Hubco has not taken any action or failed to take any action which would disqualify the Merger for pooling of interests accounting treatment, and before the Effective Time neither Hubco nor GFC shall intentionally take, fail to take, or cause to be taken or not taken any action within its control, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, or as a "pooling-of-interests" for accounting purposes unless Hubco agrees to waive the condition contained in Section 6.2(c).

          5.16. COMPLIANCE WITH THE INDUSTRIAL SITE RECOVERY ACT. GFC, at its sole cost and expense, shall obtain prior to the Effective Time, either:
(a) a Letter of Non-Applicability from the DEP stating that none of the facilities located in New Jersey owned or operated by GFC (each, a "Facility") is an "industrial establishment," as such term is defined under ISRA; (b) a Remediation Agreement issued by the DEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; (c) a Negative Declaration approval, Remedial Action Workplan approval, No Further Action letter or other document or documents issued by the DEP advising that the requirements of ISRA have been satisfied with respect to each Facility subject to ISRA; or (d) an opinion of counsel, in form and substance reasonably satisfactory to Hubco, that ISRA is inapplicable to, or has been complied with in respect of, each Facility. In the event GFC obtains a remediation Agreement, GFC will post or have posted an appropriate Remediation Funding Source or will have obtained the DEP's approval to self- guaranty any Remediation Funding Source required under any such Remediation Agreement.

          5.17. INDEMNIFICATION. Hubco agrees that it will, and will cause the Bank to, after the Effective Time, and to the fullest extent permitted by applicable law and the corporate documents of Hubco and the Bank, provide to the directors and officers of GFC indemnification equivalent to that provided by or available under the Certificate of Incorporation and Bylaws of GFC or permissible to the fullest extent permitted under the BCA with respect to acts or omissions occurring prior to the Effective Time, including without limitation the authorization of this Agreement and the transactions contemplated hereby, for a period of six years from the Effective Time, or in the case of claims made prior to the end of such six year period, until such claims are finally resolved. To the extent permitted by applicable law, Hubco or the Bank shall advance expenses as incurred for legal counsel and otherwise in connection with the foregoing indemnification. In order to satisfy this obligation, Hubco will procure continuing director and officer liability coverage for officers, directors and employees of GFC and Growth for a period of six years after the Effective Time from a reputable insurance company issuing such policies, with terms and conditions (other than the amount of premiums) substantially similar to or better than those in effect under GFC's existing directors' and officers' insurance policy.


                       ARTICLE VI - CLOSING CONDITIONS

          6.1. CONDITIONS OF EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

          (a) APPROVAL OF GFC STOCKHOLDERS; SEC REGISTRATION. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of GFC and, if necessary in the opinion of Hubco's counsel, the stockholders of Hubco. The Hubco Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Hubco Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws.

          (b) REGULATORY FILINGS. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the FDIC, the Department, the FRB and the DEP) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of GFC and Growth, taken as a whole, to Hubco. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof (including the Hart-Scott-Rodino waiting period if applicable) shall have expired.

          (c) SUITS AND PROCEEDINGS. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Hubco or GFC determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger.

          (d) TAX OPINION. Hubco and GFC each shall have received an opinion of Pitney, Hardin, Kipp & Szuch dated as of the Closing Date, in form and substance reasonably satisfactory to Hubco and to GFC and its counsel, based, in each case, upon representation letters substantially in the form of
Exhibit 6.1 and as otherwise required by Pitney, Hardin, Kipp & Szuch, that for federal and state income tax purposes, the Merger will qualify as a tax-free reorganization under Section 368(a) of the Code, and except with regard to cash received in exchange for fractional shares, that no gain or loss will be recognized by the holders of GFC Common Stock in exchange for their shares of Hubco Common Stock.

          6.2. CONDITIONS TO THE OBLIGATIONS OF HUBCO UNDER THIS AGREEMENT. The obligations of Hubco under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS OF GFC AND GROWTH. Except for those representations which are made as of a particular date, the representations and warranties of GFC contained in this Agreement shall be true and correct in all material respects on the date of the Closing ("Closing Date") as though made on and as of the Closing Date. GFC shall have performed in all material respects the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the GFC Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) either (x) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the GFC Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates or (y) such supplement or amendment remedied any material breach in accordance with Section 7.1(d)(ii).

          (b) OPINION OF COUNSEL. Hubco shall have received an opinion of counsel to GFC, dated the Closing Date, in form and substance reasonably satisfactory to Hubco, covering the matters set forth on Exhibit 6.2 hereto.

          (c) POOLING OF INTERESTS. Hubco shall have received assurances from its accountants, Arthur Anderson LLP, to the effect that the Merger shall be qualified to be treated by Hubco as a pooling-of-interest for accounting purposes.

          (d) CERTIFICATES. GFC shall have furnished Hubco with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Hubco may reasonably request.

          (e) NO PARACHUTE PAYMENTS. No payments under any Severance Agreement or any other plan or arrangement with GFC or Growth will constitute an "excess parachute payment," as defined in Section 280G of the Code or regulations promulgated thereunder.

          (f) LEGAL FEES. GFC shall have furnished Hubco with letters from all attorneys representing GFC and Growth in any matters certifying that all legal fees have been paid in full for services rendered as of the Effective Time.

          (g) MERGER RELATED EXPENSE. GFC shall have provided Hubco with an accounting of all merger related expenses incurred by it through the Closing Date, including a good faith estimate of such expenses incurred but as to which invoices have not been submitted as of the Closing Date. The merger related expenses of GFC shall be reasonable.

          (h) DISSENTING SHARES. As of the Closing Date, the number of shares of GFC Common Stock as to which dissenters' rights shall have been demanded and not withdrawn or voided pursuant to operation of law shall be less than 10% of the number of shares of GFC Common Stock issued and outstanding.

          6.3. CONDITIONS TO THE OBLIGATIONS OF GFC UNDER THIS AGREEMENT. The obligations of GFC under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF OBLIGATIONS OF HUBCO. Except for those representations which are made as of a particular date, the representations and warranties of Hubco contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Hubco shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Hubco Disclosure Schedule to render such representation or warranty true and correct in all material respects as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Hubco Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

          (b) OPINION OF COUNSEL TO HUBCO. GFC shall have received an opinion of counsel to Hubco, dated the Closing Date, in form and substance reasonably satisfactory to GFC, covering the matters set forth on Exhibit 6.3 hereto.

          (c) FAIRNESS OPINION. GFC shall have received an opinion from McConnell, Budd & Downes, Inc., dated no more than three days prior to the date the Proxy Statement/Prospectus is mailed to GFC's stockholders, to the effect that, in its opinion, the consideration to be paid to stockholders of GFC hereunder is fair to such stockholders from a financial point of view ("Fairness Opinion"), and Hubco shall not have taken any action (including the announcement of any other proposed acquisition) which causes McConnell, Budd & Downes, Inc. to withdraw its Fairness Opinion prior to the Closing.

          (d) MINIMUM MEDIAN PRE-CLOSING PRICE. The Median Pre-Closing Price shall be no less than $14.75; PROVIDED, that if GFC chooses not to consummate the Merger due to the failure of this condition, then GFC shall be obligated to reimburse Hubco and the Bank for all of their expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal, accounting and printing fees and expenses.

          (e) CERTIFICATES. Hubco shall have furnished GFC with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as GFC may reasonably request.

               ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

          7.1. TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of GFC:

          (a)  by mutual written consent of the parties hereto;

          (b) by Hubco or GFC (i) if the Effective Time shall not have occurred on or prior to June 30, 1996 unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time, or (ii) if a vote of
the stockholders of GFC    is taken and such stockholders fail to approve
this Agreement at the meeting (or any adjournment thereof) held for such purpose, or (iii) if a vote of the stockholders of Hubco is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose.

          (c) by Hubco or GFC upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Hubco upon written notice to GFC if any such application is approved with conditions which materially impair the value of GFC and Growth, taken as a whole, to Hubco.

          (d) by Hubco if (i) there shall have occurred a material adverse change in the business, operations, assets, or financial condition of GFC and Growth, taken as a whole, from that disclosed by GFC in GFC's Quarterly Report on Form 10-Q for the six months ended June 30, 1995 and GFC's Annual Report on Form 10-K for the year ended December 31, 1994; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of GFC hereunder and such breach shall not have been remedied within 30 days after receipt by GFC of notice in writing from Hubco to GFC specifying the nature of such breach and requesting that it be remedied.

          (e) by GFC, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of Hubco and its subsidiaries taken as a whole from that disclosed by Hubco in Hubco's Quarterly Report on Form 10-Q for the six months ended June 30, 1995 and Hubco's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; or (ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Hubco hereunder and such breach shall not have been remedied within 30 days after receipt by Hubco of notice in writing from GFC specifying the nature of such breach and requesting that it be remedied.

          (f) by Hubco if the conditions set forth in Section 6.2 are not satisfied and are not capable of being satisfied by June 30, 1996.

          (g) by GFC if the conditions set forth in Section 6.3 are not satisfied; and are not capable of being satisfied by June 30, 1996; PROVIDED, that if GFC chooses to terminate this Agreement due to the failure of the condition set forth in Section 6.3(d), then GFC shall be obligated to reimburse Hubco and the Bank for all of their expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal, accounting and printing fees and expenses.

          (h) by GFC, if GFC's Board of Directors shall have approved an Acquisition Transaction after determining, upon advice of counsel, that such approval was necessary in the exercise of its fiduciary obligations under applicable laws.

          7.2.  EFFECT OF TERMINATION.  In the event of the termination and
abandonment of this Agreement by either Hubco or   GFC pursuant to Section
7.1, this Agreement (other than Section 5.5(b) and Section 8.1) shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

          7.3. AMENDMENT. This Agreement may be amended by action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of GFC but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the shareholders of GFC without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

          7.4. EXTENSION; WAIVER. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                         ARTICLE VIII - MISCELLANEOUS

          8.1.  EXPENSES.

          (a) Except as otherwise expressly stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses. Notwithstanding the foregoing, Hubco may bear the expenses of the Bank and GFC may bear the expenses of Growth.

          (b) Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder.

          8.2. SURVIVAL. The respective representations, warranties, covenants and agreements of the parties to this Agreement shall not survive the Effective Time, but shall terminate as of the Effective Time, except for this Section 8.2 and the provisions of Section 5.5(b).

          8.3. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or by reputable overnight courier or sent by registered or certified mail, postage prepaid, as follows:


          (a)  If to Hubco, to:

               HUBCO, Inc.
               1000 MacArthur Blvd.
               Mahwah, New Jersey  07430
               Attn.:  Kenneth T. Neilson, President
                       and Chief Executive Officer

               Copy to:

               1000 MacArthur Blvd.
               Mahwah, New Jersey 07430
               Attn.:  D. Lynn Van Borkulo-Nuzzo, Esq.

               And copy to:

               Pitney, Hardin, Kipp & Szuch
               (Delivery) 200 Campus Drive
               Florham Park, New Jersey
               (Mail) P.O. Box 1945
               Morristown, New Jersey 07962-1945
               Attn.:  Michael W. Zelenty, Esq.


          (b)  If to GFC, to:

               Growth Financial Corp.
               (Delivery) 1500 Route 202
               Harding Township, New Jersey
               (Mail) P.O. Box 401
               Basking Ridge, New Jersey 07920
               Attn.:  President and Chief Executive Officer

               Copy to:

               John Bruno, Esq.
               Muldoon, Murphy & Faucette
               5101 Wisconsin Avenue, N.W.
               Washington, D.C. 20015

or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date actually received.

          8.4. PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

          8.5. ENTIRE AGREEMENT. This Agreement, which includes the Disclosure Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire Agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto.

          8.6. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

          8.7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

          8.8. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

          IN WITNESS WHEREOF, Hubco, the Bank, GFC and Growth have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


ATTEST:                                  HUBCO, INC.

By: /s/ D. LYNN VAN BORKULO-NUZZO    By: /s/ KENNETH T. NEILSON
    -----------------------------        -----------------------------
    D. Lynn Van Borkulo-Nuzzo,           Kenneth T. Neilson, President
    Secretary                            and Chief Executive Officer


ATTEST:                                  GROWTH FINANCIAL CORP.

By: /s/ RICHARD G. WHITEHEAD         By: /s/ DALE G. POTTER
    -----------------------------        -------------------------
    Richard G. Whitehead,                Dale G. Potter, President
    Assistant Secretary                  and Chief Executive Officer

ATTEST:                                  HUDSON UNITED BANK

By: /s/ D. LYNN VAN BORKULO-NUZZO    By: /s/ KENNETH T. NEILSON
    -----------------------------        -----------------------------
    D. Lynn Van Borkulo-Nuzzo,           Kenneth T. Neilson, President
    Secretary                            and Chief Executive Officer


ATTEST:                                  GROWTH BANK

By: /s/ RICHARD G. WHITEHEAD         By: /s/ DALE G. POTTER
    -----------------------------        -------------------------
    Richard G. Whitehead,                Dale G. Potter, President
    Assistant Secretary                  and Chief Executive Officer

                                                                    APPENDIX B

                            STOCK OPTION AGREEMENT


              THIS STOCK OPTION AGREEMENT ("Agreement") dated August 18, 1995, is by and between HUBCO, Inc., a New Jersey corporation and registered bank holding company ("HUBCO") for Hudson United Bank ("HUB"), and Growth Financial Corp., a New Jersey corporation and registered bank holding company ("GFC") for Growth Bank (the "Bank").

                                  BACKGROUND

          1. HUBCO, HUB, GFC and the Bank have executed an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which HUBCO will acquire GFC through a merger of GFC with and into HUBCO (the "Merger").

          2. As an inducement to HUBCO to enter into the Merger Agreement and in consideration for such entry, GFC desires to grant to HUBCO an option to purchase authorized but unissued shares of common stock of GFC in an amount and on the terms and conditions hereinafter set forth.

                                  AGREEMENT

          In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, HUBCO and GFC, intending to be legally bound hereby, agree:

          1. GRANT OF OPTION. GFC hereby grants to HUBCO the option to purchase 336,850 shares of common stock, $1.00 par value (the "Common Stock") of GFC at an exercise price of $12.25 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

          2. EXERCISE OF OPTION. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), HUBCO may exercise the Option, in whole or in part, at any time or from time to time until the termination of this Agreement in accordance with Section 19 and in accordance with the terms and conditions hereof.

          The term "Triggering Event" means the occurrence of any of the following events:

          A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than HUBCO or an affiliate of HUBCO, without HUBCO's prior written consent:

              a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock;

              b. subsequent to the date hereof enters into a written letter of intent or an agreement with GFC pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction with GFC, (ii) acquire all or a significant portion of the assets or liabilities of GFC, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 10% or more of the then outstanding shares of Common Stock;

              c. makes a filing with any bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of GFC or any other business combination involving GFC, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of GFC called to vote on the Merger and GFC stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

              d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, GFC willfully takes any action in any manner which would materially interfere with its desire or ability to enter into a definitive Merger Agreement or its ability to consummate the Merger or materially reduce the value of the transaction to HUBCO.

          The term "Triggering Event" also means the taking of any direct or indirect action by GFC or any of its directors, officers or agents to invite or solicit any proposal which has as its purpose a tender offer for the shares of GFC Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of GFC, or a sale of shares of GFC Common Stock or any significant portion of its assets or liabilities.

          The term "significant portion" means 25% of the assets or liabilities of GFC.

          "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over GFC or in soliciting or inducing any other person (other than HUBCO or any affiliate) to do so.

          Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for GFC to issue the Option Shares or HUBCO to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

          GFC shall notify HUBCO promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by GFC shall not be a condition to the right of HUBCO to exercise the Option. GFC will not take any action which would have the effect of preventing or disabling GFC from delivering the Option Shares to HUBCO upon exercise of the Option or otherwise performing its obligations under this Agreement.

          In the event HUBCO wishes to exercise the Option, HUBCO shall send a written notice to GFC (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

          3.  PAYMENT AND DELIVERY OF CERTIFICATES.  At any Closing hereunder
(a) HUBCO will make payment to GFC of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by GFC, (b) GFC will deliver to HUBCO a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through GFC, registered in the name of HUBCO or its designee, in such denominations as were specified by HUBCO in its notice of exercise and bearing a legend as set forth below and (c) HUBCO shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

          Unless a registration statement is filed and declared effective under Section 4 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

              The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Growth Financial Corp., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

          4. REGISTRATION RIGHTS. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from HUBCO, GFC shall prepare and file a registration statement with the Securities and Exchange Commission, covering the Option and such number of Option Shares as HUBCO shall specify in its request, and GFC shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that HUBCO shall in no event have the right to have more than one such registration statement become effective.

          In connection with such filing, GFC shall use its best efforts to cause to be delivered to HUBCO such certificates, opinions, accountant's letters and other documents as HUBCO shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by GFC in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for GFC and blue sky fees and expenses shall be paid by HUBCO. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to HUBCO and any other expenses incurred by HUBCO in connection with such registration shall be borne by HUBCO. In connection with such filing, GFC shall indemnify and hold harmless HUBCO against any losses, claims, damages or liabilities, joint or several, to which HUBCO may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement with respect to GFC or alleged untrue statement with respect to GFC of any material fact with respect to GFC contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact with respect to GFC required to be stated therein or necessary to make the statements therein with respect to GFC not misleading; and GFC will reimburse HUBCO for any legal or other expense reasonably incurred by HUBCO in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that GFC will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of HUBCO specifically for use in the preparation thereof. HUBCO will indemnify and hold harmless GFC to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of HUBCO for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and HUBCO will reimburse GFC for any legal or other expense reasonably incurred by GFC in connection with investigating or defending any such loss, claim, damage, liability or action.


          5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

          Subject to the last sentence of this paragraph, in the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of GFC with another entity, or in the event any sale of all or substantially all of the assets of GFC shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option. Notwithstanding the foregoing, if the holder hereof is given reasonable notice and opportunity to exercise this option and receive the Option Shares prior to any merger of GFC, then the holder's rights with respect to this option shall be limited to such right to exercise the option and receive the Option Shares prior to the merger and it shall not required as a condition to the merger that provision be made to convert this into an option to acquire the consideration payable or issuable in the merger.

          6. FILINGS AND CONSENTS. Each of HUBCO and GFC will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

          Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event HUBCO is the holder hereof, approval of the Board of Governors of the Federal Reserve System and GFC agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

          7. REPRESENTATIONS AND WARRANTIES OF GFC. GFC hereby represents and warrants to HUBCO as follows:

              a. DUE AUTHORIZATION. GFC has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by GFC.

              b. AUTHORIZED SHARES. GFC has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

              c. NO CONFLICTS. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of GFC or, to its knowledge, any agreement, instrument, judgment, decree, statute, rule or order applicable to GFC.

          8. SPECIFIC PERFORMANCE. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, HUBCO shall have the right to seek money damages against GFC for a breach of this Agreement.

          9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

          10. ASSIGNMENT OR TRANSFER. HUBCO may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of HUBCO. HUBCO represents that it is acquiring the Option for HUBCO's own account and not with a view to or for sale in connection with any distribution of the Option. HUBCO is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to
Section 4(2) of the Securities Act of 1933, as amended.

          11. AMENDMENT OF AGREEMENT. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

          12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          13. NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

          If to HUBCO:

              HUBCO, Inc.
              1000 MacArthur Blvd.
              Mahwah, NJ 07430
              Attn.:  Kenneth T. Neilson
                      President & C.E.O.

          With copies to:

              D. Lynn Van Borkulo-Nuzzo, Esq.
              1000 MacArthur Blvd.
              Mahwah, New Jersey 07430

          and

              Pitney, Hardin, Kipp & Szuch
              (Delivery) 200 Campus Drive
              Florham Park, New Jersey  07932-0950
              (Mail) P.O. Box 1945
              Morristown, New Jersey  07962-1945
              Attn.:  Michael W. Zelenty, Esq.


          If to GFC:

              Growth Financial Corp.
              (Delivery) 1500 Route 202
              Harding Township, New Jersey
              (Mail) P.O. Box 401
              Basking Ridge, New Jersey 07920
              Attn.:  President and Chief Executive Officer

          With a copy to:

              John Bruno, Esq.
              Muldoon, Murphy & Faucette
              5101 Wisconsin Avenue, N.W.
              Washington, D.C. 20015

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

          14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

          15. CAPTIONS. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

          16. WAIVERS AND EXTENSIONS. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

          17. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting HUBCO to assign its rights and obligations hereunder only to an affiliate of HUBCO.

          18. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          19. TERMINATION. This Agreement shall terminate upon either (i) the termination of the Merger Agreement as provided therein or (ii) the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event, this Agreement shall not terminate until 18 months after the later of the date of the termination of the Merger Agreement or the consummation of any proposed transactions which constitute the Triggering Event.

          IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.


                              GROWTH FINANCIAL CORP.

                              By: /s/ DALE G. POTTER
                                  -----------------------------
                                  Dale Potter, President and
                                  Chief Executive Officer


                              HUBCO, Inc.

                              By: /s/ D. LYNN VAN BORKULO-NUZZO
                                  -----------------------------
                                  D. Lynn Van Borkulo-Nuzzo
                                  Executive Vice President

                                                                    APPENDIX C

                        McCONNELL, BUDD & DOWNES, INC.

                               365 SOUTH STREET
                         MORRISTOWN, NEW JERSEY 07960
                                 201-538-7800
                              FAX: 201-538-0522




                                        November 6, 1995



The Board of Directors
Growth Financial Corp
1500 Route 202
P.O. Box 401
Basking Ridge, New Jersey  07920

Members of the Board:

          You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the "GRFC Common Stock") of Growth Financial Corp ("GRFC"), of the consideration to be received for each issued and outstanding share of the GRFC Common Stock in the merger (the "Merger") of GRFC with and into HUBCO, Inc. ("HUBC") pursuant to the Agreement and Plan of Merger dated August 18, 1995 (the "Agreement") between HUBC and GRFC. As is more specifically set forth in the Agreement, pursuant to the Merger, each issued and outstanding share of GRFC Common Stock will be converted into the right to receive the number of shares of HUBC Common Stock with a market value of $14.64, with market value determined by the Median Pre-Closing Price of HUBC Common Stock (as that term is defined in the Agreement), constrained by a minimum exchange ratio of 0.69 shares of HUBC Common Stock and a maximum exchange ratio of 0.81 shares of HUBC Common Stock.

          McConnell, Budd & Downes, Inc., as part of its investment banking business is continually engaged in the valuation of bank holding companies, banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, market making as a NASD market maker, secondary distributions of listed securities, private placements and valuations for corporate, estate and other purposes. We have acted as financial advisor to GRFC on a contractual basis since May 15, 1995. We have had an informal relationship with GRFC since January 1995. Advice and assistance to GRFC in connection with the process and negotiations leading up to the Merger with HUBC were part of the contractual relationship. In the course of our role as financial advisor to GRFC in conjunction with the Merger we have received fees for our services and will receive additional fees contingent on certain occurrences. While the payment of all or a significant portion of fees related to financial advisory services provided in connection with arm's-length mergers and other business combination transactions upon consummation of such transactions, as is the case with the Merger, might be viewed as giving such financial advisors a financial interest in the successful completion of such transactions, such compensation arrangements are standard and customary for transactions of the size and type of the Merger. We will receive a fee for rendering this opinion. In the ordinary course of our business, we trade the equity securities of GRFC for our own account, for the accounts of our customers and for the accounts of individual employees of McConnell, Budd & Downes, Inc. Accordingly we may from time to time hold a long or short position in the equity securities of GRFC. McConnell, Budd & Downes, Inc. also covers GRFC in certain of its equity research products.

          In arriving at our opinion, we have reviewed publicly available business, financial and shareholder information relating to GRFC and its subsidiaries and certain publicly available financial information relating the HUBC. We have also reviewed the Agreement. In addition, we have reviewed certain other information, including internal reports and documents from both GRFC and HUBC and certain management-prepared financial information provided to us by both GRFC and HUBC. We have also met with and had discussions with members of the senior management of both GRFC and HUBC to discuss their past and current business operations, current financial condition and future prospects. In addition, we have reviewed the press release announcing GRFC's results for the interim periods ended March 31, 1995 and June 30, 1995. We have reviewed and studied the historical stock prices and trading volumes of the common stock of both GRFC and HUBC as well as the terms and material conditions of a number of recent acquisition transactions involving publicly traded banks which we deem to be comparable to the proposed acquisition of GRFC by HUBC. We have also conducted such other studies, analyses and investigations as we deem appropriate under the circumstances surrounding the proposed transaction.

          In the course of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial information provided to us by GRFC and HUBC or otherwise publicly obtainable. In reaching our opinion, we have not performed or obtained from any other source, any independent appraisals of the assets of GRFC or HUBC. We have also relied on the management of both GRFC and HUBC as to the reasonableness of various financial and operating forecasts and of the assumptions on which they are based, which were provided to us for use in our analyses.

          In the course of rendering this opinion, which is being rendered prior to the receipt of certain required regulatory approvals necessary before consummation of the Merger, we have assumed that no conditions will be imposed by any regulatory agency in connection with its approval of the Merger that will have a material adverse effect on the amount or form of consideration or on the results of operations, the financial condition or the prospects of GRFC.

          Based upon and subject to the foregoing, it is our opinion, that as of the date of this letter, the consideration to be received of the number of shares of HUBC Common Stock with a market value of $14.64, with market value determined by the Median Pre-Closing Price of HUBC Common Stock (as that term is defined in the Agreement), constrained by a minimum exchange ratio of 0.69 shares of HUBC Common Stock and a maximum exchange ratio of 0.81 shares of HUBC Common Stock pursuant to the Merger is fair to the holders of GRFC Common Stock, $1.00 par value, from a financial point of view.


                              Very truly yours,

                              McCONNELL, BUDD & DOWNES, INC.

                               PART II
              INFORMATION NOT REQUIRED IN THE PROSPECTUS


  Item 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


            (i)  LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS.
  Section 14A:2-7(3) of the New Jersey Business Corporation Act permits a corporation to provide in its Certificate of Incorporation that a director or officer shall not be personally liable to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission
  (a) in breach of such persons' duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of any improper personal benefit. HUBCO's Certificate of Incorporation includes limitations on the liability of officers and directors to the fullest extent permitted by New Jersey law.

            (ii) INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS. Under Article X of its Certificate of Incorporation, HUBCO must, to the fullest extent permitted by law, indemnify its directors, officers, employees and agents. Section 14A:3-5 of the New Jersey Business Corporation Act provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement and expenses, including attorneys' fees, resulting from various types of legal actions or proceedings if the actions of the party being indemnified meet the standards of conduct specified therein. Determinations concerning whether or not the applicable standard of conduct has been met can be made by (a) a disinterested majority of the Board of Directors, (b) independent legal counsel, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification is permitted to be made to or on behalf of a corporate director, officer, employee or agent if a judgment or other final adjudication adverse to such person establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such person of an improper personal benefit.

            (iii) INSURANCE. HUBCO's directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.

  ITEM 21.
  A.  Exhibits


  Exhibit
  Number    Description
  -------   -----------

  2(a)<F1> Agreement and Plan of Merger, dated August 18, 1995, by and among HUBCO, Inc., Hudson United Bank, Growth
            Financial Corp ("Growth") and Growth Bank (included as Appendix A to the Proxy Statement-Prospectus).

  2(b)<F1> Stock Option Agreement, dated August 18, 1995, by and between HUBCO, Inc. and Growth (included as Appendix B to the Proxy Statement-Prospectus).

  5<F2> Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

  8<F2> Form of Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

  10(a)<F2> Agreement dated as of August 18, 1995 among Dale G.
            Potter, Growth and Growth Bank.

  10(b)<F2> Agreement dated as of August 18, 1995 among Maria
            Armstrong, Growth and Growth Bank.

  10(c)<F2> Agreement dated as of August 18, 1995 among Richard
            Whitehead, Growth and Growth Bank.

  10(d)<F2> Agreement dated as of August 18, 1995 among George
            McGuinness, Growth and Growth Bank.

  23(a)<F2> Consent of Arthur Andersen LLP.

  23(b)<F2> Consent of KPMG Peat Marwick LLP.

  23(c)<F2> Consent of Coopers & Lybrand LLP.

  23(d)     Consent of McConnell, Budd & Downes, Inc.

  23(e)<F2> Consent of Pitney, Hardin, Kipp & Szuch (included in
            Exhibits 5 and 8 hereto).

  24 Power of Attorney of directors of HUBCO, Inc., in favor of Kenneth T. Neilson.

  99(a)     Form of Proxy Card to be utilized by the Board of
            Directors of Growth.
  _________________________________

  [FN]
  <F1> Included elsewhere in this registration statement.
  <F2> Previously filed.

  B.  Financial Schedules

       All schedules have been omitted because they are not applicable or the required information is included in the financial statements or notes thereto or incorporated by reference therein.

  C.   Report, Opinion or Appraisals

       Form of Fairness Opinion of McConnell, Budd & Downes, Inc.
  is included as Appendix B to Proxy Statement-Prospectus.

  ITEM 22.  UNDERTAKINGS

  1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  2. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  3. The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph 2 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a) (3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post effective amend-ment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  5. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  6. Subject to appropriate interpretation, the undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it becomes effective.

                              SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Mahwah, State of New Jersey, on the 7th day of November, 1995.

                           HUBCO, Inc.



                           By: KENNETH T. NEILSON
                               -------------------------------------
                               Kenneth T. Neilson
                               President and
                               Chief Executive Officer



       Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                 Title               Date
          ---------                 -----               ----

              *                Chairman of the    November 7, 1995
   ------------------------   Board and Director
   (James E. Schierloh)

              *                 President and     November 7, 1995
   ------------------------    Director (Chief
   (Kenneth T. Neilson)       Executive Officer)

              *
   ------------------------        Director       November 7, 1995
   (Robert J. Burke)

              *
   ------------------------        Director       November 7, 1995
   (Joan David)

              *                    Director       November 7, 1995
   ------------------------
   (Thomas R. Farley)

              *                    Director       November 7, 1995
   ------------------------
   (Henry G. Hugelheim)

              *
   ------------------------        Director       November 7, 1995
   (Bryant Malcolm)

              *
   ------------------------        Director       November 7, 1995
   (W. Peter McBride)

              *
   ------------------------        Director       November 7, 1995
   (Harry J. Leber)

              *
   ------------------------        Director       November 7, 1995
   (Charles F.X. Poggi)

              *
   ------------------------        Director       November 7, 1995
   (Sister Grace Frances
    Strauber)
              *
   ------------------------        Director       November 7, 1995
   (Edwin Wachtel)

              *              Treasurer and Chief
   ------------------------   Financial Officer   November 7, 1995
   (Richard Linhart)         (Principal Financial
                                  Officer)

              *              Assistant Treasurer
   ------------------------       (Principal      November 7, 1995
   (Christina L. Maier)      Accounting Officer)


KENNETH T. NEILSON
--------------------------------
* By Kenneth T. Neilson,
     Attorney-in-fact

                          INDEX TO EXHIBITS

  Exhibit
  Number    Description
  -------   -----------

  2(a)<F1> Agreement and Plan of Merger, dated August 18, 1995, by and among HUBCO, Inc., Hudson United Bank, Growth
            Financial Corp ("Growth") and Growth Bank (included as Appendix A to the Proxy Statement-Prospectus).

  2(b)<F1> Stock Option Agreement, dated August 18, 1995, by and between HUBCO, Inc. and Growth (included as Appendix B to the Proxy Statement-Prospectus).

  5<F2> Opinion of Pitney, Hardin, Kipp & Szuch as to the legality of the securities to be registered.

  8<F2> Form of Opinion of Pitney, Hardin, Kipp & Szuch as to certain tax consequences of the Merger.

  10(a)<F2> Agreement dated as of August 18, 1995 among Dale G.
            Potter, Growth and Growth Bank.

  10(b)<F2> Agreement dated as of August 18, 1995 among Maria
            Armstrong, Growth and Growth Bank.

  10(c)<F2> Agreement dated as of August 18, 1995 among Richard
            Whitehead, Growth and Growth Bank.

  10(d)<F2> Agreement dated as of August 18, 1995 among George
            McGuinness, Growth and Growth Bank.

  23(a)<F2> Consent of Arthur Andersen LLP.

  23(b)<F2> Consent of KPMG Peat Marwick LLP.

  23(c)<F2> Consent of Coopers & Lybrand LLP.

  23(d)     Consent of McConnell, Budd & Downes, Inc.

  23(e)<F2> Consent of Pitney, Hardin, Kipp & Szuch (included in
            Exhibits 5 and 8 hereto).

  24 Power of Attorney of directors of HUBCO, Inc., in favor of Kenneth T. Neilson.

  99(a)     Form of Proxy Card to be utilized by the Board of
            Directors of Growth.
  ---------------------------------

  [FN]
  <F1> Included elsewhere in this registration statement.
  <F2> Previously filed.